UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
CHIPOTLE MEXICAN GRILL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Shareholders,
As I reflect on 2023, I could not be prouder of the outstanding results that we delivered. The strength of our company was demonstrated by our focus on exceptional people, exceptional food and exceptional throughput.
With 115,000 purpose-driven employees and a record number of new restaurant openings, our mission to Cultivate a Better World impacted more communities than ever before. Our Food with Integrity principles guided our responsible sourcing and further enhanced our menu of real ingredients while we expanded access and convenience at an accelerated pace. We executed on all parts of our value proposition by making delicious food fresh daily, which kept our guests craving more.
Our strategic priorities helped us win, and remain our primary focus today. These include:
1.	Sustaining world class people leadership by developing and retaining diverse talent at every level;
2.	Running successful restaurants with a people-accountable culture that provide delicious food with integrity while delivering exceptional in-restaurant and digital experiences;
3.	Making the brand visible, relevant, and loved to improve overall guest engagement;
4.	Amplifying technology and innovation to drive growth and productivity at our restaurants, support centers, and in our supply chain; and
5.	Expanding access and convenience by accelerating new restaurant openings in North America and internationally.
The foundational ingredient to Chipotle’s success is our best-in-class people. We grew the careers of 24,000 team members in our restaurants, including 90% of all restaurant management roles being internal promotions. At the General Manager level in particular, we saw some of our most encouraging retention rates in years. Recently, we expanded our already industry-leading benefits with enhanced mental health care, a student loan retirement match, and additional financial wellness tools to further support our team members.
Through Project Square One, we reset our operational standards and built a culture of excellence. We made adjustments to achieve a better balance of labor between the digital makeline and the front line. Our enhanced feedback and coaching enabled our teams to deliver an increased number of entrees during peak periods, which demonstrated that great people executing delicious culinary with fast throughput results in a terrific guest experience.
Menu innovations like Chicken al Pastor and Carne Asada helped drive traffic and incremental transactions, and positioned us to be visible and relevant with consumers. We also led culture and drove sales with the launch of our TikTok inspired fajita quesadilla. Our Behind the Foil advertising campaign continued to resonate with guests, highlighting key differentiators of Chipotle, with our real team members preparing real ingredients using classic culinary techniques. Additionally, we leveraged our Real Food for Real Athletes program to highlight the all-stars in sports being fueled by Chipotle as they competed on the world’s biggest stages.
We enhanced our app functionality and launched Freepotle, a series of free food drops, which drove enrollment and increased engagement with our 38 million member Rewards program.
The Cultivate Next venture fund continued to make progress with investments such as Hyphen, which we partnered with to develop an automated makeline; and Vebu, which in conjunction with our teams co-created Autocado, a device that cuts, cores and scoops avocados for our signature guacamole. Both technologies aim to remove less favorable tasks for our crew, and further improve the guest experience by providing on time, accurate and delicious food. The fund also invested in Greenfield Robotics, which provides regenerative agriculture solutions without chemicals using fleets of autonomous robots to weed fields, and Nitricity, a company that uses technology to tackle greenhouse gas emissions by creating natural fertilizer products that are better for fields, farmers, and the environment. We believe these investments could play an important role in ensuring a more sustainable future for farms within our supply chain.
We also expanded access and convenience for our guests by opening 271 new restaurants, which brought our total to over 3,400 locations at year end, 800 of which are Chipotlanes. In Canada, we entered our first new province since 2011 with our Calgary restaurant, which broke opening day records and sustained extraordinary volumes. Our phenomenal team’s commitment to bring real food to more communities is evident, and we’re well on our way to achieving, and potentially exceeding, our long-term goal of 7,000 restaurants in North America. Additionally, we opened several more locations throughout the United Kingdom, and in Europe we signed our first-ever development agreement to open restaurants in the Middle East in partnership with the Alshaya Group.
Our unwavering commitment to doing what’s right, and laser focus on our strategic priorities, resulted in unprecedented growth, and we are just getting started. Our average unit volumes surpassed $3.0 million, and we are now setting our sights on our next goal of $4.0 million.
Looking forward, we believe we have the right teams and strategies in place to achieve our aggressive goals. I am optimistic about our future and confident that we’ll continue to deliver on our promise to Cultivate a Better World.
Sincerely,

Brian Niccol
Chairman and CEO, Chipotle Mexican Grill

NOTICE OF MEETING
The 2024 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/CMG2024 on Thursday, June 6, 2024 at 8:00 a.m. (PDT).
Shareholders will consider and have an opportunity to vote on the following items:
1.	Elect the ten director nominees named in the accompanying proxy statement, each to serve a one-year term;
2.	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the accompanying proxy statement (known as “say on pay”);
3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024;
4.	Approve amendments to Chipotle’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock;
5.	Approve amendments to Chipotle’s Amended and Restated Certificate of Incorporation to clarify the Board’s authority to make future amendments;
6.	Vote on the shareholder proposals described in this proxy statement, if properly presented; and
7.	Transact such other business as may be properly brought before the meeting.
Information about these matters is contained in the proxy statement that accompanies this notice.
Only shareholders of record at the close of business on April 9, 2024 are entitled to notice of and to vote at the annual meeting. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials.
Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors, on the say on pay vote, on one of the proposals to amend our Certificate of Incorporation, or on the shareholder proposals unless they have your specific instructions on how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
By order of the Board of Directors

Roger Theodoredis
General Counsel and Chief Legal Officer

April 23, 2024

PROXY STATEMENT SUMMARY
Information About the Annual Meeting

Date and Time: Thursday, June 6, 2024 8:00 am (PDT)	Location: Live webcast online at www.virtualshareholdermeeting.com/CMG2024	Record Date for Shareholders Entitled to Vote: April 9, 2024

Matters to be Voted on at the Annual
Meeting and Board Recommendations
Item	Board’s Voting Recommendation
1. Election of the ten director nominees named in this proxy statement (page 13)	For
2. Advisory vote to approve Named Executive Officer compensation (“say-on-pay”) (page 33)	For
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (page 34)	For
4. Approval of amendments to Chipotle’s Certificate of Incorporation to increase the number of authorized shares of common stock (page 37)	For
5. Approval of amendments to Chipotle’s Certificate of Incorporation to clarify the Board’s authority to make future amendments (page 39)	For
6. Shareholder proposal – Requesting an audit of safety practices (page 40)	Against
7. Shareholder proposal – Requesting adoption of a non-interference policy (page 43)	Against
8. Shareholder proposal – Requesting a report on adoption of automation (page 46)	Against
9. Shareholder proposal – Requesting a report on harassment and discrimination statistics (page 48)	Against
Highlights of Director Nominees
Name	Director Since	Independent	Age	Audit & Risk Committee	Compensation, People & Culture Committee	Nominating & Corporate Governance Committee
Albert Baldocchi	1997	✔	70			✔
Matthew Carey	2021	✔	59	✔
Gregg Engles	2020	✔	66		✔
Patricia Fili-Krushel	2019	✔	70		Chair
Laura Fuentes	2023	✔	49		✔
Mauricio Gutierrez	2021	✔	53			✔
2024 Proxy Statement 1

PROXY STATEMENT SUMMARY (CONT.)
Name	Director Since	Independent	Age	Audit & Risk Committee	Compensation, People & Culture Committee	Nominating & Corporate Governance Committee
Robin Hickenlooper	2016	✔	45			Chair
Scott Maw(1) (2)	2019	✔	56	Chair
Brian Niccol	2018		50
Mary Winston(2)	2020	✔	62	✔
(1)	Lead Independent Director.
(2)	Designated as an “Audit Committee Financial Expert” under the SEC rules.
Highlights of our Board of Directors

Board Skills, Experience and Attributes

Corporate Governance Highlights
•	Nine of the ten members on our Board of Directors are independent.
•
The Board annually appoints a Lead Independent Director who has substantive responsibilities, including engaging in planning and approval of meeting schedules and agendas, presiding over executive sessions of independent directors, and consulting with major shareholders.

2024 Proxy Statement 2

PROXY STATEMENT SUMMARY (CONT.)
•	Two of the three standing Committees of the Board are chaired by female directors. The average tenure of the directors is seven years, and the average age of the directors is 58.
•	All directors stand for election on an annual basis.
•
Directors are elected by a majority of votes cast in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation for consideration by the Board.

•
Our Executive Compensation Recovery Policy is more expansive than the NYSE requirements and also allows the Board to require forfeiture of an executive officer’s compensation if they engaged in egregious conduct substantially detrimental to the company.

•	Independent Board members meet in executive session at each quarterly Board meeting.
•	All executive officers and directors are prohibited from hedging/pledging shares of our common stock.
•	Our Bylaws contain proxy access provisions that enable qualifying shareholders to nominate directors for election to our Board.
•
We have robust stock ownership requirements for executive officers and directors, which are among the highest CEO and CFO ownership requirements of our peer group of companies, as described in “Compensation Discussion and Analysis.”

•	Our Bylaws permit holders of at least 25% of our outstanding common stock to call special meetings of shareholders.
•	We do not have a shareholder rights plan or “poison pill.”
•	We engage with major shareholders to seek their input on issues and to address their questions and concerns.
•
See the “Compensation Discussion and Analysis” section of this proxy statement for significant compensation policies and procedures we employ to motivate our employees to build shareholder value and promote the interests of all our shareholders.

Highlights of our Business
Chipotle’s Five Key Strategies to Win Today While We Grow Our Future
1.	Sustaining world class people leadership by developing and retaining diverse talent at every level;
2.	Running successful restaurants with a people accountable culture that provides delicious food with integrity while delivering exceptional in-restaurant and digital experiences;
3.	Making the brand visible, relevant, and loved to improve overall guest engagement;
4.	Amplifying technology and innovation to drive growth and productivity at our restaurants, support centers and in our supply chain; and
5.	Expanding access and convenience by accelerating new restaurant openings in North America and internationally.
2023 Financial Performance at a Glance
$9.9 billion revenue 14.3% growth year-over-year	7.9% comp sales Comparable restaurant sales growth from 2022
$3.0 million AUVs Average Unit Volumes at 2023 year end	26.2% RLM* 2023 restaurant level operating margin, an increase of 230 basis points year over year.
*Appendix A includes a reconciliation of restaurant level operating margin to the most directly comparable measure reported under U.S. generally accepted accounting principles.
2024 Proxy Statement 3

PROXY STATEMENT SUMMARY (CONT.)
Total Shareholder Return Since 2018

BRAND GROWTH HIGHLIGHTS
•
We reduced our Scope 1 & Scope 2 GHG emissions by 13% below 2019 GHG emissions while growing restaurant operations by 8.5% in 2023. We continue to seek out efficiencies, such as re-inventing our cookline to reduce energy demand, resulting in nearly 4% emission reductions at the re-designed restaurants.

•
Supporting our local communities and farmers remains a priority for Chipotle. We donated $99.5 million in support of 362,660 local community fundraisers from 2006-2023. We also provided 327,000 pounds of food to local organizations, and purchased over 40 million pounds of produce in support of local farmers (i.e., food sourced from within 350 miles of a distribution center) in 2023.

•	We achieved 100% compliance with our Food with Integrity standards. In addition, over 262 million pounds of our pork, chicken and beef met third-party animal welfare standards.
•
We offer attractive benefits to our employees and retain talent to grow with us. In 2023 we had more than 24,000 internal promotions. Our innovation, management and talent earned us recognition again by Fortune as one of the World’s Most Admired Companies.

2024 Proxy Statement 4

2024 Proxy Statement 5

Other Business at the Meeting	82
Shareholder Proposals and Nominations for 2025 Annual Meeting	82
Availability of SEC Filings, Corporate Governance Guidelines, Code of Ethics and Committee Charters	83
Delivery of Materials to Shareholders with Shared Addresses	83
2024 Proxy Statement 6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expected impacts of our initiatives, strategies, and plans, trends in or expectations regarding our future financial performance, long-term growth, and our business strategy, plans and objectives for future operations such as growth in our average unit volumes, our goal for new restaurants and our sustainability goals, are forward-looking statements. The words “can,” “believe,” “may,” “should,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events and trends and currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We expressly disclaim any obligation to update or revise any forward-looking statements after the date of this proxy statement as a result of new information, future events or other developments, except as required by applicable laws and regulations.
2024 Proxy Statement 7

ANNUAL MEETING INFORMATION
This proxy statement contains information related to the virtual annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Thursday, June 6, 2024, beginning at 8:00 a.m. (PDT) online at www.virtualshareholdermeeting.com/CMG2024. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It was made available to shareholders on or about April 23, 2024.
Virtual-only Annual Meeting Format
To make the annual meeting accessible to more shareholders, the Board of Directors has determined to hold this year’s annual meeting in a virtual-only format via live audio webcast.
Attending the Annual Meeting
To attend the virtual annual meeting, you must be a shareholder as of the close of business on the record date of April 9, 2024. Shareholders may attend the virtual annual meeting at www.virtualshareholdermeeting.com/CMG2024. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/CMG2024 around 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.
If You have Technical Difficulties or Trouble Accessing the Annual Meeting
Beginning 15 minutes prior to the meeting start, technicians will be available to assist you with any technical difficulties you may have accessing the meeting. If you encounter any difficulties accessing the annual meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.
Participation During the Virtual Annual Meeting
Shareholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/CMG2024. After the formal business of the annual meeting, we will hold a question and answer session, during which we will answer questions submitted during the meeting that are pertinent to Chipotle and the meeting matters, as time permits.
Shareholders Eligible to Vote
If you were a shareholder of record of our common stock as of the close of business on April 9, 2024, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting using the 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of April 9, 2024, there were 27,467,305 shares of common stock outstanding and entitled to vote.
2024 Proxy Statement 8

Matters to be Voted on at the Annual Meeting and Board Recommendations
You will be asked to vote on nine proposals:
Proposals		Board Recommendation
Proposal 1 –	Election of the ten director nominees named in this proxy statement (page 13)	FOR
Proposal 2 –	Approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (“say on pay”) (page 33)	FOR
Proposal 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024 (page 34)	FOR
Proposal 4 –	Approval of amendments to Chipotle’s Certificate of Incorporation to increase the number of authorized shares of common stock (page 37)	FOR
Proposal 5 –	Approval of amendments to Chipotle’s Certificate of Incorporation to clarify the Board’s authority to make future amendments (page 39)	FOR
Proposal 6 –	Shareholder proposal – Requesting an audit of safety practices (page 40)	AGAINST
Proposal 7 –	Shareholder proposal – Requesting adoption of a non-interference policy (page 43)	AGAINST
Proposal 8 –	Shareholder proposal – Requesting a report on adoption of automation (page 46)	AGAINST
Proposal 9 –	Shareholder proposal – Requesting a report on harassment and discrimination statistics (page 48)	AGAINST
The Board of Directors is not aware of any other matters to be presented for action at the meeting.
Information About How to Vote
If you hold your shares through a broker, bank or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or requested a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement.
Under the rules of the New York Stock Exchange, or NYSE, on voting matters that the NYSE characterizes as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by your broker. Only the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 3) and the proposal to amend Chipotle’s Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 4) are considered routine matters for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3 and Proposal 4. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.
If you are a shareholder of record, you can vote your shares in advance of the meeting over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or requested a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote online at the virtual annual meeting. Instructions for voting online at the virtual annual meeting will be available at www.virtualshareholdermeeting.com/CMG2024.
If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.
Revocation of your proxy
You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:
•	re-submitting your vote on the Internet, by telephone or by mail;
•	if you are a shareholder of record, by sending a written notice of revocation to our Corporate Secretary at our principal offices, 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660; or
•	if you are a shareholder of record, by attending the virtual annual meeting and voting online using your 16-digit control number.
Attendance at the virtual annual meeting will not by itself revoke your proxy.
2024 Proxy Statement 9

Quorum requirement
A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present via webcast or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining whether a quorum exists.
Broker non-votes
A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Information About How to Vote” above for more information.
Votes required to approve each proposal
Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.
Proposals 2, 3 and 6 through 9 — The “say on pay” advisory vote (Proposal 2), the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) and the shareholder proposals described in this proxy statement, if properly presented (Proposals 6 through 9), require the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote on the matter in order to be approved. Abstentions represent shares entitled to vote, and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes, which are expected to occur with respect to Proposals 2 and 6 through 9, are not counted as entitled to vote on these matters and therefore will have no effect on the outcome of the votes on these proposals.
Because the “say on pay” advisory vote (Proposal 2) and the vote on the shareholder proposals (Proposal 6 through 9) are advisory, the vote results will not be binding on the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and on the subject matters of the shareholder proposals. Ratification of our appointment of the independent registered public accounting firm is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal.
Proposals 4 and 5 — The amendments to our Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal 4) and the amendments to the Certificate of Incorporation to clarify the Board’s authority to make future amendments (Proposal 5) require the affirmative vote of the holders of a majority of the voting power of our outstanding common stock in order to be approved. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” these proposals.
Consequences if a nominee for director does not receive a majority of votes cast regarding his or her election.
Our bylaws require that any director who does not receive at least a majority of votes cast must submit an irrevocable resignation to the Nominating and Corporate Governance Committee of the Board, and the Committee must make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board must then act on the resignation, considering the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and information that they consider appropriate and relevant.
Delivery of proxy materials
We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on April 9, 2024 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. If you would like to request a copy of the materials for this and/or future shareholder meetings, you may (1) visit wwww.ProxyVote.com, (2) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. Requests by e-mail should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our corporate website at ir.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.
2024 Proxy Statement 10

Proxy solicitation costs
We will pay the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our directors, officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $27,000 plus reimbursement of customary expenses.
2024 Proxy Statement 11

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following table shows the beneficial ownership of shares of our common stock as of April 9, 2024 (unless otherwise noted) by:
•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;
•	each of the named executive officers listed in the 2023 Summary Compensation Table appearing later in this proxy statement;
•	each of our directors; and
•	all of our current executive officers and directors as a group.
The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 27,467,305 outstanding shares of common stock as of April 9, 2024. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after April 9, 2024 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group
Name of Beneficial Owner	Shares Beneficially Owned (Outstanding)	Shares Beneficially Owned (Right to Acquire)(1)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of more than 5% of outstanding common stock
The Vanguard Group, Inc.(2)	2,707,220	0	2,707,220	9.86%
BlackRock, Inc.(3)	2,034,440	0	2,034,440	7.40%
Directors and Named Executive Officers
Brian Niccol	28,853	38,616	67,469	*
Jack Hartung(4)	67,112	17,453	84,565	*
Curt Garner	7,117	21,222	28,339	*
Christopher Brandt	7,600	4,686	12,286	*
Scott Boatwright	2,906	4,941	7,847	*
Albert Baldocchi(5)	65,521	0	65,521	*
Matthew Carey	1,046	0	1,046	*
Gregg Engles	1,929	0	1,929	*
Patricia Fili-Krushel	687	0	687	*
Laura Fuentes	78	0	78
Mauricio Gutierrez	373	0	373	*
Robin Hickenlooper	799	0	799	*
Scott Maw	733	0	733	*
Mary Winston	466	0	466	*
All directors and executive officers as a group (17 people)	189,143	91,259	280,402	1.02%
*	Less than one percent.
(1)	Consists of shares underlying stock-only stock appreciation rights that are vested or that will vest within 60 days of April 9, 2024.
(2)
Based solely on a report on Schedule 13G/A filed on February 13, 2024, reflecting ownership as of December 29, 2023. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. Of the total shares of common stock beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to zero shares, shared voting power with respect to 36,600 shares, sole dispositive power with respect to 2,588,925 shares and shared dispositive power with respect to 118,295 shares.

(3)
Based solely on a report on Schedule 13G/A filed on January 26, 2024, reflecting ownership as of December 31, 2023. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York, 10001. Of the total shares of common stock beneficially owned, BlackRock, Inc. has sole voting power with respect to 1,844,023 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 2,034,440 shares and shared dispositive power with respect to zero shares.

(4)
Shares beneficially owned by Mr. Hartung include 18,989 shares in a trust for Mr. Hartung’s benefit, which is managed by an independent trustee, and 14 shares in trusts for the benefit of Mr. Hartung and his wife.

(5)	Shares beneficially owned by Mr. Baldocchi include 28,500 shares held in a trust established for benefit of his children, and 37,271 shares he holds jointly with his spouse.
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PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently has ten members, with each director serving for a one-year term. At the annual meeting, shareholders will vote on the ten nominees named below.
Each of the director nominees was elected at the 2023 annual meeting of shareholders, except for Laura Fuentes, who was elected to the Board in September 2023. Ms. Fuentes initially was recommended to our Board by an executive recruiting firm retained by the Board to assist in identifying, evaluating and conducting due diligence on potential director candidates. Each director nominee was nominated for re-election to the Board upon the recommendation of the Nominating and Corporate Governance Committee and has consented to serve if elected; however, if any nominee is unable to serve or will not serve for any reason, the directors may decide to reduce the size of the Board or the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected.
The Board of Directors held four meetings in 2023. Each director attended at least 75% of the meetings of the Board and of Committees of which he or she was a member during the time in which they served as a member of the Board in 2023. The Board requests that each director attend our annual shareholder meeting absent extenuating circumstances, and all directors who were serving on the date of the 2023 annual meeting attended the meeting.
There are no family relationships among our directors, or between our directors and executive officers.
The Board of Directors recommends a vote FOR the election of each of the director nominees.
INFORMATION REGARDING THE DIRECTOR NOMINEES
Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. If elected, the terms of all director nominees will expire as of the date of next year’s annual meeting of shareholders. Each director will hold office until their successors are elected and have qualified or their earlier resignation or removal. The age of each director is as of June 6, 2024, the date of the annual meeting.
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Albert S. Baldocchi Age: 70 Director Since: 1997
Background:
Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately held companies. He holds a Bachelor of Science degree in Chemical Engineering from the University of California at Berkeley and an MBA from Stanford University.
Qualifications:
Mr. Baldocchi’s extensive involvement with restaurant companies for almost 30 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.
How I Chipotle:
Burrito with white rice, pinto beans, barbacoa, tomatillo-green chili salsa and sour cream, with a side of guacamole and chips.

Matthew A. Carey Age: 59 Director Since: 2021
Background:
Mr. Carey has served as the Executive Vice President of Customer Experience of The Home Depot, Inc., a home improvement retailer, since April 2022, and previously served as Executive Vice President and Chief Information Officer of The Home Depot since September 2008. Prior to that, Mr. Carey served as the Senior Vice President and Chief Technology Officer at eBay Inc. He also held various positions with Wal-Mart Stores, Inc., with his final role as Senior Vice President and Chief Technology Officer. Mr. Carey has significant cybersecurity expertise through his current and prior positions as the chief technology officer of large retail companies. He previously served as a member of the Board of Directors of Geeknet Inc. and TransUnion Corp. Mr. Carey received an Associate of Applied Science degree from Oklahoma State University-Okmulgee.
Qualifications:
Mr. Carey has significant operational and strategic leadership experience and also brings to our Board extensive experience with information technology, cybersecurity and managing a global retail environment.
How I Chipotle:
Burrito Bowl with ½ black beans, ½ pinto beans, double chicken, tomatillo-green chili salsa, cheese and a side of guacamole.

Gregg L. Engles Age: 66 Director Since: 2020
Background:
Mr. Engles is the Founder and Managing Partner of Capitol Peak Partners LLC, a capital investment company, since April 2017. He also serves as Chairman of Borden Dairy Company, a dairy company, and served as its Chief Executive Officer from July 2020 to November 2022. Mr. Engles previously served as the Chairman of the Board of Directors and Chief Executive Officer of The WhiteWave Foods Company, a global food and beverage company, from October 2012 until April 2017 when it was acquired by Danone S.A. He previously served as Chairman of the Board of Directors and Chief Executive Officer of Dean Foods Company, a food and beverage company and former parent company of WhiteWave, from April 1996 until WhiteWave’s initial public offering in October 2012. Mr. Engles currently serves on the Board of Directors of Liberty Broadband Corporation and he previously served on the Boards of Directors of Danone S.A., The WhiteWave Foods Company (until it was acquired by Danone S.A.), GCI Liberty (until it merged into Liberty Broadband Corporation), Liberty Expedia Holdings, Inc., and Dartmouth College. He received a Bachelor’s degree in Economics from Dartmouth College and a Juris Doctorate from Yale University.
Qualifications:
Mr. Engles has significant operational, strategic leadership and Board experience gained through his senior leadership positions at WhiteWave and other large public companies. He provides our Board with executive leadership perspective on the operations and management of public companies, which will assist our Board in evaluating strategic opportunities.
How I Chipotle:
Salad with Carne Asada, brown rice, black beans, fresh tomato salsa, fajita veggies, sour cream, cheese and Chipotle honey vinaigrette dressing.

2024 Proxy Statement 14

Patricia Fili-Krushel Age: 70 Director Since: 2019
Background:
Ms. Fili-Krushel served as Chief Executive Officer of Coqual (formerly Center for Talent Innovation), a New York City–based think tank that focuses on global talent strategies, from January 2019 until February 2021. She currently serves as a director of Coqual and previously served as Chair of its Board of Directors. From 2011 to 2016, she served as an executive at Comcast Corporation, a global media and technology company; as Division Chairman, NBCUniversal News Group; and as Executive Vice President, NBCUniversal. Prior to that, Ms. Fili-Krushel served as Executive Vice President and Chief Administrative Officer of Time Warner Inc., a global media and entertainment company, from 2001 to 2011; as President & CEO, WebMD Health Division, of WebMD Health Corp., from 2000 to 2001; as President, ABC Television Network, and President, ABC Daytime, Disney-ABC Television Group, of The Walt Disney Company, a diversified worldwide entertainment company; and as Senior Vice President, Programming of Lifetime Entertainment Services, an entertainment and media company, from 1988 to 1992. She also serves as a director of Dollar General Corporation and Reddit, Inc. Ms. Fili-Krushel received a Bachelor’s degree in Communications from Saint John’s University, and an MBA from Fordham University.
Qualifications:
Ms. Fili-Krushel has extensive leadership, human resources and compensation experience and her contributions to the Board include broad experience in managing global businesses, developing business strategy, talent management and creating organizational cultures. She also brings experience serving on the boards of directors of other public companies.
How I Chipotle:
Burrito bowl with brown rice, chicken, black beans, fresh tomato salsa, cheese, guacamole and chips.

Laura Fuentes Age: 49 Director Since 2023
Background:
Ms. Fuentes is the Executive Vice President and Chief Human Resources Officer of Hilton Worldwide Holdings Inc., a role she’s held since 2020. Prior to that, she held the position of Chief Talent and Diversity Officer and several other executive roles at Hilton since joining the company in 2013. For six years, Ms. Fuentes served in various Corporate Strategy and Human Resources roles at Capital One Financial Corporation. Before that, she worked at McKinsey & Company advising clients across various industries in their Madrid, New York, and Washington, D.C offices. She serves as a board member for two nonprofit organizations, Make-a-Wish Mid-Atlantic and Arlington Free Clinic. Additionally, she represents Hilton on the Tent US Advisory Council for refugees and serves on the board for the University of Virginia McIntire School of Commerce.

Originally from Spain, Ms. Fuentes holds a Bachelor of Science from the University of Virginia, a Masters of Science in Structural Engineering from the University of Texas at Austin and an MBA from Columbia University.
Qualifications:
Ms. Fuentes brings to the Board broad global people leadership experience and a deep understanding of the global hospitality industry. She also has extensive experience with strategic planning, leading a senior management team and creating an international organizational culture.
How I Chipotle:
Burrito bowl with white rice, fajita vegetables, black beans, guacamole, fresh tomato salsa, cheese and sour cream.

2024 Proxy Statement 15

Mauricio Gutierrez Age: 53 Director Since: 2021
Background:
Mr. Gutierrez served as President and Chief Executive Officer of NRG Energy, Inc., an integrated power company, from December 2015 to November 2023. He joined NRG in August 2004 and served in multiple executive positions within NRG, including Executive Vice President and Chief Operating Officer of NRG from July 2010 to December 2015; Executive Vice President–Commercial Operations from January 2009 to July 2010; and Senior Vice President–Commercial Operations from March 2008 to January 2009. Mr. Gutierrez also served as the Interim President and Chief Executive Officer of Clearway Energy, Inc. (formerly NRG Yield, Inc.), an energy infrastructure investor and owner that was spun off from NRG Energy in 2015, from December 2015 to May 2016, and Executive Vice President and Chief Operating Officer of Clearway from December 2012 to December 2015. Mr. Gutierrez held various positions within Dynegy’s commercial and trading organization and Mexico City-based DTP Consultores. He serves as a member of the Boards of Directors of Electric Power Supply Association (EPSA), Chief Executives for Corporate Purpose (CECP) and Drexel University, and previously served on the board of NRG Energy, Inc. and Clearway Energy, Inc. Mr. Gutierrez holds a Bachelor’s degree in Industrial Engineering from the Universidad Panamericana, a Master’s Degree in Mineral Economics from the Colorado School of Mines and a Master’s Degree in Petroleum Economics from the French Petroleum Institute.
Qualifications:
Mr. Gutierrez’s experience as a chief executive officer brings to our Board management’s perspective on leading day-to-day business operations. He also has extensive experience with strategic planning, leading a senior management team, risk management and environmental and sustainability issues.
How I Chipotle:
Burrito with Carne Asada, white rice, pinto beans, guacamole, with tomatillo-green chili salsa and chips.

Robin Hickenlooper Age: 45 Director Since: 2016
Background:
Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation, an owner of media, communications and entertainment businesses, and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper currently serves on the Board of Directors of Sirius XM Holdings Inc., and she previously served on the Board of Directors of FTD Companies, Inc. She earned a Bachelor’s Degree in Public Policy from Duke University and an MBA from Kellogg School of Management at Northwestern University.
Qualifications:
Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.
How I Chipotle:
Salad with brown rice, chicken, fresh tomato salsa, tomatillo-green chili salsa, cheese and guacamole, with a touch of sour cream and chips crumbled on top.

Scott Maw Age: 56 Director Since: 2019
Background:
Mr. Maw served as a Managing Director at WestRiver Group, a private equity investment firm, from August 2019 to August 2020 and as a Senior Advisor from August 2020 until February 2021. He was Executive Vice President and Chief Financial Officer at Starbucks Corporation, a global roaster and retailer of specialty coffee, from 2014 until his retirement at the end of 2018. He also was Senior Vice President, Corporate Finance at Starbucks from 2012 to 2013, and Senior Vice President and Global Controller from 2011 to 2012. From 2010 to 2011, he was Senior Vice President and Chief Financial Officer of SeaBright Holdings, Inc., a specialty workers’ compensation insurer. From 2008 to 2010, he was Senior Vice President and Chief Financial Officer of the Consumer Bank at JP Morgan Chase & Company. Prior to this, Mr. Maw held leadership positions in finance at Washington Mutual, Inc. from 2003 to 2008, and GE Capital from 1994 to 2003. Prior to joining GE Capital, Mr. Maw worked at KPMG’s audit practice from 1990 to 1994. He currently serves as a member of the Boards of Directors of Avista Corporation and Alcon Inc. and serves on the Board of Trustees of Gonzaga University. He previously served on the Board of Directors of Root, Inc. Mr. Maw holds a Bachelor of Business Administration in Accounting from Gonzaga University.
Qualifications:
Mr. Maw brings to our Board expert knowledge in finance, accounting, risk management and public corporate governance and has extensive experience leading global teams.
How I Chipotle:
Burrito bowl with Carne Asada or chicken, white rice, black beans, cheese, fresh tomato salsa and tomatillo-red chili salsa.

2024 Proxy Statement 16

Brian Niccol Age: 50 Director Since: 2018
Background:
Mr. Niccol has served as our Chief Executive Officer and a director since March 2018 and in the additional role as Chairman of the Board since March 2020. From January 2015 to February 2018, Mr. Niccol served as Chief Executive Officer of Taco Bell, a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol serves on the Board of Directors of KB Home (until April 18, 2024), one of the largest homebuilders in the U.S., and Chipotle Cultivate Foundation, Chipotle’s nonprofit organization. He previously served on the Board of Harley-Davidson, Inc. Mr. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business.
Qualifications:
Mr. Niccol brings us extensive experience in brand management, executive leadership, marketing and operations, as well as a proven track record of driving outstanding results at multiple restaurant brands. He also adds to the Board’s experience in corporate governance and public company oversight.
How I Chipotle:
Burrito with white rice, chicken, mild salsa, corn salsa, fajita veggies, cheese with a side of guacamole and chips.

Mary Winston Age: 62 Director Since: 2020
Background:
Ms. Winston is the Founder and President of WinsCo Enterprises, Inc., a consulting firm providing financial and board governance advisory services since 2016. She served as interim Chief Executive Officer of Bed Bath & Beyond Inc., a retail chain, from May 2019 to November 2019, and as Executive Vice President and Chief Financial Officer of Family Dollar Stores, a leading discount retailer, from 2012 until it was acquired by Dollar Tree in 2015. Prior to that, Ms. Winston served as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a supermarket chain, from 2008 to 2012, and as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a global children’s publishing, education and media company, from 2004 to 2007. Ms. Winston currently serves on the Boards of Directors of Acuity Brands, Inc., TD Bank Group and Northrop Grumman Corporation. She also serves on the Boards of Directors of Toronto-Dominion Bank’s U.S. subsidiary and Bechtler Museum of Modern Art. Ms. Winston previously served on the Boards of Directors of Dover Corporation, Bed, Bath & Beyond, Domtar Corporation, Plexus Corporation and Supervalu Inc. She holds a Bachelor’s degree in Accounting from the University of Wisconsin, an MBA in Finance, Marketing and International Business from Northwestern University’s Kellogg Graduate School, and is a CPA, as well as a National Association of Corporate Directors (NACD) Board Leadership Fellow.
Qualifications:
Ms. Winston brings us extensive experience and expertise from years of broad financial management and executive leadership experience, including serving as CFO of three large companies. She also brings to the Board valuable experience in risk oversight and capital allocation, executive compensation and general corporate governance matters.
How I Chipotle:
Burrito bowl with chicken, brown rice, fajita veggies, cheese and fresh tomato salsa.

2024 Proxy Statement 17

Board Skills, Experience and Attributes
The table below summarizes the key experience, qualifications, and attributes of each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the board as a whole. We believe these skills, experiences and attributes are important to our company’s achievement of its strategic goals and enhancing our economic model to benefit our shareholders. Assuming all director nominees are elected at the annual meeting, the average age of our directors will be 58, and the average tenure will be seven years. The summary below is not intended to be an exhaustive list of each director nominee’s skills or contributions to the board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our board.
Director Skills and Experience	Albert Baldocchi	Matthew Carey	Gregg Engles	Patricia Fili-Krushel	Laura Fuentes	Mauricio Gutierrez	Robin Hickenlooper	Scott Maw	Brian Niccol	Mary Winston
Leadership	X	X	X	X	X	X	X	X	X	X
Restaurant / Food Industry	X		X		X			X	X
HR / Talent Management / Compensation			X	X	X	X			X
Finance / Accounting	X		X			X	X	X	X	X
Cybersecurity / IT Systems		X								X
Risk Management		X	X			X		X		X
Branding / Marketing / Media	X		X	X		X	X		X
Digital / Social Media / Consumer Trends		X		X			X	X	X
Real Estate / Commercial Leasing	X							X
International Operations			X	X	X		X	X	X	X
Sustainability / Environmental			X	X		X		X		X
Government Relations						X
Investor Relations/ Corporate Governance	X		X	X		X	X	X	X	X

Identity
Gender Expression	Male	Male	Male	Female	Female	Male	Female	Male	Male	Female
Race/Ethnicity	White	White	White	White	Latino	Latino	White	White	White	Black
Descriptions
•
Leadership – experience serving in a significant leadership position, including as CEO or executive officer of an organization or a large business division or unit; experience serving on a public company board

•
Restaurant / Food Industry – experience in the restaurant industry, including as an executive at a restaurant company, a restaurant owner or manager; experience with sourcing and supply or food safety / quality assurance

•	HR / Talent Management / Compensation – experience in recruiting, talent development, Diversity, Equality & Inclusion, management, labor relations and employment compliance
•
Finance / Accounting – experience in preparing and/or overseeing financial reporting and accounting systems, public company reporting requirements and internal controls; knowledge of financial markets, financing, and capital structure activities

•	Cybersecurity / IT Systems – experience or expertise in information technology systems and policies, information security, data privacy and/or cybersecurity
•	Risk Management – experience identifying, managing and/or overseeing the mitigation of enterprise risks
•
Branding / Marketing / Media – experience in marketing and branding products, product innovation, building brand awareness, enhancing corporate reputation, overseeing customer relations or crisis management

•
Digital / Social Media / Consumer Trends – experience in digital and/or ecommerce environments, online consumer engagement and retention, social media strategy and digital revenue generating opportunities

•	Real Estate / Commercial Leasing – experience in site selection, construction, property management and administration
•
International Operations – experience in operating or overseeing business outside the U.S., including developing a growth strategy, overseeing expansion, knowledge of non-U.S. regulations, organizational structures and tax implications, understanding global business cultures, consumer preferences, and economic, regulatory and political conditions

2024 Proxy Statement 18

•
Sustainability / Environmental – experience leading or overseeing efforts to mitigate environmental impact, achieve waste reduction, initiate strategic and responsible sourcing and understanding social and governance issues

•	Government Relations – experience with lobbying, advocacy, stakeholder engagement, and overseeing regulatory changes, investigations and compliance
•
Investor Relations / Corporate Governance – knowledge of corporate governance practices and policies, experience engaging with shareholders and other stakeholders regarding strategy, financial results, executive compensation and corporate governance

Board Composition and Refreshment
We seek to strike the right balance between retaining directors with deep knowledge of the company and adding directors who bring a fresh perspective. Of the ten director nominees, five have served on the Board for four years or less. Forty percent of the Board is composed of female directors, and two of the three standing Committees of the Board are chaired by female directors. The Board is committed to actively seeking to include highly qualified women and individuals with underrepresented backgrounds in the pool from which new director candidates are selected. From time to time the Board retains an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates. Each recruiting firm retained by the Board is instructed to identify candidates who, in addition to having particular skills and experience, also would add to the gender, racial and ethnic diversity of the Board.
Independence of Directors
Our Board of Directors, under the direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2024 the Board determined that none of our directors or director nominees has any relationships, transactions or arrangements that would compromise his or her independence, except Brian Niccol who serves as our CEO. In making its determination as to the independence of Board members, the Board determined that the registration rights granted to Mr. Baldocchi as described under “Certain Relationships and Related Person Transactions” do not create a material conflict of interest or otherwise compromise the independence of Mr. Baldocchi in performing his duties as a Board member. Accordingly, the Board concluded that each director and director nominee, other than Mr. Niccol, qualifies as independent.
Board Commitments
To ensure that our directors can devote appropriate time to Chipotle matters and as a matter of good governance, our Board of Directors maintains limits on the number of public company boards on which a Chipotle director can serve. Our policy is contained in our Corporate Governance Guidelines and states that a director should not serve on more than four publicly traded companies’ boards (including Chipotle’s Board) or, if the Director is serving as an executive officer of a public company, no more than two publicly traded companies’ boards (including Chipotle’s Board). In addition, directors who are members of our Audit & Risk Committee may not sit concurrently on the audit committees of more than three publicly traded companies (including Chipotle’s Audit & Risk Committee). The Chair of the Nominating and Corporate Governance Committee and our Lead Independent Director regularly review compliance with this policy and, as of April 2024, all of our directors were in compliance.
Committees of the Board
Our Board of Directors has three standing committees: (1) Audit & Risk Committee, (2) Compensation, People and Culture Committee, and (3) Nominating and Corporate Governance Committee, and each is composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit & Risk Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Compensation, People and Culture Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii) and Rule 10C-1 of the Exchange Act. Each Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
Audit & Risk Committee
In accordance with its charter, the Audit & Risk Committee acts to oversee the integrity of our financial statements and system of internal controls; the annual independent audit of our financial statements; the performance of our internal audit function (including review of audit plans, budget and staffing); the implementation and effectiveness of our risk assessment and risk management policies and procedures; our cybersecurity, privacy and data security programs, policies and initiatives; our compliance with legal and regulatory requirements and our response to actual and alleged violations, including claims of harassment, discrimination or alleged violations of applicable employment laws; and the implementation and effectiveness of our disclosure controls and procedures. In performing its functions, the Audit & Risk Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the company’s management and independent registered public accounting firm which, in its reports,
2024 Proxy Statement 19

express opinions on the fair presentation of the company’s financial statements and the effectiveness of the company’s internal controls over financial reporting. The Audit & Risk Committee’s responsibilities also include review of the qualifications, independence and performance of the independent registered public accounting firm, which reports directly to the Audit & Risk Committee. The Committee also reviews and approves our annual and quarterly reports filed with the SEC, our earnings press releases, and all transactions with related persons or situations that pose a potential conflict of interest that are required to be disclosed in the Company’s proxy statement or other SEC reports. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent registered public accounting firm. The Audit & Risk Committee also retains, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm and pre-approves audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit & Risk Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent registered public accounting firm are pre-approved. This policy is summarized on page 36 of this proxy statement. The Committee determined that the fees paid to the independent registered public accounting firm in 2023, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence. The Audit & Risk Committee also has adopted and annually reviews compliance with the company’s “Hiring Policy for Former Employees of Independent Auditor Firm,” which further ensures that the independence of the independent registered public accounting firm is not impaired.
As required by law, the Audit & Risk Committee has approved procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit & Risk Committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The Committee may retain independent advisors at our expense that it considers necessary for the performance of its duties. The Audit & Risk Committee held eight meetings in 2023. The members of the Audit & Risk Committee are Messrs. Maw (Chairperson) and Carey and Ms. Winston. Our Board of Directors has determined that all of the Audit & Risk Committee members meet the enhanced independence standards required of audit committee members by SEC regulations and are financially literate as defined in the NYSE listing standards. The Board has further determined that each of Mr. Maw and Ms. Winston qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations. In 2023 no member of the Audit & Risk Committee served on more than three audit or similar committees of publicly held companies, including Chipotle. A report of the Audit & Risk Committee is found under the heading “Audit & Risk Committee Report” on page 35.
Compensation, People and Culture Committee
The Compensation, People and Culture Committee oversees our executive compensation policies and programs. In accordance with its charter, the Committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance and approves the compensation levels of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the Committee makes determinations as to the compensation of our executive officers is described in more detail below under “Compensation Discussion and Analysis.”
The Compensation, People and Culture Committee charter also grants the Committee the authority to: review and make recommendations to the Board with respect to the establishment and terms of all new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to ensure they support the company’s overall business strategy and avoid undue risk; recommend compensation to be paid to our outside directors; review and advise the Board on executive compensation-related disclosures to be filed with the SEC and distributed to our shareholders; oversee our management of and response to human capital matters, including diversity and inclusion programs and initiatives, recruitment and retention of employees, gender and racial/ethnic pay equity and relative compensation and benefits offered to employees across the company; with the full Board, oversee the succession planning process relating to executive officer positions; oversee and make recommendations to the Board regarding amendments to and enforcement of our Executive Compensation Recovery Policy; assist the Board with its responsibilities for our compensation and benefits programs generally; and perform other administrative matters relating to our compensation programs and policies. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, except where such delegation is not allowed by legal or regulatory requirements.
The Compensation, People and Culture Committee also administers our 2022 Stock Incentive Plan and makes awards under the plan, including as described below under “Compensation Discussion and Analysis – 2023 Compensation Program – Fiscal 2023 Annual LTI Awards.” The Committee annually delegates its authority under the plan to several officers to grant equity awards to non-executive officer level employees, within limitations specified by the Committee in its delegation of authority.
The Compensation, People and Culture Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm, to advise the Committee regarding compensation matters for 2023 and for the equity compensation awards made to our executive officers in February 2023. All of the fees paid to FW Cook during 2023 were in connection with the firm’s work on executive and director compensation matters on behalf of the Committee; no fees were paid to the firm for any other work. FW Cook was retained pursuant to an engagement letter with the Compensation, People and Culture Committee, and the Committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers FW Cook to have sufficient independence from our company and executive officers to allow it to offer objective advice.
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The Compensation, People and Culture Committee held seven meetings in 2023. A report of the Committee is found under the heading “Compensation Discussion and Analysis – Compensation, People and Culture Committee Report” on page 70.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation, People and Culture Committee are Mses. Fili-Krushel (Chairperson) and Fuentes and Mr. Engles. There are no relationships between the members of the Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation, People and Culture Committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the Committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the Committee nor any organization of which any member of the Committee is an officer or director received any payments from us during 2023, other than the payments disclosed under “ – Director Compensation” below.
Nominating and Corporate Governance Committee
The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate; recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director; overseeing our policies and programs relating to environmental matters, sustainability and social responsibility and the effectiveness of those policies and programs; and overseeing our government affairs initiatives and policies. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be appointed to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board), (iii) appointments to committees of the Board, and (iv) the selection of a chair for each Board committee. The Committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, leadership structure of the Board, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the Committee reviews at least annually. The Committee also reviews any potential shareholder proposals, including director candidates nominated by our shareholders, if such proposals are within the time limits and meet other requirements established by our bylaws and makes recommendations to the Board regarding those proposals. The Committee oversees the annual evaluation of the performance of the Board and its committees, the effectiveness of our policies and programs relating to environmental, sustainability and social responsibility policies, goals and programs, our Government Affairs initiatives and policies and orientation and education programs for directors.
The Nominating and Corporate Governance Committee held four meetings in 2023. The members of the Committee are Ms. Hickenlooper (Chairperson) and Messrs. Baldocchi and Gutierrez.
2024 Proxy Statement 21

2023 Director Compensation
The Compensation, People and Culture Committee of the Board reviews and makes recommendations to the full Board on compensation provided to non-employee directors at least biennially, as required by its charter. In May 2023, the Board approved an increase of $40,000 in the grant value of the annual equity grant to non-employee directors, bringing the total grant value to $215,000. Directors who are employees of Chipotle do not receive compensation for their services as directors. Accordingly, Mr. Niccol did not receive additional compensation for service on the Board in 2023. We also reimburse directors for expenses incurred in connection with their service as directors, including travel expenses for meetings. The table below describes the compensation program for our non-employee directors, as amended in May 2023.
Non-Employee Director Compensation	Cash Retainer(1)	Restricted Stock Units(2)
Annual Director Retainer	$110,000	$215,000
Committee Chair Retainers:
Audit & Risk	$42,500
Compensation, People & Culture	$37,500
Nominating and Corporate Governance	$30,000
Committee Member Retainers (Excluding Committee Chair):
Audit & Risk	$15,000
Compensation, People & Culture	$15,000
Nominating and Corporate Governance	$10,000
Lead Independent Director	$50,000
(1)
All cash retainers are paid in arrears, on a pro-rata basis, at the end of May and November. Directors also would be paid an additional $2,000 fee for each formal Committee meeting in excess of eight formal meetings in which the director participates as a Committee member.

(2)
Restricted stock units, or RSUs, represent the right to receive shares of our common stock upon vesting. RSUs are granted to non-employee directors on or about the date of our annual meeting of shareholders each year and vest in full on the grant date. The number of shares subject to the award is based on the closing price of our common stock on the grant date. Directors may elect to defer receipt upon vesting of the shares underlying the RSUs.

Under our stock ownership requirements for our directors, each non-employee director is required to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s election to the Board. All non-employee directors met this requirement as of December 31, 2023, except Laura Fuentes who was elected to the Board in September 2023.
The compensation we paid to each non-employee director who served on the Board in 2023 is set forth below.
2023 Director Compensation
Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Albert Baldocchi	$120,000	$216,079	$336,080
Matthew Carey	$125,000	$216,079	$341,080
Gregg Engles	$125,000	$216,079	$341,080
Patricia Fili-Krushel	$147,500	$216,079	$363,580
Laura Fuentes(3)	$21,247	$149,797	$171,044
Mauricio Gutierrez	$125,000	$216,079	$341,079
Robin Hickenlooper	$140,000	$216,079	$356,080
Scott Maw	$202,500	$216,079	$418,580
Mary Winston	$125,000	$216,079	$341,080
(1)	Reflects cash compensation paid to each director in 2023 for service on the Board, a Committee of the Board and as Lead Independent Director.
(2)
Reflects the grant date fair value under FASB Topic 718 of RSUs awarded for the equity portion of each non-employee director’s annual retainer, which is made on or about the date of the annual meeting of shareholders. On May 25, 2023, RSUs in respect of 105 shares of common stock were granted to each non-employee director who was re-elected to the Board, which RSUs were valued at $2,057.90 per share, the closing price of Chipotle common stock on the grant date. The grant covered the one-year service period from the 2023 annual meeting to the 2024 annual meeting and the RSUs vested immediately on the grant date. On September 20, 2023, an RSU in respect of 78 shares of common stock was granted to Laura Fuentes in connection with her election to the Board, which RSU was valued at $1,920.48 per share, the closing price of Chipotle common stock on the grant date. Directors may elect to defer receipt upon vesting of the shares underlying the RSUs to a future date. In 2023 one director, Mary Winston, elected to defer her receipt of the RSUs.

(3)	Laura Fuentes was elected to the Board on September 15, 2023 and received prorated compensation for service through the 2024 annual meeting.
2024 Proxy Statement 22

CORPORATE GOVERNANCE
Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; and the Chipotle Mexican Grill, Inc. Code of Ethics, which applies to all Chipotle directors, executive officers and employees. Our Corporate Governance Guidelines and our Code of Ethics are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
If we make any substantive amendment to, or grant a waiver from, a provision of our Codes of Ethics that applies to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
Board Leadership Structure
Our current Board leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, a position held by Brian Niccol; an independent director serving as Lead Independent Director; Board committees led by independent directors; executive sessions of the directors at each regular Board meeting; and active oversight by all directors. Our Board regularly reviews (at least annually) the Board’s leadership structure and continues to believe that the combined Chairman and CEO role, together with a strong Lead Independent Director with clearly defined and robust responsibilities, and independent directors leading the Committees provides the best leadership structure for the company at this time. The Board believes that the current structure provides appropriate safeguards to the combined Chairman and Chief Executive Officer role and facilitates the oversight of risk by combining independent leadership with an experienced Chairman who has intimate knowledge of our business, industry and challenges.
The Board also believes we can most effectively execute our business strategies and growth plans if our Chairman is a member of our management team, providing unified leadership and focus. The experience and operating expertise that Mr. Niccol brings to the Board as Chairman and Chief Executive Officer, combined with the strong independent leadership of our Lead Independent Director, allows the Board to promptly identify and raise key risks, hold special meetings of the Board when necessary to address critical issues, and focus management’s attention on areas of concern.
If our Board (particularly the Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee) believes that a different leadership structure would be more appropriate in light of challenges, opportunities and needs of our business and the growth state of our company in the future, the Board would reconsider the current leadership structure.
Lead Independent Director
Scott Maw currently serves as our Lead Independent Director. The Board believes that maintaining a Lead Independent Director position helps ensure that our outside directors remain independent of management, provides objective oversight of our business and strategy, and supports the relationship between the Chairman and Chief Executive Officer and the independent directors. The responsibilities of the Lead Independent Director are contained in our Corporate Governance Guidelines and include: (1) presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (2) approving information sent to the Board; (3) approving the scheduling of Board meetings and the agenda and materials for each meeting and executive session of the independent directors to provide that there is sufficient time for discussion of all agenda items; (4) serving as liaison between the Chairman and the independent directors; (5) if requested by major shareholders, being available for periodic consultation and direct communication with major shareholders; (6) with the Chairman and the Nominating and Corporate Governance Committee, evaluating all director candidates and making recommendations to the Nominating and Corporate Governance Committee; (7) collaborating with the Chair of the Nominating and Corporate Governance Committee to complete the annual Board and Committee performance self-evaluation process; and (8) with the Chair of the Compensation, People and Culture Committee, leading the annual performance evaluation of the Chief Executive Officer. See our Corporate Governance Guidelines, posted on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance for a full description of the role of Lead Independent Director.
Board Performance and Self-Evaluation Process
In consultation with the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee oversees annual Board and committee self-evaluations. The directors’ self-evaluation process includes a written questionnaire soliciting input on topics such as the overall effectiveness of the Board and its committees in performing their oversight responsibilities, the composition of the Board and each committee, the quality, rigor and effectiveness of meetings, the qualifications and effectiveness of incumbent directors, and whether the Board and each committee possess members with the right skills and experience to fulfill their responsibilities. The questionnaire is supplemented by candid, one-on-one discussions between the Committee Chair and independent directors on similar topics. Responses and observations from this process are discussed by the full Board and form the basis for process changes and setting future agendas. The Nominating and Corporate Governance Committee believes that our current self-evaluation process is designed to generate candid and real-time feedback on the efficacy of the Board and its
2024 Proxy Statement 23

relationship with management and considers annually whether changes in the process would be advisable. Based on the responses to the 2023 self-evaluations, the directors added additional topics to the quarterly meeting agendas, determined to extend the executive sessions of the Board, and requested management to communication more frequently between meetings, as appropriate.
How to Contact the Board of Directors
Any shareholder or other interested party may contact the Board of Directors, including the Lead Independent Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient in care of Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit & Risk Committee. Our Corporate Secretary, general counsel, or their designees, will review and sort communications before forwarding them to the addressee. Communications that do not, in the opinion of the Corporate Secretary, our general counsel or their designees, deal with the functions of the Board or a Committee or do not otherwise warrant the attention of the addressees, may not be forwarded.
Executive Sessions
Executive sessions are scheduled at the end of each regular, quarterly meeting of each standing Committee of the Board, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.
Our independent directors met in executive session without management present at the end of each regularly scheduled Board meeting during 2023 and the Lead Independent Director chaired these non-employee executive sessions. The Board expects to continue to conduct executive sessions of the independent directors at each regularly scheduled Board meeting during 2024, and independent directors may schedule additional sessions at their discretion.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The Committee’s policies and procedures for consideration of Board candidates are described below. All 10 nominees for election as a director at this year’s annual meeting are incumbent members of the Board. Each nominee was recommended to the Board by the Nominating and Corporate Governance Committee.
The Committee considers candidates suggested by its members, other directors, senior management and shareholders. The Committee’s charter also authorizes it to retain, at our expense, search firms, consultants and any other advisors it may deem appropriate to identify and screen potential candidates. The Committee may retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the Committee report directly to the Committee.
Candidate Qualifications and Considerations
The Nominating and Corporate Governance Committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the Committee considers candidates in light of the entirety of their credentials, including each candidate’s:
•	integrity and business ethics;
•	strength of character and judgment;
•	ability and willingness to devote sufficient time to Board duties;
•	potential contribution to the diversity and culture of the Board;
•	business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and alignment with our vision and values;
•	independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and
•	experience on public company boards and knowledge of corporate governance practices.
These factors may be weighted differently depending on the individual being considered and the needs of the Board at the time. The Board believes that a diversity of perspectives is an important attribute of a well-functioning Board, as described under “Election of Directors – Board Composition and Refreshment.”
2024 Proxy Statement 24

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations
Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our Corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations.”
Under our bylaws, shareholders also may nominate candidates for election as a director at our annual meeting. To nominate a candidate, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including the deadlines described under “Shareholder Proposals and Nominations for 2025 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 83. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials by complying with the proxy access provisions in our bylaws. These provisions are described under “Shareholder Proposals and Nominations for 2025 Annual Meeting – Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws” on page 82.
Candidate Evaluation Process
The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “ – Candidate Qualifications and Considerations” and “Election of Directors – Board Composition and Refreshment,” and may consult with the Chairman, the Lead Independent Director, other directors, senior management or outside advisors regarding a particular candidate. The Committee also considers the results of recent Board and Committee self-evaluations and the current size and composition of the Board, including expected retirements and other anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or Committee meetings or other reasons. Following the initial evaluation, the Committee would arrange for interviews of candidates deemed appropriate for further consideration. To the extent feasible, candidates are interviewed by the Chairman, the Lead Independent Director, and the members of the Nominating and Corporate Governance Committee, and potentially other directors as well. The results of these interviews would be considered by the Committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, may be elected by the Board to fill vacancies, including vacancies resulting from an increase in the number of directors).
Shareholder Engagement
We engage with our shareholders in a variety of ways throughout the year, with the participants and topics dependent on the shareholders engaged. The table below generally summarizes our engagement process. Our Investor Relations team, often with our Chairman and CEO or Chief Financial and Administrative Officer, regularly meets with investors, prospective investors and investment analysts. Members of management and, upon request, members of our Board also regularly engage with our shareholders to provide updates and solicit their views and input on our executive compensation program, sustainability initiatives, corporate governance matters, human capital management and other topics of interest to them. We report the shareholders’ feedback and input to our Board and the applicable Committees, which take them into account as we review and update our compensation, corporate governance and sustainability practices and policies.
2024 Proxy Statement 25

Timing/Frequency	Chipotle Participants	Discussion Topics
Annual Meeting-Related

Each fall during the proxy off-season, we initiate discussions with our largest shareholders. We also reach out to them again after the proxy statement is filed, and we are open to discussions throughout the year, as requested by shareholders.

Any or all of:
•  Representatives from our Corporate Secretary, Corporate Governance and Compensation, Sustainability and
Investor Relations functions
•  Lead Independent Director or the Chair of our Compensation, People and Culture or Nominating & Corporate Governance Committees may participate

•  Results of shareholder votes at the last annual meeting and how the company should respond
•  Executive compensation, including award design and performance metrics
•  Sustainability, environmental, human capital management and diversity matters
• Incentive and equity plan parameters
•  Board composition and refreshment, nomination and election procedures and related matters
• Corporate governance
• Proxy statement disclosures

Issue-Based Engagement
Before or after the proxy statement is filed
Any or all of:
•  Representatives from our Corporate Secretary, Corporate Governance and Compensation, Sustainability and
Investor Relations functions
•  Lead Independent Director or the Chair of our Compensation or Nominating & Corporate Governance Committees may participate

•  Shareholder proposals submitted for the proxy and the company’s planned response
• Proposed changes to our executive
compensation program
•  Sustainability, environmental, human capital management and diversity, equity and inclusion matters

Investor Meetings and Conferences
Throughout the year (meetings with investors at company or investor offices, and at analyst-sponsored conferences)	• Senior Management and Investor Relations	• Company strategy • Financial results and outlook
Investor Calls - Quarterly Earnings
Quarterly and special calls from time to time	• Senior Management and Investor Relations	• Company strategy • Financial results and outlook
Our management and directors actively engage with shareholders to seek their input on emerging issues and to address shareholder questions and concerns. In the fall of 2023, we contacted shareholders collectively holding 64% of our outstanding common stock as part of our regular proxy off-season engagement and to discuss the vote results from the 2023 annual meeting. Although many shareholders did not respond to our engagement request or declined to engage, we were able to engage with shareholders representing 32% of our outstanding common stock. See “2023 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” under “Compensation Discussion and Analysis” for a summary of those discussions.
We also reached out to all shareholders that submitted proposals for consideration at the 2024 annual meeting to discuss their proposals and our existing policies and practices.
Response to 2023 Advisory “Say on Pay” Vote on Executive Compensation
Every year we provide our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers. At our 2023 annual meeting of shareholders, we received over 96% support from votes cast for our “say on pay” advisory vote proposal, which we believe demonstrates that shareholders are supportive of Chipotle’s executive compensation program.
See “Compensation Discussion and Analysis – 2023 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for more information on the feedback we received from our shareholders and the Board’s response.
2024 Proxy Statement 26

Response to Shareholder Proposals
We strive to be responsive to input and feedback of our shareholders and other stakeholders as expressed through our active engagement and annual meeting processes. At our 2023 annual meeting, shareholders voted on a proposal requesting that we adopt a noninterference policy with respect to our employees’ freedom of association and the right to pursue collective bargaining. Although the proposal was defeated by a wide margin, we implemented certain aspects of the proposal by amending our Code of Ethics to more expressly emphasize that we recognize the fundamental right of freedom of association, which is guided by the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work, and expressly state that we respect our employees’ rights to choose whether to organize under the National Labor Relations Act. For the reasons described in Proposal 7, we do not believe additional actions are necessary.
Policies and Procedures for Review and Approval of Transactions with Related Persons
We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit & Risk Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related person has an interest during a year total less than $120,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 82.
A related person transaction will only be approved by the Audit & Risk Committee if the Committee determines that the related person transaction is beneficial to Chipotle and the terms of the related person transaction are fair to us. No member of the Audit & Risk Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
Role of the Board of Directors in Risk Oversight
While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing Committees oversee the significant risks facing our company. The responsibility for overseeing risks related to the following topical areas has been allocated to the Board and its Committees as follows:
Areas of Risk Oversight
Board of Directors	•	Our strategic plans, financial and operating performance and shareholder returns
	•	Review and assess the effectiveness of our enterprise risk assessment and mitigation of critical risks, including regular reviews of our food safety, cybersecurity and privacy programs
	•	Regular review and analysis with management of most significant business risks as identified by the Board, the Audit & Risk Committee, and/or management
	•	Succession planning for our CEO and other executive officers and development of our senior management
Audit & Risk Committee	•	Accounting practices and policies, financial statements and reporting and disclosure controls and procedures and internal controls
	•	Internal controls and the performance of the internal audit function
	•	Performance of our independent registered public accounting firm and the lead audit partner
	•	Cybersecurity, privacy and data security programs, policies and risk assessment and mitigation
•
Ethics and Compliance program, including the confidential whistleblower hotline and procedures for the receipt, retention and treatment of complaints, and the company’s risk management framework and the process for identifying, assessing and mitigating key risks

•
Compliance with legal and regulatory requirements and the company’s response to actual and alleged violations, including claims of harassment, discrimination or other violations of applicable employment laws

	•	Company’s risk assessment and risk management processes and compliance with and training on the Code of Ethics
	•	Transactions with related persons and compliance with our Policy and Procedures with respect to Related Person Transactions
2024 Proxy Statement 27

Areas of Risk Oversight
Compensation, People and Culture Committee	•	Compensation and evaluation of our CEO and other executive officers, including employment agreements and post-service arrangements and perquisites
	•	Evaluation of risks relating to our compensation programs
•
Human capital management, including diversity, equity and inclusion programs and initiatives, recruitment and retention of employees, gender, racial and ethnic pay equity and relative compensation and benefits offered to employees across the company

	•	Our compensation and benefits programs generally, including retirement and welfare plans and equity compensation plans
	•	Maintenance of and compliance with our Stock Ownership Policy and Executive Officer Recovery Policy
	•	Director compensation program
Nominating and Corporate Governance Committee	•	Corporate governance policies and processes and compliance with key corporate governance documents, including our Corporate Governance Guidelines and Committee charters
	•	Policies and programs relating to environmental, sustainability and corporate responsibility policies, goals and programs
	•	Government Affairs initiatives and policies
	•	Policies and programs relating to social responsibility, corporate citizenship and public policy issues significant to the company
	•	Annual process of evaluating the performance of the Board and each Committee
	•	Board refreshment and identification, evaluation and selection of potential director candidates
	•	Board leadership structure
	•	Emerging corporate governance issues and practices
With respect to the Board’s role in risk oversight, our Lead Independent Director is well positioned to lead the Board in overseeing the identification, assessment, and management of the Company’s exposure to various risks due to his current role as Chair of the Audit & Risk Committee, which assists the Board in overseeing the Company’s enterprise risk management program and actions taken by management to identify, manage, and mitigate risk exposures. All of our directors receive regular reports on the most significant risks facing our business and are promptly informed regarding developments in our risk profile. For example, our Board receives quarterly reports from our food safety and quality assurance teams, which establish and monitor our quality and food safety programs and work closely with suppliers to ensure our high standards are met throughout the supply chain. Our Board also has access to our Food Safety Advisory Council, which is an advisory board of independent, highly respected experts in the food industry that meets quarterly to discuss and review our company-wide food safety program and any food safety related issues. We also provide our Board with human capital data and a cybersecurity program update each quarter, and the Nominating and Corporate Governance Committee biannually receives a report on the Company’s policies and programs relating to environmental, sustainability and corporate responsibility.
In addition, our Audit & Risk Committee receives quarterly reports from our Chief Information Security Officer and Chief Customer and Technology Officer about the Company’s cybersecurity, privacy and data security programs, the status of projects to strengthen internal cybersecurity, results from third-party assessments, and any significant cybersecurity incidents, including recent incidents at other companies and the emerging threat landscape, and our Board of Directors receives an annual report and quarterly written updates regarding our cybersecurity program. Similar to most organizations, we are susceptible to information security breaches and cybersecurity-related incidents, and we are committed to protecting and consistently enhancing the security of our systems, networks and general technology environment. We have established a cybersecurity program, which includes appropriate security risk assessments, security monitoring, incident response policies, operating standards, global regulatory compliance and employee training. We continually invest in enhancing our preventive and defensive capabilities in alignment with globally recognized information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate or minimize the impacts from potential threats. Additionally, independent external audits are conducted, including penetration testing and overall review of program maturity based on the NIST Cybersecurity Framework.
2024 Proxy Statement 28

Role of the Board of Directors in Succession Planning and Leadership Development
Our Board believes that leadership development and human capital management are critical to Chipotle’s continued growth and success. We believe in investing and supporting our people because they are our most important asset and give us a competitive advantage in our business.
One of the primary responsibilities of the Board is planning for the succession of the Chief Executive Officer and overseeing the planning for the succession of the other executive officers. The Board believes that succession planning should be an ongoing process, with the goal of providing sufficient lead time before an expected transition while also being prepared for and responsive to unexpected developments. The Board annually reviews our Chief Executive Officer succession plans and, together with the Compensation, People and Culture Committee and our Chief Human Resources Officer, periodically reviews the succession planning process for other executive officer positions. To facilitate the process, our Chief Executive Officer annually provides the Board with an assessment of our executive officers and other high-potential executives, their potential to succeed to the position of Chief Executive Officer and development areas and opportunities for each. In addition, the Board and Committees regularly receive presentations from high-potential executives and have opportunities to meet with these executives in small group settings.
2024 Proxy Statement 29

BRAND GROWTH MATTERS
Sustainability and Corporate Responsibility
Chipotle’s sustainability efforts are focused in three key pillars: Food & Animals, People and the Environment. Goals are published in each of these three areas in our Sustainability Report on our website chipotle.com/sustainability. The Nominating and Corporate Governance Committee is responsible for overseeing Chipotle’s policies and programs relating to environmental, sustainability and social responsibility and the effectiveness of those policies and programs. We report on our sustainability initiatives and progress towards achieving our sustainability goals at least twice a year to the Nominating and Corporate Governance Committee.
Since 2021, Chipotle has tied a portion of our cash annual incentive plan (“AIP”) for executive officers to achievement of certain predetermined Brand Purpose performance goals. The 2023 Brand Purpose modifier was aligned around the same three key pillars – Food & Animals, People and the Environment – and a 5% weight was assigned to each pillar. As described in “Compensation Discussion and Analysis,” the Brand Purpose modifier increased the 2023 AIP payout by +5% based on the level of achievement against these quantitative targets. The Compensation, People and Culture Committee approved a new set of goals for 2024 to continue holding our executive leadership team accountable to make business decisions that Cultivate a Better World.
Our 2022 Sustainability Report aligns with reporting frameworks set by The Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and Task Force on Climate-Related Financial Disclosures (TCFD). The 2023 Sustainability Report is an interim report with progress updates on our sustainability efforts.
Food & Animals
Food & Animals are at the core of our business, and we believe that how we grow our food is how we grow our future. We focus significant efforts to advancing our Food with Integrity principles, which means sourcing real ingredients with respect for the people and communities that produce it, the animals that are raised for it, and the environment that nurtures it.
A unique and impactful part of our sustainability strategy is to source both organic and local ingredients. Organic farming practices protect water resources and promote healthy ecosystems, biodiversity, and healthy soils through the elimination of synthetic pesticides, herbicides, and fertilizers. In 2023, Chipotle purchased 40 million pounds of local ingredients, which is an increase of 3.6 million pounds over 2022. We have also continued to support the transition of 400 acres of conventional farmland to organic.
We are taking action to reinvigorate the fading farming industry for future generations and support food access. Some of these initiatives include:
•
Tractor Beverage Co. Partnership: All Tractor Beverages sold by Chipotle help strengthen the U.S. agricultural industry, with 5% of Chipotle’s profits from its sale of these beverages donated to support farmers. Since 2021 we have donated over $1.0 million to support young farmers through this initiative and have a goal of providing $5.0 million to support farmers by 2025.

•
Local Line: Chipotle is supporting Local Line to expand market reach of farmers. Local Line is a leading local food sourcing platform for regional food systems, serving farms, producers, food hubs, and food buyers by helping them digitize their operations and sell products.

People
We believe that our people and culture give us a competitive advantage in our business, and we strive to develop employees and provide continuing opportunities for them to grow in their leadership skills. In 2023, we had approximately 24,000 internal promotions. Additionally, 90% of all restaurant management roles were internal promotions, including 100% of U.S. Regional Vice President roles, 87% of Team Directors, and 87% of Field Leader positions. We provide our employees various learning opportunities to ensure that we maintain a diverse pipeline of talent available to regularly promote employees to leadership positions. In 2022, we successfully launched the inaugural Leadership Evolution and Development Program (“LEAD”) aimed at developing emerging leaders with the aspiration and motivation to thrive in higher roles at Chipotle. LEAD focuses on preparing a cross-functional cohort of mid-level managers for the future of work and leadership. During the nine-month program, participants learn the critical capabilities of leading oneself, leading others, and leading the business with topics designed to stretch capabilities and improve decision-making skills.
Beyond the leadership program, we support continuing education with our debt-free degrees. We now have nearly 100 degrees and 10 universities in which our employees can receive a degree completely tuition debt free.
We are also dedicated to supporting people in the communities we serve. Through our Round Up for Real Change program, restaurant guests are offered the opportunity to round up their bill to the next highest dollar amount in the Chipotle app and on chipotle.com. In 2023, approximately $3.3 million was donated through this feature to organizations such as the National Young Farmers Coalition, Folds of Honor, The Trevor Project, American Red Cross, Kids in Need Foundation, National Urban League Project and the Farmlink Project among others.
2024 Proxy Statement 30

Environment
Environmental sustainability is a key driving force in our mission to Cultivate a Better World and we acknowledge the need for all businesses, including our own, to take actions to address climate change. As a result, Chipotle has committed to reducing our absolute Scope 1 and Scope 2 greenhouse gas emissions 50% by 2030 from a 2019 base year. We also have committed to reducing our absolute Scope 3 greenhouse gas emissions 50% within the same timeframe. Our goal was approved by Science Based Targets initiative (‘SBTi”) and is in alignment with scientific recommendations of emission reductions required to keep global warming from exceeding 1.5°C.
Our strategy starts with seeking out energy efficiency opportunities to reduce our overall demand on energy resources, utilization and development of alternative low carbon resources, and use of renewable energy. We continue to identify design strategies to reduce our reliance on fossil fuels (e.g. natural gas) in our restaurants to support greater use of renewable resources. In 2023, we opened 21 all-electric restaurants removing the use of fossil fuels at these restaurants. We also matched over 51% of our electricity use with renewable energy (including on-site solar generation and a mix of renewable energy certificates). In 2023 we reduced our Scope 1 and Scope 2 emissions by 13% compared to 2019. To address Scope 3 emissions requires dedicated engagement with our supply chain partners to influence process changes and innovation to achieve our climate goals. We are committed to identifying strategies for greenhouse gas emission reductions in our value chain.
Fresh water is vital to our operations, from cooking and cleaning, to growing and processing the ingredients in the meals we serve our guests. We have optimized water use in our restaurants through recovery, reuse, recycling and proper wastewater disposal. We also prioritized supporting conservation and restoration efforts in high-risk watersheds to build resiliency and support watershed health. We believe collaboration is essential to drive change in a multi-stakeholder area like watershed conservation and management. We intend to engage in public-private partnerships, collaboration with NGOs and direct engagement with suppliers to support restoration and conservation efforts.
We are proud of our achievements in 2023 but recognize there is more work to do. We look forward to sharing our strategies and progress annually on our website at chipotle.com/sustainability.
Culture and Inclusion
One of our core values is to “foster a culture that values and champions our diversity, while leveraging the individual talents of all team members to grow our business and Cultivate a Better World.” We are proud of our culture, which champions diversity, ensures equity, and celebrates inclusion. As of December 31, 2023, more than 50% of our U.S.-based employee population was female and approximately 68% of our U.S based employee population was comprised of racial and ethnic minorities. In December 2021, Chipotle began pursuing Black Equity at Work Certification through Management Leadership for Tomorrow, a leading national nonprofit organization that, for the past 20 years, has developed and placed more than 10,000 primarily Black and Latino MBAs and college graduates in corporations and non-profits, provided best-in-class career advancement programs that have consistently enabled Black and Latino professionals to secure promotions, and advised more than 100 companies on how to increase diversity, equity and inclusion. In addition to pursuing a Black Equity at Work Certification, in early 2023 we engaged an independent third-party consultant to conduct a Talent Management Equity Audit to identify places in our talent management cycle where we may need to eliminate bias and/or create more equitable policies, practices, and procedures; identify potential blockers and new opportunities to create and sustain equity in talent management; and identify key strengths and pockets of risk. We plan to disclose key results and action plans from both the Talent Management Equity Audit and the Black Equity at Work Certification Program in our Sustainability Report or elsewhere on our website. Our most recent EEO-1 consolidated report is posted on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance – Human Capital Information, and additional details about the demographics of our employee population is included in our biennial Sustainability Report and interim Update Report on our website chipotle.com/sustainability.
2024 Proxy Statement 31

Gender and Racial Pay Equity
We believe people should be paid for what they do and how they do it, regardless of their gender, race, ethnicity or other personal characteristics. To fulfill that commitment, we benchmark pay using competitive market data, set pay ranges based on market data and consider factors such as an employee’s role and experience, the location of their job, and their performance. We regularly review our compensation practices, both in terms of our overall workforce and individual employees, to ensure our pay is fair and equitable.
In 2023, we again retained an independent third-party consulting firm to conduct a pay equity analysis of our U.S. and Canadian workforce, including factors of pay (e.g., grade level, tenure in role, most recent promotion) and external market conditions (e.g., geographic location) to ensure consistency and equitable treatment amongst our employees. Our review included 99% of our U.S. and Canadian employee population, excluding only approximately 50 of our most senior management employees. Since there are not many common roles among our 50 most senior executives, we consider both internal equity by level as well as individualized market data to help ensure we maintain pay equity among this group. The 2023 analysis, summarized below, identified small, isolated pay gaps for certain segments of the population, and we subsequently made pay adjustments to close those gaps.

	Adjusted Pay Gap(1)		Median Pay Gap
	2023	2022	2023	2022
Females compared to Males	(0.3%)	(0.3%)	(0.5)%	0.0%
Non-White compared to White(2)	0.0%	0.1%	3.2%	3.3%
(1)
Adjusted pay gap takes into account almost 20 factors that impact pay, including job factors such as job level and grade; employee characteristics such as tenure, time in job and last promotion date; and external market conditions such as work location.

(2)	Non-white employees include Black, Latinx, Asian and other non-Caucasian employees.
We will continue to review compensation and engage in a range of initiatives aimed at increasing diversity and ensuring equal pay and opportunity for all employees.
Prohibition on Hedging and Pledging
We prohibit our directors, executive officers and certain employees who have access to material, nonpublic information about our business, from hedging any shares of Chipotle stock, holding shares of Chipotle stock in a margin account or otherwise pledging shares of Chipotle stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.
2024 Proxy Statement 32

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR named EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse our compensation programs and policies applicable to, and the compensation paid to, our named executive officers. In accordance with the results of the last advisory vote to approve the frequency of the “say on pay” vote, which occurred at our 2023 annual meeting, we will hold “say on pay” votes at each year’s annual meeting.
Executive Compensation Disclosures
Detailed discussion and analysis of our executive compensation programs begins on page 54. See, in particular, the disclosures under “Compensation Discussion and Analysis – 2023 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for a concise description of our shareholder outreach relating to the compensation of our named executive officers, compensation decisions the Compensation, People and Culture Committee made for 2023, and measures we’ve taken to align our named executive officer compensation with company performance and the creation of shareholder value.
Say on Pay Resolution
The Compensation, People and Culture Committee believes that our executive compensation programs, including the programs applicable to our named executive officers, emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that align the interests of our officer team with those of our shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:
“RESOLVED, that the compensation of the named executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”
The “say on pay” vote is advisory and therefore will not be binding on the Compensation, People and Culture Committee, the Board of Directors, or Chipotle. However, the Compensation, People and Culture Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for our named executive officers. The Compensation, People and Culture Committee sought feedback from shareholders on the 2023 “say on pay” vote and considered changes to our executive compensation program in response. See “Compensation Discussion and Analysis – 2023 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach.”
The Board of Directors recommends a vote FOR the say on pay proposal.
2024 Proxy Statement 33

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit & Risk Committee, which is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, has engaged Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Committee’s appointment of Ernst & Young as our independent registered public accounting firm. If shareholders do not ratify the appointment of Ernst & Young, the Committee will reevaluate the appointment. Even if the selection is ratified, the Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2024 if it determines that such a change would be in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage our current independent registered public accounting firm or consider other audit firms. Factors considered by the Committee in deciding whether to retain include:
•
Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

•	the quality and candor of Ernst & Young’s communications with the Committee and management;
•	Ernst & Young’s independence;
•
the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and
•
the appropriateness of Ernst & Young’s fees, tenure as our independent registered public accounting firm, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit & Risk Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024, is in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the end of each five-year mandatory rotation period. Our current lead engagement partner was appointed beginning with the 2022 audit. In selecting the lead engagement partner, Ernst & Young identified candidates for consideration and the candidates were interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management made a recommendation to the Committee regarding the lead engagement partner. The Committee discussed the qualifications of the proposed lead engagement partner with the current lead engagement partner and then, individually and as a group, interviewed the leading candidate and approved the appointment of the lead engagement partner as a Committee.
The Audit & Risk Committee has adopted a policy that sets out procedures that the company must follow when retaining the independent registered public accounting firm to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “ – Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and is reviewed by the Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2023 and 2022 were pre-approved by the Audit & Risk Committee in accordance with this policy, following a determination by the Committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent registered public accounting firm. Ernst & Young has served as our independent registered public accounting firm since 1997. Prior to the 2018 audit, Ernst & Young’s Denver, Colorado office managed the audit; however, after Chipotle relocated its headquarters to the current location in 2018, Ernst & Young’s Southern California office has managed the audit. Representatives of Ernst & Young are expected to attend the virtual annual meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.
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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2023 and 2022 were:
Fees for Services	2023	2022
Audit Fees(1)	$1,875,275	$1,708,105
Audit-Related Fees	—	—
Tax Fees(2)	$612,841	$398,367
All Other Fees	—	—
Total Fees	$2,488,116	$2,106,472
(1)
Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations

(2)	Represents fees for tax compliance, consulting and advisory services
The Audit & Risk Committee and the Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.
AUDIT & RISK COMMITTEE REPORT
With regard to the fiscal year ended December 31, 2023, the Audit & Risk Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2023 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent registered public accounting firm, matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit & Risk Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.
Based on the review and discussions described above, the Audit & Risk Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
The Audit & Risk Committee:
Scott Maw, Chairperson
Matt Carey
Mary Winston
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POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES
The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent registered public accounting firm. This policy requires the Audit & Risk Committee to pre-approve all audit, review and attest engagements, either on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis but must be individually pre-approved by the Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.
Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Committee may consider whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases. The Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.
The Committee periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of covered service being performed or expected to be provided. Our Chief Financial and Administrative Officer is also required to report to the Committee any non-compliance with this policy of which he becomes aware. The Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Committee. The individual member of the Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Committee.
2024 Proxy Statement 36

PROPOSAL 4
APPROVAL of Amendments to the Certificate of Incorporation to Increase the Number of Authorized shares of Common Stock
General
We are asking shareholders to approve amendments to our Amended and Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of common stock, par value $0.01 per share, from 230 million to 11.5 billion (the “Share Increase Proposal”) to implement a stock split of our common stock in the form of a stock dividend. The Board has determined that the Charter amendment is advisable and in the best interests of Chipotle and its shareholders and has approved the Share Increase Proposal, subject to shareholder approval.
The Share Increase Proposal would amend Article IV of the Charter as follows (additions are shown as double underlined and deletions are shown as struck through):
ARTICLE IV – STOCK
Section 1. Authorized Stock. The Corporation shall have the authority to issue ~~eight hundred thirty million (830,000,000)~~twelve billion one hundred million (12,100,000,000) shares of capital stock, consisting of ~~two hundred thirty million (230,000,000)~~eleven billion five hundred million (11,500,000,000) shares of common stock with a par value of $0.01 per share (the “Common Stock”), and six hundred million (600,000,000) shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”). ~~The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.~~
The above summary is qualified in its entirety by reference to the full text of the amended Charter, attached to this proxy statement as Appendix B.
Purpose and Effect of the Share Increase Proposal
The primary purpose of increasing the number of authorized shares of our common stock is to facilitate a fifty-for-one stock split (the “Stock Split”) in the form of a one-time special stock dividend. On March 19, 2024, our Board approved the Stock Split, subject to and contingent upon shareholder approval and the effectiveness of the Certificate of Amendment to our Charter. As of April 9, 2024, there were 27,467,305 shares of common stock issued and outstanding and approximately 2.28 million shares reserved for issuance under Chipotle’s equity compensation plans. This leaves approximately 200.3 million shares of common stock remaining available for issuance, which number is not sufficient to effectuate the Stock Split.
The Share Increase Proposal would increase the number of authorized shares of common stock from 230 million to 11.5 billion. The additional 11.27 billion shares would be a part of the existing class of common stock and, if and when issued, would have rights identical to currently outstanding shares of common stock of the Company. The preferred stock, of which none are outstanding, would not be affected.
The Board believes the Stock Split is in the best interests of Chipotle. The trading price of our common stock has risen significantly over the past couple of years and our common stock currently trades higher than most other S&P 500 companies. We believe the Stock Split would help reset the market price of the common stock, which would give employees more flexibility in managing their Chipotle shares and make our common stock more accessible to a broader range of potential investors.
If the Share Increase Proposal is approved, each shareholder of record at the close of business on June 18, 2024 (the “Record Date”) will receive, on the June 25, 2024 distribution date, 49 additional shares of common stock for each share of common stock held by such shareholder as of the Record Date. All shares issued in connection with the Stock Split will be issued in book-entry form, either through the Direct Registration System (“DRS”) or as a credit to an existing account of a shareholder of record. If you hold certificates representing shares of common stock, keep the certificate and do not return it to the Company or to its transfer agent, as it will not be necessary to submit outstanding certificates for exchange.
In connection with the Stock Split, and pursuant to the anti-dilution adjustment provisions in Chipotle’s equity compensation plans, including the 2022 Stock Incentive Plan and any other equity incentive plan or arrangement maintained by Chipotle, proportionate adjustments will be made to the number of shares of common stock that remain available for issuance pursuant to such plans, as well as to the outstanding awards under such plans. Specifically, the number of shares that remain available for issuance pursuant to such plans as well as the per-person annual award limits set forth in such plans will increase by a multiple of 50, the number of shares subject to outstanding awards under such plans will increase by a multiple of 50, and the exercise price per share of stock options granted under such plans will be divided by 50.
2024 Proxy Statement 37

Future issuances of shares of common stock could have a dilutive effect on the shareholdings of current shareholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of Chipotle. We do not believe, however, that the Share Increase Proposal and Stock Split would have an anti-takeover effect, and we have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes.
Effective Date of the Share Increase Proposal and Issuance of Shares for Stock Split
If shareholders approve the Share Increase Proposal at the annual meeting, we intend to file a corresponding Certificate of Amendment to our Charter reflecting the approved amendment and, if approved, the Charter Amendment Proposal covered by Proposal 5, with the Delaware Secretary of State as soon as practicable following the annual meeting, at which time the increase in the number of authorized shares of common stock would become effective.
If the Board proceeds with the Stock Split, shareholders of record as of the Record Date will receive 49 additional shares for each share held, which will be distributed after market close on June 25, 2024. Chipotle’s shares are expected to begin trading on a post-split basis at the market open on Wednesday, June 26, 2024.
The Board reserves the right, notwithstanding shareholder approval of the Share Increase Proposal and without further action by the shareholders, to elect not to proceed with the Share Increase Proposal if, at any time prior to filing the Certificate of Amendment to our Charter, the Board determines that it is no longer in the best interests of Chipotle and its shareholders to proceed with the Stock Split.
For the foregoing reasons, our Board believes that approving the Share Increase Proposal would be in the best interests of Chipotle and its shareholders.
Our Board of Directors recommends a vote FOR Proposal 4.
2024 Proxy Statement 38

PROPOSAL 5
APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CLARIFY THE BOARD’S AUTHORITY TO MAKE FUTURE AMENDMENTS
General
In addition to the Share Increase Proposal, we also are asking shareholders to approve amendments to the Charter to clarify that the Board of Directors, in certain circumstances and consistent with Delaware General Corporation Law, may amend the Charter without shareholder approval (the “Charter Amendment Proposal”).
The Board has determined that the Charter amendment is advisable and in the best interests of Chipotle and its shareholders and has approved the Charter Amendment Proposal, subject to approval by shareholders. If this Proposal is approved, we will file amendments to the Charter incorporating the Charter Amendment Proposal and, if approved by shareholders, the Share Increase Proposal covered by Proposal 4, with the Secretary of State of the State of Delaware as soon as practicable after the 2024 Annual Meeting, at which time the amendments will become effective.
Summary of the Proposed Amendments
The Charter Amendment Proposal would amend Article XI as follows (additions are shown as double underlined and deletions are shown as struck through):
ARTICLE XI – AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the DGCL and all rights conferred upon shareholders are granted subject to this reservation.~~Subject to any requirement of applicable law or any other provision of this Certificate of Incorporation and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Certificate of Incorporation.~~
The above summary is qualified in its entirety by reference to the full text of the amended Charter, attached to this proxy statement as Appendix B.
Purpose and Effect of the Share Increase Proposal
In reviewing the Charter in preparation for the Stock Split, it became clear that the language of Article XI– AMENDMENT OF CERTIFICATE OF INCORPORATION is ambiguous and potentially contradictory regarding the rights of the Board and the shareholders to approve amendments to the Charter. In comparison to similar provisions in the Certificates of Incorporation of other large Delaware public companies, the Board believes that Article XI does not align with current market practice. To prevent any future ambiguity, the Charter Amendment Proposal would amend Article XI to align with market practice and allow the Board to amend or repeal any provision of the Charter, without shareholder approval, if and to the extent the Board has been granted that authority under Delaware General Corporation Law. Under Delaware General Corporation Law, holders of common stock would retain the right to vote on any Charter amendment, except for amendments that: (i) change Chipotle’s corporate name; (ii) delete provisions of the original Charter that named the incorporators, the initial board of directors and the original subscribers for shares; (iii) delete provisions in a Charter amendment that were necessary to reflect a change, exchange, reclassification, subdivision, combination or cancellation of shares of common stock that has become effective; and (iv) proportionately increase Chipotle’s authorized shares to effectuate a forward stock split. Otherwise, shareholders’ rights would not be changed if the Charter Amendment Proposal is approved. The Board believes that removing the current ambiguity in the Charter regarding the Board’s ability to amend certain Charter provisions would provide clarity to stakeholders regarding when and how the Charter can be amended.
For the foregoing reasons, our Board believes that approving the Charter Amendment Proposal would be in the best interests of Chipotle and its shareholders.
Our Board of Directors recommends a vote FOR Proposal 5.
2024 Proxy Statement 39

SHAREHOLDER PROPOSALS
Shareholders have submitted the following proposals, which will be voted on at our annual meeting if properly presented by the applicable shareholder proponent or their qualified representative. In accordance with SEC rules, we are reprinting each proposal and supporting statement in this proxy statement as it was submitted to us. We do not believe that all assertions about Chipotle in these shareholder proposals are correct, but we have not attempted to refute all these inaccuracies. Receipt of the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote on the proposal is required to approve each of the following shareholder proposals. We will furnish the address and number of shares held by the proponents of any of the following shareholder proposals upon receipt of a request to the Corporate Secretary for such information. Our Board of Directors has recommended a vote AGAINST each of these proposals for the reasons set forth following each proposal.
Proposal 6 – Proposal requesting an audit of safety practices
The SOC Investment Group has advised us that they intend to submit the following proposal for consideration at the annual meeting. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.
Resolved: Shareholders request the Board of Directors of Chipotle Mexican Grill, Inc. (“the Company”) commission an independent third-party audit on the impact of the Company’s policies and practices on the safety and well-being of workers. A report on the audit, prepared at reasonable cost and omitting proprietary information, should be made available on the Company’s website.
The audit should include:
•	Evaluation of management and business practices that contribute to an unsafe or violent environment, including staffing capacity;
•	Meaningful consultation with workers and customers to inform appropriate solutions; and,
•	Recommendations for actions and regular reporting with progress on identified actions.
Supporting Statement:
Workplace violence is recognized as a national cause for concern. The U.S. Occupational Safety and Health Administration (OSHA) states that acts of violence and other injuries are the third leading cause of fatal occupational injury in the U.S.1 OSHA states, “However it manifests itself, workplace violence is a major concern for employers and employees nationwide.”2
Chipotle has been the subject of media reports over the past year showing staff exposure to customer violence. We believe these reports represent a growing reputational risk to Chipotle and shareholders.
In 2023, there were terrifying reports of workers being robbed at gunpoint in Pittsburgh, Pennsylvania; Rochester, Minnesota; and Columbus, Ohio as well as Chipotle workers being assaulted by customers in Parma, Ohio.
Chipotle workers have been exposed to unsanitary conditions. A Chipotle restaurant in South Florida was the subject of an investigative TV news report on health risks from unclean conditions. The report revealed overflowing sewage from the restrooms into the dining and food service areas and observed workers standing in the sewage during cleanup efforts.
The Company has come under fire for failure to protect employees’ mental, emotional, and physical well-being. The United States Equal Employment Opportunities Commission (EEOC) filed a suit against the company alleging management harassment of a female Muslim Chipotle worker in Lenexa, Kansas.
The EEOC claims a manager repeatedly requested the worker to remove her hijab and eventually forcibly took the hijab off her head. Her complaints to management went unheeded and she resigned. The Company eventually offered her a position at another location and fired the manager for an unrelated issue.
1
https://www.osha.gov/workplace-violence
2	Ibid.
2024 Proxy Statement 40

We believe problems of understaffing can exacerbate workers’ anxiety over health and safety risks. In Augusta, Maine Chipotle workers cited safety concerns due to understaffing. An Augusta worker stated, “I think there were two people manning an entire kitchen meant for at least seven people.”3
Chipotle’s Code of Ethics states the Company protects the health and safety of its employees. We believe that however well-intentioned the policy, this commitment is not being met. We urge shareholders to vote FOR this proposal.
Board of Directors’ Statement in Opposition
The Board recommends a vote against this shareholder proposal because Chipotle already has an effective safety and security program and is committed to the safety and security of our employees. We do not believe an independent third-party audit is necessary or will meaningfully improve the safety of Chipotle employees for the following reasons:
•	We believe that our Global Security & Resilience (GS&R) team is effective in protecting employees and guests and creating safe spaces.
•	Chipotle’s commitment to the safety and security of our employees is supported by strong policies and investment in staffing.
•	We regularly review our safety and security policies and procedures to ensure they are effective and address top risks.
We believe that our Global Security & Resilience (GS&R) team is effective in protecting employees and guests and creating safe spaces.
The mission of the GS&R team is to support the personal safety of employees and guests, secure Chipotle’s property, and investigate incidents of theft, fraud, or other dishonesty. The team conducts periodic audits of our restaurants and offices to evaluate and identify any vulnerabilities to workplace violence or life safety hazards, and they take prompt corrective action to reduce any risks identified. GS&R’s 24/7 Global Security Operations Center (GSOC) constantly monitors for severe weather, public protests, civil unrest, geopolitical disruptions, and other external threats that could impact a Chipotle facility or employee and proactively implements safety precautions, which may include onsite security personnel, closure of a facility, and implementation of a customized Employee Protection Plan.
We also monitor any known harassment, violence, or threats from any person toward any of our employees and proactively implement safety precautions. We investigate and report to the police any threat that is direct or specific, and we assign an onsite security guard until the threat is assessed and resolved. All Chipotle restaurants are equipped with a duress button that will trigger a silent alarm to the GSOC and our third-party alarm monitoring partners in the event of an emergency in the restaurant. Our restaurants are open to the public and we are subject to state and local laws and regulations that may restrict some safety measures otherwise available to us, but our commitment is unwavering: we abhor any violence or threats of violence against our employees or guests and we are committed, to the extent it is within our reasonable control, to protect the safety and security of all people who enter our premises.
Chipotle’s commitment to the safety and security of our employees is supported by strong policies and investments in staffing.
We believe our strong safety and staffing policies and procedures evidence our commitment to providing a safe workplace for our employees. We have numerous policies to ensure the safety of all people who enter our facilities, including our Workplace Violence Policy; Theft and Criminal Conduct Policy; Restaurant Security Policy; Heat Illness Prevention Plan; Environment, Health and Safety Program Manual; Injury, Illness Prevention Program; and Restaurant Emergency Procedures that cover natural disaster, active aggressor, bomb threat, fire and similar occurrences. We regularly monitor circumstances and implement best practices to create a safe workplace environment.
We also maintain policies on the staffing of our restaurants to ensure we always have sufficient employees to safely operate the restaurant and will close restaurants or limit services offered in the event we fall short of our staffing model. The shareholder proponent cites our former restaurant in Augusta, Maine and alleges that Chipotle workers raised safety concerns due to understaffing. What the proponent does not state is that Chipotle engaged in a prolonged, aggressive recruiting effort to hire additional employees at that restaurant to meet the requirements of our staffing policies. When we were unable to hire sufficient employees for that location, we acted in the best interest of our employees’ safety and permanently closed the Augusta, Maine restaurant (at significant cost to Chipotle) and offered all employees of that restaurant positions at other Chipotle restaurants.
3	https://www.wabi.tv/2023/03/27/former-chipotle-workers-augusta-reach-240000-settlement-with-restaurant- chain-months-after-store-was-closed-while-workers-attempt-form-union/
2024 Proxy Statement 41

We regularly review our safety and security policies and procedures to ensure they are effective and address top risks.
It is Chipotle’s policy that all policies should be reviewed at least annually to ensure they remain relevant and to update them for changes in processes and regulations and for experiences and learnings acquired since the last update. Our GS&R team also conducts periodic audits of our restaurants and offices to evaluate and identify any vulnerabilities to workplace violence or life safety hazards, and promptly take necessary corrective action to reduce any risks identified and update our programs and practices to reflect changes.
For all of the foregoing reasons, our Board believes that Chipotle already has sufficient policies and procedures to protect the safety and security of all people who enter our premises, to the extent it is within our reasonable control, and that the proposed audit is neither necessary nor will meaningfully improve the safety of Chipotle employees.
Our Board of Directors recommends a vote AGAINST Proposal 6.
2024 Proxy Statement 42

Proposal 7 – Proposal requesting adoption of a Non-Interference Policy
The Comptroller of the City of New York has advised us that they intend to submit the following proposal for consideration at the annual meeting. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.
RESOLVED: the Board of Directors of Chipotle Mexican Grill, Inc. (“Chipotle”) shall adopt and disclose a Noninterference Policy (the “Policy”) upholding the rights to freedom of association and collective bargaining in its operations as reflected in the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work (“Fundamental Principles”) and the United Nations Guiding Principles on Business and Human Rights (“UNGP”). The Policy should contain commitments to the following:
•
Noninterference when employees exercise their right to form or join trade union, which includes prohibiting Chipotle from undermining this right or pressuring employees seeking to form or join a trade union;

•	Good faith and timely collective bargaining if employees form or join a trade union;
•	Where national or local law is silent or differs from international human rights standards, Chipotle will follow the higher standards; and
•	Processes to identify, prevent, account for and remedy any practices that violate or are inconsistent with the Policy.
SUPPORTING STATEMENT:
Freedom of association and collective bargaining are fundamental human rights under internationally recognized human rights frameworks, including the Fundamental Principles, UNGP, and United Nations Universal Declaration of Human Rights (“Declaration”).
According to the International Labour Organization, “Freedom of association refers to the right of workers …to create and join organizations of their choice freely and without fear of reprisal or interference.”4
As stated in the UNGP guide, “…where national laws and regulations offer a level of human rights protection that falls short of internationally recognized human rights standards, enterprises should operate to the higher standard.”5
Chipotle’s Code of Ethics is indeterminant as to which standards prevail if applicable laws offer human rights protections that fall short of international human rights standards: “[w]e conduct our business in a way that respects fundamental human rights…and we support and align around the standards set out in [Declaration] and other applicable federal, state, provincial and local laws.”6 Chipotle should adopt a Policy upholding workers’ exercise of their fundamental rights under international standards and U.S. law.
Since May 2022, Chipotle has settled 11 unfair labor practice charges brought before the National Labor Relations Board (“Board”) involving workers’ right to organize.7 Alleged tactics include retaliatory firings, restaurant closure, anti-union consultants, and captive audience meetings.8 In November 2023, Chipotle reportedly faced five open unfair labor practice charges at the Board.9 In 2023, Chipotle agreed to pay 24 employees $240,000 after closing a Maine store where workers tried to unionize.10
Microsoft has adopted company-wide noninterference Principles11 and announced a “labor neutrality agreement” at Activision Blizzard, which “reflects a fundamental belief ... that enabling workers to freely and fairly make a choice about union representation will benefit Microsoft and its employees...”12
Chipotle’s failure to similarly respect workers’ rights presents reputational, legal, and operational risks that may negatively impact long-term shareholder value.
We urge shareholders to vote FOR this proposal.
4	https://www.ilo.org/actrav/events/WCMS_315488/lang--en/index.htm
5	https://studylib.net/doc/8645493/the-corporate-responsibility-to-respect-human-rights
6	https://ir.chipotle.com/download/Code+of+Ethics_English_Sept+2023_external.pdf
7	https://www.nlrb.gov/search/case/Chipotle
8	https://hellgatenyc.com/chipotle-nyc-worker-organizing-retaliation
9	https://www.newsweek.com/chipotle-teamsters-rally-lansing-union-wage-negotiations-1840842
10	https://www.nlrb.gov/news-outreach/region-01-boston/nlrb-region-1-boston-obtains-settlement-with-chipotle-with-240000-in
11	https://blogs.microsoft.com/on-the-issues/2022/06/02/employee-organizing-engagement-labor-economy/
12	https://news.microsoft.com/2022/06/13/cwa-microsoft-announce-labor-neutrality-agreement
2024 Proxy Statement 43

Board of Directors’ Statement in Opposition
Chipotle’s vision is to cultivate an environment where our employees can thrive, pursue their passion and become lifelong leaders. We are committed to investing and supporting our employees because our people are our most important asset and give us a competitive advantage in our business – without an engaged and committed workforce, we will not be able to meet our strategic and growth goals. Our Board recommends a vote AGAINST this proposal for the following reasons:
•	We already have a clear policy supporting our employees’ rights to freedom of association and collective bargaining, and we timely bargain, in good faith, if employees vote to form a union.
•	We are committed to complying with all applicable U.S. federal, state and local laws, which cover 98% of our workforce and which we believe provide strong human rights protections.
•
We have created a culture of open communication, which places no restrictions on our employees’ ability to freely discuss their wages and conditions of employment, and we maintain multiple avenues for employees to report concerns.

We already have a clear policy supporting our employees’ rights to freedom of association and collective bargaining, and we timely bargain, in good faith, if employees vote to form a union.
We respect our employees’ right to form and to join – and to not join, if that is their preference – collective bargaining associations. In 2023, we discussed a virtually similar proposal with the shareholder proponent and, in response to that discussion, we expanded the language in our Code of Ethics to more clearly express our support for employees’ rights to organize – expressly referencing the ILO Declaration on Fundamental Principles and Rights at Work and the National Labor Relations Act – and emphasize our intolerance of retaliation. Our Code of Ethics now states that:
“We recognize the fundamental right of freedom of association, which is guided by the ILO Declaration on Fundamental Principles and Rights at Work, and we respect our employees’ rights to choose whether to organize under the National Labor Relations Act. We are committed to working collaboratively when our employees choose to exercise their rights, and we prohibit discrimination or harassment against any employee based on their decision to support or not to support a collective bargaining proposal.”13
We demonstrated our commitment to timely bargain in good faith when employees voted to form a union at our Lansing, Michigan restaurant. In August 2022, employees at that restaurant voted to form a union and throughout the entire campaign process no charges were filed claiming that Chipotle engaged in any misconduct. Since that election, Chipotle has engaged in good faith bargaining with the Lansing, Michigan employees’ group, meeting regularly with them to work towards a collective bargaining agreement.
The shareholder proponent seems to imply that we closed our Augusta, Maine restaurant due to employees’ efforts to unionize. That is not true. The truth is that we closed the Augusta, Maine restaurant due to our inability to properly staff the restaurant, despite our sustained recruiting efforts. We ensure we always have at least the minimum number of employees needed to safely operate our restaurants and we will close restaurants or limit services if we have too few employees. Chipotle engaged in a prolonged, aggressive recruiting effort to hire additional employees for the Augusta, Maine restaurant to try to meet our staffing policies. When we were not able to hire sufficient employees for that location, we acted in the best interest of our employees and permanently closed the restaurant and offered all employees of that restaurant positions at other Chipotle restaurants. Contrary to the proponent’s suggestions, we reviewed this situation as we would any other restaurant with unique staffing challenges and made the decision unrelated to any organizing activities occurring in the restaurant.
Chipotle respects the right of employees to organize under the National Labor Relations Act. While unfair labor practices charges have been filed against Chipotle, charges are not lawsuits. They can be filed by anyone for any reason and the NLRB will investigate them even if they have no merit. In none of the unfair labor practice charges filed against Chipotle has there been any legal decision concluding that Chipotle has violated the law. Nonetheless, in some of those cases, Chipotle decided that entering into a settlement was in the best interest of Chipotle and our crew and avoided expending resources on litigation.
We are committed to complying with all applicable U.S. federal, state and local laws, which cover 98% of our workforce and which we believe provide strong human rights protections.
We are committed to complying with applicable law in every jurisdiction in which we operate, and we believe those laws provide strong protection for our employees. As of December 31, 2023, we employed over 116,000 people and over 98% of our employees work in the United States. We believe that federal, state and local laws in the United States regarding employment, employees’ rights and human rights are among the strongest and most comprehensive in the world, in addition to being applicable to almost all of our restaurants. We have employees working in 48 states and the District of Columbia, and the proponent’s request that “where national or local law is silent or differs from international human rights standards, Chipotle will follow the higher standards” is not only unworkable but also would create confusion among our employees regarding what rights they have and how to enforce them. In the United States, we comply with the federal National Labor Relations Act (in addition to other applicable laws), which provides a clear, consistent standard governing the vast majority of our restaurants.
13	See page 11 of our Code of Ethics, posted at https://ir.chipotle.com/corporate-governance.
2024 Proxy Statement 44

We have created a culture of open communication, which places no restrictions on our employees’ ability to freely discuss their wages and conditions of employment, and we maintain multiple avenues for employees to report concerns.
To ensure compliance with our employment policies, we provide multiple avenues for employees to raise concerns, including our Respectful Workplace Hotline, where employees can report complaints (anonymously if they wish) about inappropriate workplace behavior, including complaints of any restrictions on freedom of association and retaliation. We take every Hotline complaint seriously and regularly report to the Audit & Risk Committee of our Board of Directors about Hotline complaints and how they are resolved. In addition, we train or retrain employee populations as appropriate based on Hotline complaints and monitor changes in complaints in response to those initiatives. We also encourage our employees to bring their concerns to any trusted manager, a member of the human resources team, or a member of our Ethics & Compliance team. We strongly believe that fostering open dialogue between our employees and their managers and support teams provides employees with the most direct and efficient means of resolving any concerns they may have.
We value our employees and we take steps to ensure that we maintain high employee satisfaction. In 2023, we received external recognition for creating cultural equity for employees from the American Opportunity Index, Bloomberg (Gender Equality Index), Forbes (Best Brands for Social Impact), Fortune (500, America’s Most Innovative Companies, and World’s Most Admired Companies), Human Rights Campaign (Corporate Equality Index), Investor’s Business Daily (100 Best ESG Companies), JUST Capital (America’s Most Just Companies), Latino Leaders (Best Places to Work for Latinos), Newsweek (Excellence 1000 Index) and TIME (100 Most Influential Companies).We offer career advancement opportunities, competitive wages and industry-leading benefits, such as crew bonuses, free meals, educational assistance and debt free degrees, and formally engage with our employee base on a regular basis. In 2023, we promoted over 24,000 employees, and 90% of all restaurant management roles were internal promotions, including 87% of Field Leader positions.
We are proud of our employees and the culture we have created together – by providing equity and inclusivity, development opportunities, strong support and monetary rewards, we believe we have created an environment where people can thrive and pursue their passion. The Board of Directors recommends a vote “AGAINST” this proposal because we do not believe it would enhance our existing employee engagement or commitment to protecting employee rights, and it would not create additional benefits to our employees or value for our shareholders.
Our Board of Directors recommends a vote AGAINST Proposal 7.
2024 Proxy Statement 45

Proposal 8 – Proposal requesting a Report on adoption of automation
The International Brotherhood of Teamsters General Fund has advised us that they intend to submit the following proposal for consideration at the annual meeting. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.
PROPOSAL
Shareholders request the Chipotle Mexican Grill, Inc.’s (“Chipotle” or the “Company”) Board of Directors prepare a report on the principles by which the company seeks to address and measure the social implications on its workforce of the growing adoption of advanced technologies, including artificial intelligence and automation. The report should be prepared at reasonable cost, omit proprietary information, and be available to investors.
SUPPORTING STATEMENT
We live in a time of major change. The climate crisis has prompted significant changes in many aspects of human behavior, along with a recognition corporations should consider the social costs of this change. For example, the International Labor Organization (ILO) emphasizes the need to commit to “decent work” as society addresses the climate challenge. The four pillars are “social dialogue, social protection, rights at work and employment.” (https://www.ilo.org/wcmsp5/ groups/public/@ed_emp/@emp_ent/documents/publication/wcms_432859.pdf)
The looming changes from artificial intelligence and automation – which risk significant changes in the economy and everyday life – present similar concerns about how to protect decent work, especially if the social costs of these changes are ignored.
A recent report by the McKinsey Global Institute finds “Generative AI is both accelerating automation and extending it to an entirely new set of occupations,” warning that “almost 12 million occupational changes will need to take place …[before] 2030. Over 80% of those jobs fall into four occupations, including food service. McKinsey notes “[m]ost of these workers are lower paid, and disproportionately composed of less educated workers, women, and Black and Latino Americans.” (https://www.mckinsey.com/mgi/our-research/generative-ai-and-the-future-of-work-in-america) Goldman Sachs estimated roughly two-thirds of current jobs in the US and Europe are exposed to “some degree of AI automation.” (https://www.gspublishing.com/content/research/en/reports/2023/03/27/d64e052b-0f6e-45d7-967b-d7be35fabd16.html)
The ILO warns “those who lose their jobs … may be the least equipped to seize the new job opportunities,” and calls for “harnessing and managing technology for decent work.” (https://www.studocu.com/row/document/arab-academy-for-science-technology-maritime- transport/human-resource-management/ilo-2019-international-labor-organization-with-highlighted-important-topics/47547465) McKinsey emphasizes advances in technology must be “well managed,” by employers and policy makers, with “clear guidelines and guardrails” so workers “see these tools not as job destroyers but as work enhancers.”
The risk is particularly great in the restaurant sector. The investment bank TD Cowen says automation and AI are “nearing a tipping point” in the industry with “increased momentum” catalyzed by a “tight labor market…emerging risks from unionization,” and the “longer-term potential to reduce labor costs.” (https://www.cowen.com/insights/revolution-in-restaurant-automation/) One consulting firm estimates “[u]p to 82% of restaurant positions could, to some extent, be replaced with robots.” (https://aaronallen.com/blog/restaurant-robotics) The Washington Post notes, “th[is] shift comes as concern is rising over the effect of automation on job security, and as fast-food workers nationally demand higher wages and better working conditions.” (https://www.washingtonpost.com/business/2023/10/03/chipotle-robots-bowls-salads/)
Chipotle touts new technologies as central to its future, but apart from generalities – such as claiming new technologies will “unlock the human potential” of employees – Chipotle fails to disclose the principles that will guide Chipotle’s efforts to ensure these transformations to the workplace are just and equitable.
Board of Directors’ Statement in Opposition
Our Board recommends a vote AGAINST this proposal for the following reasons:
•	Chipotle has been working with several product development companies, but we have not yet implemented any advanced technologies in our restaurants.
•	The automation we are developing is intended to improve operations and enhance employees’ and guests’ experience, rather than facilitate staffing reductions.
2024 Proxy Statement 46

Chipotle has been working with several product development companies, but we have not yet implemented any advanced technologies in our restaurants.
In 2022, Chipotle launched Cultivate Next, a venture fund formed to make early-stage investments into strategically aligned companies that further the Company’s mission to Cultivate a Better World and help accelerate our aggressive growth plans. To date, Chipotle has invested in a wide range of companies innovating in areas such as farming, supply chain, advanced robotics, and plant-based foods, and only two of our investments have applications that are relevant to this proposal.
One relevant investment is in Hyphen, which is developing a foodservice platform that can be developed into an automated digital makeline that builds bowls and salads underneath, while Chipotle employees use the top makeline to craft burritos, tacos, and quesadillas. The other is our investment in Vebu, which is developing “Autocado,” a robot that can cut, core, and peel avocados. Both Hyphen and Autocado are progressing through Chipotle’s stage-gate process and will undergo an operational test in one restaurant in spring 2024. No decisions have been made on whether to scale either of these platforms or how and when they would potentially be rolled out, so our Board believes that this proposal is premature.
The automation we are developing is intended to improve operations and enhance employees’ and guests’ experience, rather than facilitate staffing reductions.
The innovations Chipotle is exploring, such as Hyphen and Autocado, are intended to remove less favorable tasks for restaurant crew members so they can focus on our guests, as well as support order accuracy and improved throughput. Hyphen is a ‘cobot’ (a collaborative robot) that is designed to work in tandem with Chipotle crew members and is expected to augment labor, not replace it, while Autocado is being developed to reduce one of our more tedious food preparation tasks – cutting and coring avocados to make our hand mashed guacamole. Although in some industry sectors advanced technologies, including artificial intelligence and automation, are being developed specifically to reduce headcount, the technology we are developing is intended to improve operations rather than facilitate staffing reductions. One hallmark of our “guest obsessed” culture is to free up our restaurant crew to enable them to focus on connecting with and serving our guests. Our makeline format provides opportunities for crew members to engage with guests throughout the order process, and we believe using automation to eliminate some of our kitchen tasks will enhance that engagement.
Our business requires a significant number of restaurant employees and our recruiting team is constantly working to fill new and open positions. In January 2024, we announced that we are looking to hire 19,000 additional employees for our busiest time of year running from March to May, and we introduced new benefits to our already best-in-class employee benefits to attract new employees. Although well intentioned, this proposal is not needed to preserve jobs at Chipotle. For these reasons, the Board of Directors recommends a vote “AGAINST” this proposal.
Our Board of Directors recommends a vote AGAINST Proposal 8.
2024 Proxy Statement 47

Proposal 9 – REQUESTING A Report on harassment and discrimination statistics
The New York State Common Retirement Fund has advised us that they intend to submit the following proposal for consideration at the annual meeting. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.
Resolved: Shareholders request the Board of Directors oversee the preparation of an annual public report describing and quantifying the effectiveness and outcomes of efforts by Chipotle Mexican Grill, Inc., (Chipotle) to prevent harassment and discrimination against its protected classes of employees. In its discretion, the Board may wish to consider including disclosures such as:
•	the total number and aggregate dollar amount of disputes settled by the company related to abuse, harassment or discrimination in the previous three years;
•	the total number of pending harassment or discrimination complaints the company is seeking to resolve through internal processes, arbitration, or litigation;
•	the retention rates of employees who raise harassment or discrimination concerns, relative to total workforce retention;
•	the aggregate dollar amount associated with the enforcement of arbitration clauses;
•
the number of enforceable contracts for current or past employees which include concealment clauses, such as non-disclosure agreements or arbitration requirements, that restrict discussions of harassment or discrimination; and

•	the aggregate dollar amount associated with agreements containing concealment clauses.
This report should not include the names of accusers or details of their settlements without their consent and should be prepared at a reasonable cost and omit any information that is proprietary, privileged, or violative of contractual obligations.
Supporting Statement
Chipotle states in its Code of Ethics, “We will not tolerate any form of harassment. Harassment includes but is not limited to any unwanted conduct based on a person’s protected characteristics that creates an intimidating, degrading, offensive or hostile work environment that interferes with an employee’s ability to do their work or adversely affects their employment opportunities.”
Yet, there have recently been allegations of sexual harassment and religious discrimination at Chipotle, including:
•
In September 2023 Chipotle settled a suit filed by the U.S. Equal Employment Opportunity Commission (EEOC). The settlement requires Chipotle to pay $400,000 to three former employees and appoint an internal consent decree coordinator to review, revise and implement anti-discriminatory policies and procedures that prohibit sexual harassment and retaliation.

•
Also in 2023, the EEOC sued Chipotle, charging it violated federal law when a manager harassed a teen worker for wearing a hijab and when the company retaliated against her after she complained. The EEOC further alleged the teen was forced to resign because of the discriminatory treatment.

There have been several high-profile derivative suits settled including at Twentieth Century Fox, Wynn Resorts, and Alphabet, alleging boards breached their duties by failing to protect employees from discrimination and harassment, injuring the companies and their shareholders.
Civil rights violations within the workplace can result in substantial costs to companies, including fines and penalties, legal costs, costs related to absenteeism, reduced productivity, challenges recruiting, and distraction of leadership. A company’s failure to properly manage its workforce can have significant ramifications, jeopardizing relationships with customers and other partners.
A public report such as the one requested would assist shareholders in assessing whether the Company is improving its workforce management.
2024 Proxy Statement 48

Board of Directors’ Statement in Opposition
At Chipotle, our vision is to cultivate an environment where our employees can thrive, pursue their passion and become lifelong leaders. We are committed to investing and supporting our employees because they are our most important asset and give us a competitive advantage in our business – without an engaged and committed workforce, we will not be able to meet our strategic and growth goals. Although we appreciate the spirit in which this proposal was submitted, after careful consideration our Board recommends a vote AGAINST this proposal for the following reasons:
•
We believe Chipotle’s existing policies and programs are effective in preventing harassment and discrimination and we have established processes for reporting and investigating concerns regarding discrimination and harassment in the workplace.

•
Since 2020, we do not require employees to sign arbitration agreements relating to employment-related disputes, including complaints of harassment or discrimination, and we do not include the types of “concealment clauses” referred to in the proposal in the agreements Chipotle employees sign when hired.

•
We do not believe that the proposed report would provide shareholders with meaningful information, and the report would require disclosures that are not customary among our restaurant peers, which could cause us competitive harm, and would divert resources better used in training and investigating.

We believe Chipotle’s existing policies and programs are effective in preventing harassment and discrimination and we have established processes for reporting and investigating concerns regarding discrimination and harassment in the workplace.
In our employee handbooks, Code of Ethics and communications with our employees, we are very clear that we will not tolerate any form of harassment, including any unwanted conduct based on a person’s protected characteristics that creates an intimidating, degrading, offensive or hostile work environment that interferes with an employee’s ability to do their work or adversely affects their employment opportunities. We define “protected characteristics” broadly to include race (including traits historically associated with race, such as hair texture and hairstyles protected by applicable law, including braids, locks, and twists), ethnicity, religion, religious creed (including religious dress and grooming practices), color, caste, sex (including childbirth, breast feeding, sex-based stereotypes, and related medical conditions), gender, gender identity or expression, sexual orientation, national origin, ancestry, citizenship status, uniform service member and veteran status, marital status, pregnancy, age (40 and over), protected medical condition and other protected classes. We do not tolerate retaliation of any kind against any employee who, in good faith, reports suspected inappropriate behavior or unethical conduct. We are also proactive in training on these policies and we retain an independent third-party consulting firm to conduct an annual gender and racial pay equity analysis of our U.S. and Canadian workforce, the results of which are reported on page 0 of this proxy statement.
To ensure compliance with our policies, we provide multiple avenues for employees to raise concerns, including our Respectful Workplace Hotline, where employees can report complaints (anonymously if they wish) about inappropriate workplace behavior, including alleged harassment and discrimination. We investigate every Hotline complaint involving harassment or discrimination, and regularly report to the Audit & Risk Committee of our Board of Directors about Hotline complaints and resolutions of those complaints. In addition, we train or retrain employee populations as appropriate based on Hotline complaints and monitor changes in complaints in response to those initiatives.
We believe our existing procedures are effective in both preventing and in promptly remediating incidents of discrimination and harassment in our workforce.
The proponent references two incidents in which Chipotle employees made allegations of sexual harassment and religious discrimination. We believe even one allegation is too many; however, we also recognize that with over 237,000 employees working for us for some period during the year (including turnover), no policies or programs will prevent all incidents of inappropriate behavior. We believe our proactive initiatives and our swift response to complaints evidence our commitment to providing a safe workplace where all employees can thrive and pursue their passions.
Since 2020, we do not require employees to sign arbitration agreements relating to employment-related disputes, including complaints of harassment or discrimination, and we do not include the types of “concealment clauses” referred to in the proposal in the agreements Chipotle employees sign when hired.
Similar to many other large employers, we previously required all new hires to sign an arbitration agreement covering the resolution of all employment-related disputes. Starting in September 2020, we incorporated an opt out provision into our arbitration agreements, allowing all new employees to opt out of the arbitration agreement. Although we still believe that both employees and the Company benefit from arbitrating employment-related complaints, we give employees the choice.
2024 Proxy Statement 49

We do not believe that the proposed report would provide shareholders with meaningful information, and the report would require disclosures that are not customary among our restaurant peers, which could cause us competitive harm, and would divert resources better used in training and investigating.
The proposed report would require us to disclose a wide range of detailed statistics that would require significant resources to systematically track and that we do not believe would provide meaningful information to enable our shareholders to assess the effectiveness of our practices. The turnover rate for retail and restaurant employees is over 100% industry-wide, and it would be difficult to accurately determine the specific turnover rate for employees who raise harassment or discrimination concerns, relative to total turnover, because over 40% of Hotline complaints are reported anonymously. We investigate all complaints of discrimination or harassment, and in 2023 the vast majority of complaints were determined to be unsubstantiated. Therefore reporting the number of complaints without more details could be misleading. In addition, the report would require Chipotle to provide detailed disclosures that are not customary among our restaurant industry peers and therefore would be viewed without the appropriate context or basis for comparison. Without such comparable metrics from our peers, the Company could be subject to increased litigation and reputational risk and could be put at a competitive disadvantage in recruiting and retaining qualified employees. Also, the resources required to compile the requested report would divert management attention and resources away from investing in initiatives, such as training and investigating complaints, that would further prevent inappropriate behavior. For these reasons, we do not believe that producing the proposed report would be a good use of Company resources or in the best interest of our shareholders.
Our Board of Directors recommends a vote AGAINST Proposal 9.
2024 Proxy Statement 50

EXECUTIVE OFFICERS
In addition to Brian Niccol, our Chairman and Chief Executive Officer, whose biography is included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of April 1, 2024, are as follows:

Scott Boatwright, 51, serves as Chief Operating Officer and has direct accountability for all restaurant operations. Prior to joining Chipotle in May 2017 as Chief Restaurant Officer, Mr. Boatwright spent 18 years with Arby’s Restaurant Group, a quick serve restaurant company, in various leadership positions, including for the last six years as the Senior Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. Mr. Boatwright holds a Bachelor’s degree from Florida State University and an MBA from the J. Mack Robinson College of Business at Georgia State University.

Chris Brandt, 55, serves as Chief Brand Officer and also oversees real estate and development. Prior to joining Chipotle in April 2018, Mr. Brandt was Executive Vice President and Chief Brand Officer of Bloomin’ Brands, Inc., a casual dining company, from May 2016 to December 2017; Chief Brand Officer/Chief Marketing Officer for Taco Bell, a subsidiary of Yum! Brands, Inc., a global restaurant company, from May 2013 to May 2016; and Senior Director and Vice President of Marketing for Taco Bell from November 2010 to May 2013. Mr. Brandt holds an MBA from the Anderson School at University of California, Los Angeles and a BA in Economics from University of California San Diego.

Curt Garner, 54, serves as Chief Customer and Technology Officer. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer and has been instrumental in developing Chipotle’s digital platform and the integration of technology across the organization as well as ensuring data security. Prior to joining Chipotle, Mr. Garner worked for Starbucks Corporation, a global coffee roaster and retailer, for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a Bachelor of Arts degree in Economics from The Ohio State University.

John R. (Jack) Hartung, 66, serves as our Chief Financial and Administrative Officer and has served as our Chief Financial Officer since 2002. In addition to having responsibility for all of our financial, reporting, tax and investor relations functions, Mr. Hartung also oversees strategy, supply chain and safety & asset protection. He joined Chipotle after spending 18 years at McDonald’s Corp., a quick serve restaurant company, where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung serves on the Board of Directors of The Honest Company, a consumer products company, and ZocDoc, Inc., a private company that runs an online medical and dental referral and appointment service, and also serves on the Audit Committee of both companies. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

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Ilene Eskenazi, 52, serves as Chief Human Resources Officer. Prior to joining Chipotle in November 2023, Ms. Eskenazi served as the Chief Legal and Human Resources Officer at Petco Health and Wellness Company, Inc., a pet care company, from January 2022 to November 2023, and previously served as their Chief Legal Officer and Corporate Secretary from September 2020 to January 2022. Prior to that, she served as Chief Human Resources Officer and Global General Counsel of Boardriders, Inc. (formerly Quiksilver, Inc.), an action sports and lifestyle company, from 2016 to 2020; Chief Legal Officer and Senior Vice President of Talent Operations and Performance of True Religion Apparel, Inc., a global retail and apparel company, from 2013 to 2016; General Counsel and VP, Human Resources of Red Bull North America, Inc., a beverage company, from 2008 to 2013; and Deputy General Counsel at The Wonderful Company LLC, a food and beverage company, from 2002 to 2008. She started her career at the law firm Skadden, Arps, Slate, Meagher & Flom LLP. In July 2017, True Religion Apparel, Inc. filed a plan of reorganization under Chapter 11 of the Bankruptcy Code. Ms. Eskenazi also serves on the Board of Directors of a.k.a. Brands Holding Corp. She holds a B.A. in Philosophy from the University of Michigan and a J.D. from the University of California at Los Angeles School of Law.

Laurie Schalow, 56, serves as our Chief Corporate Affairs and Food Safety Officer. Prior to joining Chipotle in August 2017, Ms. Schalow served as Vice President of Public Affairs for Yum! Brands, a global restaurant company, overseeing Global Corporate Social Responsibility, Public Relations, Crisis Management, Social Listening and Community Diversity programs for the 44,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries. Ms. Schalow holds a Bachelor of Science in Business Administration from Miami University and an MBA from Wayne State University.

Roger Theodoredis, 65, has served as Chief Legal Officer and General Counsel since October 2018. Prior to joining Chipotle, Mr. Theodoredis was General Secretary of Danone North America, with responsibility for legal, public affairs, communications, scientific affairs and corporate security. He previously served as Executive Vice President, General Counsel and Corporate Secretary of The WhiteWave Foods Company, a food and beverage company, until its acquisition by Danone, S.A. in April 2017, having been appointed as General Counsel of WhiteWave Foods in 2005. Prior to joining WhiteWave Foods, Mr. Theodoredis served as Division General Counsel for Mead Johnson Nutritionals, a subsidiary of Bristol Myers Squibb, and in a number of legal roles for Chiquita Brands International. He holds B.A. from Wesleyan University and a J.D. from Boston University School of Law.

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LETTER FROM THE COMPENSATION, PEOPLE AND CULTURE COMMITTEE OF OUR BOARD OF DIRECTORS
Dear Fellow Shareholders,
We had an exceptionally strong year in 2023, driven by our focus on exceptional people, exceptional food and exceptional throughput. We believe our focus on recruiting and retaining great employees, consistently serving delicious, fresh food, and setting high operational standards positioned Chipotle for success last year and into the future. Our team posted outstanding results in 2023:
•	Total revenue increased 14.3% to $9.9 billion
•	Comparable restaurant sales increased 7.9%
•	Digital sales represented 36.1% of food and beverage revenue
•	Operating margin was 15.8%, an increase from 13.4% in 2022
•	Restaurant level operating margin* was 26.2%, an increase of 230 basis points
•	Diluted earnings per share was $44.34, a 38.4% increase from $32.04 in 2022
•	We opened 271 new restaurants, of which 238 included a “Chipotlane,” our digital order drive thru pickup lane
We remain focused on cultivating an environment where our employees can thrive and deliver great culinary and strong in-restaurant execution. We also made strategic investments in our long-term future by forming our first international partnership, leveraging and amplifying our use of technology, and investing in companies that are innovating and disrupting the agriculture and restaurant markets.
We are proud of our financial performance in 2023 and the momentum we are building for our future strategic growth, while at the same time maintaining cultural relevance among our employees and guests. We are a performance-driven company, and our 2023 financial results drove the payouts under Chipotle’s 2023 annual incentive plan (“AIP”) and 2021 performance share unit (“PSU”) awards described on the following pages. We believe there is a strong connection between our financial results and shareholder returns. The corresponding robust goals that we set under our incentive plans help to ensure high performance for one drives high performance for all.
In the Compensation Discussion and Analysis section that follows, we provide further details about Chipotle’s compensation philosophy and decisions that this Committee believes clearly link executive pay delivery to company and individual performance, support continued growth and align the interests of our leaders with our employees, guests and shareholders.
Compensation, People and Culture Committee:
Patricia Fili-Krushel, Chair
Gregg Engles
Laura Fuentes
*	Appendix A includes a reconciliation of restaurant level operating margin to the most directly comparable measure reported under U.S. generally accepted accounting principles.
2024 Proxy Statement 53

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the objectives and principles underlying our executive compensation program, outlines the material elements of the compensation of our Chairman and Chief Executive Officer (“CEO”), Chief Financial and Administrative Officer (“CFAO”), and our three next most highly compensated executive officers for the year ended December 31, 2023 (collectively, “NEOs”), and explains the Compensation, People and Culture Committee’s decisions regarding the 2023 compensation of our NEOs. In addition, this CD&A is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear after the CD&A.
EXECUTIVE SUMMARY
Our 2023 NEOs and their titles are:
•	Brian Niccol, Chairman and CEO
•	Jack Hartung, CFAO
•	Curt Garner, Chief Customer and Technology Officer
•	Chris Brandt, Chief Brand Officer
•	Scott Boatwright, Chief Operating Officer
2023 Performance Overview
We delivered outstanding performance in 2023 as we surpassed $3 million in average unit volumes (AUVs) driven by strong transaction growth fueled by our focus on throughput and successful menu innovation. We also opened a record number of new restaurants, including our 800th Chipotlane, and formed our first international partnership. Looking forward, we believe we are well positioned to pursue our long-term growth opportunities. As a performance-driven company, our outstanding 2023 financial results resulted in over 200% payouts under Chipotle’s 2023 annual incentive plan (“AIP”) and a 278% payout under the 2021 performance share unit (“PSU”) awards, which are described in this section.
Financial Achievements and Shareholder Value Creation
+$23.9 billion 3-year market cap growth	18% 3-year total annualized shareholder return	$3.0 million AUVs at year end
$9.9 billion Total revenue, a 14.3% growth year-over-year	7.9% Comparable restaurant sales growth	$44.34 Adjusted diluted earnings per share, a 38.4% increase from 2022
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We believe there is a strong connection between our financial results and shareholder returns.

Strategic	Operational	Brand Purpose
• We have made early-stage investments in seven strategically aligned companies in the agriculture and restaurant spaces that further our mission to Cultivate a Better World.
• We delivered 40 strategic priority technology programs, including re-platforming our rewards program, real time comparable data and dashboards, supply chain Distribution Center visibility, Crew Support Portal and refunds reduction functionality, and over 400 digital features and enhancements.
• Improved our restaurant service throughput, and increased digital order accuracy and timeliness.
• We continue to develop and test automation to enhance employee and guest experiences, such as Hyphen, our automated digital make line, and Autocado, which cuts, cores and scoops avocados.

• We opened a record 271 new restaurants, of which 238 included a “Chipotlane,” our digital order pick-up lane.
• In 2023, we had more than 24,000 internal promotions, including 100% of U.S. based Regional Vice Presidents, 87% of Team Directors, and 87% of Field Leaders.
• In 2023, Fortune ranked Chipotle second in the food service industry on its list of World’s Most Admired companies. We also received external recognition for creating cultural equity for employees from the American Opportunity Index, Bloomberg (Gender Equality Index), Forbes (Best Brands for Social Impact), Fortune (500, America’s Most Innovative Companies), Human Rights Campaign (Corporate Equality Index), Investor’s Business Daily (100 Best ESG Companies), JUST Capital (America’s Most Just Companies), Latino Leaders (Best Places to Work for Latinos), Newsweek (Excellence 1000 Index) and TIME (100 Most
Influential Companies).
• We successfully drove sales with several limited time menu items - returning fan favorite Carne Asada, new Chicken Al Pastor and customer inspired Fajita Quesadilla.

• We generated over $15.6 million in Round Up for Real Change donations for a variety of non-profits, including Kids in Need, Folds of Honor, The Trevor Project, Asian American & Pacific Islander Engagement Fund, American Red Cross, Big Brothers & Big Sisters, and Project 10X: LISC’s
Initiative for Racial Equity.
• We achieved greater energy efficiency with purposeful design solutions in our restaurants that should result in over $1 million dollars of cost savings.
• We donated $99.5 million in support of 362,660 local community fundraisers from 2006-2023.
• We donated over 327,000 pounds of food to local organizations in 2023.

2024 Proxy Statement 55

2023 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach
64% shares	32% shares
Shareholders Contacted before the 2024 Annual Meeting	Shareholders that Engaged with Us
Each year we carefully consider both the level of voting support from our shareholders on our say on pay advisory vote proposal, as well as feedback from our engagement with shareholders, when evaluating our executive compensation program. As in prior years, in late 2023 and early 2024 we proactively reached out to our largest shareholders to engage on a variety of topics including executive compensation, talent management, environmental and sustainability matters and corporate governance matters. This year, shareholders representing over 30% of our outstanding shares accepted our invitation to engage. Executive officers and other senior members of our People Experience/Human Resources, Legal, Corporate Secretary, Sustainability and Investor Relations teams participated in these meetings, and our Lead Independent Director and the Chair of our Compensation, People and Culture Committee participated in meetings as requested. Shareholders generally expressed support for our executive compensation program and the recent addition of Laura Fuentes to our Board of Directors and the Compensation, People and Culture Committee, and our discussion largely focused on sustainability and human capital management matters.
At the 2023 Annual Meeting, over 96% of the votes cast supported our “say on pay” advisory vote proposal, which we believe demonstrates that shareholders strongly support Chipotle’s executive compensation program. In evaluating our executive compensation program for 2024, the Compensation, People and Culture Committee and the full Board considered the 2023 say on pay results as well as common themes that emerged from our shareholder engagement meetings and determined that no significant refinements were needed to the executive compensation program. The Compensation, People and Culture Committee has taken all feedback from shareholders under advisement and will continue to solicit shareholder feedback, consider input from our independent compensation consultant and consider the outcomes of future “say on pay” advisory vote proposals when assessing our executive compensation program and policies and making compensation decisions regarding our executive officers.
Alignment of Executive Compensation with Shareholder Interests
What We Do	What We Don’t Do

Maintain a performance-driven compensation philosophy where a significant portion of our executive compensation is variable, at-risk pay.
Employ an annual long-term incentive (LTI) plan based predominantly on performance-based equity awards that fully vest over a minimum of 36 months.
Align our executive compensation with achieving meaningful financial, operational and individual goals that drive shareholder value.
Design our executive compensation program to align with shareholder interests, by using multiple incentive plan performance measures, robust executive stock ownership guidelines, long-term performance goals and minimum three-year periods for full vesting on annual LTI awards.
Conduct extensive shareholder engagement on executive compensation, corporate governance and sustainability related matters. Carefully consider the annual “say on pay” vote result and solicit and respond to shareholder feedback.
Maintain a clawback policy that enables the Board to recoup incentive compensation paid or awarded to an executive officer if it was based on financial results that subsequently were restated, and also to cause forfeiture of an executive officer’s compensation if they engaged in egregious conduct that is substantially detrimental to the company.

No hedging, pledging or short sales of Chipotle common stock and no holding Chipotle common stock in margin accounts by executive officer or directors.
No stock option or stock appreciation right repricing, reloads or exchanges and no stock options or stock appreciation rights granted below market value without shareholder approval.
No single trigger acceleration of equity awards in connection with a change in control.
No excessive executive perquisites or benefits.
No additional work for or on behalf of management is allowed for the independent consultant to the Compensation, People and Culture Committee.
No fixed term or evergreen employment agreements with executives.

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Executive Compensation Philosophy and Objectives
We strive to provide our executive officers with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation, People and Culture Committee believes our programs and policies should achieve the following specific objectives:
•
Position our target total direct compensation (base salary, target annual incentive bonus opportunity and target LTI opportunity) at a level where we can successfully recruit and retain industry leading talent critical to shaping and executing our business strategy and creating long-term value for our shareholders.

•	Align relative realized pay with relative performance versus peers by emphasizing long-term equity over short-term cash and performance-based compensation over time-vested compensation.
•	Differentiate compensation among executives based on actual performance.
•	Align the interests of our executives and shareholders by rewarding the achievement of financial, operational, and strategic goals that we believe enhance long-term shareholder value.
Executive Compensation Program Components and Structures
Our ongoing annual executive compensation program is comprised of three primary components:
Base Salary	Annual Incentive Plan	Equity Compensation

Purpose: Attract and retain executives and provide a competitive fixed, compensation element.
Key features: Determined based on the position’s importance within Chipotle and impact on the business, the executive’s experience, and external market data.

Purpose: Incentivize achievement of annual financial, operating, brand purpose and individual goals.
Key features: Our 2023 AIP provides for variable cash payouts based on achievement against quantitative operating, financial performance and brand purpose goals approved by the Committee at the beginning of each year, as well as evaluations of performance against individual goals and objectives. Payouts may be reduced based on food safety performance.

Purpose: Align the incentives of our executive officers with shareholder interests and reward the creation of shareholder value.
Key features: Our LTI mix for 2023 was 60% PSUs with a three-year performance period, 20% seven-year term stock only stock appreciation rights (“SOSARs”) that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, and 20% in either SOSARs or restricted stock units (“RSUs”), at the executive’s election, that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date. For 2023, most executives elected to receive SOSARs, resulting in LTI value being granted 60% in PSUs and 40% in SOSARs.

2024 Proxy Statement 57

Most OF OUR Executive Compensation is Variable, At-Risk Pay
Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our executive officers’ total compensation to variable, at-risk pay elements (performance-based AIP and LTI awards), as illustrated below. As an employee’s responsibilities and ability to affect our financial results increases, base salary becomes a smaller component of his or her total compensation. In 2023, our target variable, at-risk pay comprised 93% of our CEO’s compensation and 88% of our other NEO’s compensation.

(1)
Pie charts show 2023 target total direct compensation, which consists of base salary, target bonus payout, and LTI granted during fiscal 2023. Consistent with disclosure in the 2023 Summary Compensation Table, LTI awards are reported at grant date fair value (which, for PSUs, is based on the target number of shares subject to the award).

Factors in Setting Executive Officer Pay
The Compensation, People and Culture Committee sets compensation for the executive officers annually after considering the following factors:
•	Chipotle’s performance relative to goals approved by the Committee and strategic objectives set by the Board
•	Each executive officer’s experience, knowledge, skills and personal contributions
•	Levels of compensation for similar jobs at market reference points
•	The business climate in the restaurant industry, general economic conditions and other market factors
•	Compensation levels of Chipotle’s non-officer employees
With respect to the CEO, at the beginning of each year, the Committee reviews and approves the overall corporate objectives that apply to the AIP and LTI, and reviews and approves the CEO’s individual performance goals. After the end of the year, the Committee evaluates the CEO’s performance against those goals and determines the CEO’s compensation based on its evaluation. The Committee also certifies the company’s achievement against the overall corporate objectives established for the year.
For other executive officers, the CEO makes recommendations to the Committee about their compensation after reviewing Chipotle’s overall performance, achievement by each executive officer of his or her individual performance goals and personal contributions to the company’s success. The Committee is responsible for reviewing the CEO’s recommendations and setting and approving compensation for all executive officers.
As part of its review of executive compensation, the CEO and the Compensation, People and Culture Committee review historical pay for each executive officer (including the CEO), as well as their accumulated equity, which are used as reference points to assist the Committee in understanding the overall compensation opportunity and realized pay provided to each executive officer.
At the same time that the Committee is considering executive officer compensation, it also reviews and approves key elements of the compensation plan for non-executive officers, including (i) the plan design for the AIP for all eligible employees, (ii) the LTI grant guidelines by employee level, which contains details on grant ranges, LTI vehicle mix and employee participation rates, and (iii) the total value of the share pools for the annual LTI grants to non-executive officer employees. The Committee also reviews, but does not approve, a summary of pay grades, salary ranges and target annual and equity incentive values for all non-executive officer employees.
The typical process is for the Committee to be presented with and to review the above information during one Committee meeting, and then formally approve compensation actions at the subsequent Committee meeting, which gives the Committee the opportunity to consider the totality of the Company’s compensation practices, request additional information or seek clarifications, and discuss the proposed compensation plan before final approval.
2024 Proxy Statement 58

ROLES AND RESPONSIBILITIES OF THE COMMITTEE, COMPENSATION CONSULTANT AND THE CEO IN SETTING EXECUTIVE OFFICER COMPENSATION
Responsible Party	Role and Responsibilities
Compensation, People and Culture Committee The Committee is currently comprised of three independent directors and reports to the Board.
• Retains an independent consultant to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.
• Works with the CEO to set performance goals at the beginning of each year targeted at positively incentivizing long-term shareholder value creation.
• Evaluates CEO performance in relation to those goals and Chipotle’s overall performance and sets the compensation for our CEO.
• Determines and approves compensation for our other executive officers.
• Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate, including the AIP and LTI plan designs and awards.
• Approves applicable peer group and broader market data as reference points to help inform determination on NEO pay levels and program design.
• Conducts an annual assessment of potential compensation-related risks to Chipotle and oversees policies and practices to mitigate such risk, including performance-based incentive arrangements below the executive level.
• Engages with shareholders and other stakeholders as requested to receive input on executive compensation matters.

Independent Consultant to the
Compensation, People and Culture
Committee
The Committee retains an independent compensation consultant to provide advice on matters of governance and executive compensation.

• Provides advice and opinion on the appropriateness and competitiveness of our compensation program relative to market practice, our strategy and internal processes, and compensation-related risk mitigation.
• Provides advice regarding compensation decision-making governance.
• Provides market data, as requested.
• Performs additional functions at the direction of the Committee.
• Attends Committee meetings and consults on various compensation matters, as reflected in the Committee’s charter.
• Confers with the Committee at and between meetings and in executive session, and, at the direction of the Committee, select members of the company’s management team on defined compensation-related matters.

CEO
Makes recommendations for compensation of other executive officers and, with the support of other members of the management team, including the internal compensation and benefits team, all employees generally.

• Works with the other executive officers to recommend performance goals at the beginning of each year that are targeted at positively incentivizing shareholder value creation, with enterprise level performance goals reviewed and approved by the Compensation, People and Culture Committee.
• Reviews performance of the other executive officers and makes recommendations to the Committee with respect to their compensation.
• Confers with the Committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

Role of Market Data and Our Peer Group
Market Data and Impact on 2023 Pay Levels
The Compensation, People and Culture Committee believes the investment community generally assesses our performance by reference to a peer group composed primarily of other companies in the restaurant industry and other high-growth hospitality and digitally enabled, customer-oriented companies. The Committee and management recognize that the talent pool for executives is broader than the restaurant industry and, for that reason, chose to include other non-restaurant consumer focused companies in our compensation peer group, although most of our compensation peers are in the restaurant and hospitality industries.
Each year, the Committee’s independent compensation consultant provides the Committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group, which the Committee considers in setting pay levels and determining pay design for executive officers. This peer group data is only one factor considered by the Committee in setting executive compensation each year.
In setting 2023 pay levels, in addition to peer group data, the Committee also considered our progress on achieving our strategic objectives, current target compensation opportunities, internal equity, the value of outstanding equity awards and the overall design of our executive compensation program. We believe our executive compensation program has consistently demonstrated strong alignment with financial performance and shareholder value creation.
2024 Proxy Statement 59

2023 Peer Group
In identifying companies for potential inclusion in the peer group, the Compensation, People and Culture Committee used the following criteria:
Category	Criteria
General	• Publicly traded (not a subsidiary) • U.S. based (not a foreign issuer)
Industry / Business Focus	• Restaurants • Other Consumer Discretionary: Apparel, Accessories & Luxury Goods, Hotel, Resorts & Cruise Line, Internet & Direct Marketing Retail, and Specialty Stores industries
Size	• Restaurants: 0.25x to 4.0x Chipotle revenue and 12-month average market cap • Other Consumer Discretionary: 0.3 – 3.33x Chipotle revenue and 12-month average market cap
Other	• For Other Consumer Discretionary companies, a focus on technology-enabled consumer businesses and high growth companies
We include in our peer group both direct restaurant peers as well as non-restaurant companies that have some combination of high brand recognition, attractive growth opportunities, strong customer service and technology-enabled operations, which align with Chipotle’s continued focus on customer service and operational excellence. For 2023, the Committee determined to remove Wayfair Inc. due to lack of alignment on the size criteria, and add Airbnb, Inc. and Booking Holdings Inc. as high-growth technology-enabled consumer services companies.
Chipotle’s revenues rank at the 35th percentile of this peer group, and our market capitalization ranks at the 64th percentile of this peer group (as of December 31, 2023), which confirmed for the Committee that this peer group is appropriate in generally reflecting comparable organizational size and related complexity.
Data provided by S&P Capital IQ; $ in millions
Company Name	Revenues(1)	Market Cap(2)
Airbnb, Inc.	$9,917	$87,256
Booking Holdings Inc.	$21,365	$123,762
Darden Restaurants, Inc.	$11,013	$19,768
Domino’s Pizza, Inc.	$4,479	$14,379
DoorDash, Inc.	$8,635	$39,379
eBay Inc.	$10,112	$22,639
Expedia Group, Inc.	$12,839	$21,076
Hilton Worldwide Holdings, Inc.	$10,235	$46,695
Lululemon Athletica Inc.	$9,186	$64,520
McDonald’s Corporation	$25,494	$215,071
Restaurant Brands International Inc.	$7,022	$24,379
Starbucks Corporation	$36,687	$109,135
Uber Technologies, Inc.	$37,281	$126,702
Ulta Beauty, Inc.	$10,880	$23,795
YUM! Brands, Inc.	$7,076	$36,625
Peer Group Median	$10,235	$39,379
Chipotle Mexican Grill, Inc.	$9,872	$62,765
Percent Rank	35%	64%
(1)
Reflects revenue for each peer company’s most recent fiscal year end as of March 5, 2024, the date of this analysis. For Darden Restaurants, Lululemon, Starbucks, and Ulta Beauty, reflects trailing twelve months as reported by Standard & Poor’s on March 5, 2024, because these companies do not operate on a calendar fiscal year.

(2)	As of December 31, 2023.
2024 Proxy Statement 60

The Committee reviews the composition of the peer group periodically and makes adjustments in response to changes in size, business operations and/or strategic focus, mergers and acquisitions, and companies becoming public. In September 2023, the Committee decided for purposes of 2024 compensation to expand the peer group to 16 and added Marriott International, Inc. without removing any companies.
2023 EXECUTIVE COMPENSATION PROGRAM
Base Salaries
We pay a base salary to our executive officers to compensate them for services rendered during the year and to provide them with a fixed level of income. The Committee reviews the executive officers’ base salaries at least annually and makes adjustments as it deems appropriate.
Our CEO makes recommendations to the Committee for base salaries of our executive officers (other than for himself). The Committee reviews and approves the CEO’s base salary and any changes each year. Adjustments to base salaries, if any, typically occur during the first quarter of each year. For 2023, after an extensive review of market data, the Committee approved salary increases for the NEOs to better align with competitive market levels and our desired compensation philosophy. The 2023 base salaries for our NEOs were as follows:
	Base Salaries(1)
Executive Officer	2023	2022	% Change
Brian Niccol	$1,300,000	$1,250,000	4%
Jack Hartung	$865,000	$865,000	0%
Curt Garner	$780,000	$750,000	4%
Chris Brandt	$725,000	$695,000	4%
Scott Boatwright	$605,000(2)	$565,000	7%
(1)	2023 salaries were effective February 13, 2023 and therefore may not match the salary numbers in the 2023 Summary Compensation Table.
(2)
Mr. Boatwright’s base salary was increased to $650,000, effective October 2023, to reflect his expanded responsibilities and as an internal equity adjustment to better align his compensation with the other NEOs and newly hired executives.

Annual Incentive Plan (AIP)
The AIP is our annual cash incentive program for certain bonus eligible employees, including our executive officers, and payout is based on the extent of our achievement against predetermined performance factors. The 2023 AIP had two performance factors: a company performance factor (“CPF”) weighted 75%, and an individual performance factor (“IPF”) weighted 25% and is subject to a quantitative Brand Purpose modifier that can increase or decrease the overall AIP payout by 15%. The Brand Purpose modifier has three pillars – food & animals, people and environment – and a 5% weight is assigned to each pillar. There is also a cap on the maximum earnout for the IPF based on the level of CPF achievement to help ensure that individual achievement under the IPF is aligned with business and operating performance.
The total AIP payout remains subject to a food safety modifier that can reduce (but not increase) the bonus by as much as -20%. Chipotle is committed to food safety and strong food safety performance is an expectation, therefore our executive officers cannot earn a higher bonus for strong food safety performance.
2024 Proxy Statement 61

The graphic below illustrates the AIP calculation, including the weighting of the CPF and IPF and the Brand Purpose modifier, with a potential reduction under the food safety modifier:

Performance Metrics
Company Performance Factor (CPF)			Brand Purpose Modifier
40% Comparable Restaurant Sales	40% Restaurant Cash Flow Margin	20% Site Assessment Requests	Pillar 1: Food & Animals (5%)	Pillar 2: People (5%)	Pillar 3: Environment (5%)
Payout for the CPF and IPF and for total AIP can range from 0% up to a maximum of 275% of the target level. For the 2023 AIP, any payout above 200% of the target level was paid in the form of RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to the executive officer’s continued service through the applicable vesting date.
Target Bonus Opportunities
Each executive officer’s target opportunity under the AIP is expressed as a percentage of base salary. For 2023, the Compensation, People and Culture Committee approved an increase in the target opportunity for our CEO (who did not receive an increase in 2022, unlike other NEOs) to better align with competitive market levels and maintain our desired pay for performance compensation philosophy. All other NEO target bonus opportunities remain unchanged from 2022.
	AIP Targets (% of Base Salary)
NEO	2023	2022	% Change
Brian Niccol	200%	180%	20%
Jack Hartung	110%	110%	0%
Curt Garner	100%	100%	0%
Chris Brandt	90%	90%	0%
Scott Boatwright	90%	90%	0%
Company Performance Factor (CPF)
For 2023, the Committee utilized the same CPF metrics and weightings as in 2022, which they believe are the critical financial and operational objectives that will drive Chipotle’s continued growth and profitability: 40% comparable restaurant sales (“CRS”) growth, which is the change in sales year-over-year for restaurants open for at least 13 full calendar months at the end of 2023; 40% restaurant cash flow (“RCF”) margin %, which is cash flow generated at the restaurant level resulting from restaurant sales minus all costs incurred to run the restaurant divided by total restaurant sales; and 20% site assessment requests (“SARs”), which is a measure of our inventory for new restaurants over the next 18 – 24 months.
2024 Proxy Statement 62

2023 target goals for the three financial objectives that comprise the CPF were approved by the Compensation, People and Culture Committee at the beginning of 2023. The Committee established a target performance range for the CRS and RCF metrics. Achievement within the target range for CRS or RCF or at the target level for SARs would yield a CPF of 100%, equating to payout at the target level. For achievement of the CPF above or below the target level, the payout is adjusted based on actual performance up to a maximum of 275% or down to 0%.
As shown in the chart below, in 2023 Chipotle’s performance was above target on all three metrics, which resulted in a CPF of 215%.
CPF Performance Goals
Metric	Weighting	Threshold Performance	Target Performance	Maximum Performance	2023 Actual Results
CRS	40%	0.90%	4.9-5.9%	9.9%	7.9%
RCF Margin %	40%	24%	25.0 – 25.5%	26.5%	26.2%
SARs	20%	380	410	440	443
				Total CPF	215%
Individual Performance Factor (IPF)
An executive’s AIP payout also depends on his or her achievement of individual performance goals. The Compensation, People and Culture Committee believes that our executives’ individual performance goals should support achievement of the company’s strategic objectives and be tied to their areas of responsibility. This allows AIP awards to be appropriately differentiated on the basis of individual performance and also aligns compensation with the achievement of non-financial, strategic and operational objectives.
The individual performance goals for the CEO are approved by the Committee, and the goals for other executive officers are approved by the Committee based on recommendations of the CEO. After the end of the year, the Committee evaluates the performance of the CEO against his goals and approves an IPF within the range of 0-275% based on its evaluation. The CEO evaluates the performance of each of the other executive officers against their goals and provides an IPF recommendation for each executive officer to the Committee, which then approves an IPF of 0-275% for each executive officer. In the case of both the CEO and other executive officers, there is a cap on the maximum earnout for the IPF based on the level of CPF achievement.
In determining the 2023 IPF for the CEO and executive officers, the Committee considered the CEO’s individual accomplishments and the CEO considered each executive’s individual accomplishments that helped the company achieve significant progress on its long-term growth strategy, including: sustaining world class people leadership by developing and retaining diverse talent at every level; running successful restaurants with a people accountable culture that provides great food with integrity while delivering exceptional in-restaurant and digital experiences; making the Chipotle brand visible, relevant, and loved to improve overall guest engagement; amplifying technology and innovation to drive growth and productivity at our restaurants, support centers and in our supply chain; and expanding access and convenience by accelerating new restaurant openings in North America and Internationally.
As a result of this review and the exceptional performance in 2023, the Compensation, People and Culture Committee approved IPFs ranging from 200% – 225% of target for each NEO. Some of the key accomplishments of our NEOs during 2023 that the Committee considered when determining the 2023 IPF are summarized below, including the IPF for each NEO.
Brian Niccol (IPF: 225%)
•
Achieved total revenue of $9.9 billion, a 14.3% increase from 2022, and achieved CRS of 7.9%, and RCF margin of 26.2% (which is a 230 bp increase over 2022), coming off a period of high inflation and macroeconomic uncertainty.

•	Increased shareholder value by 62%, adding over $24 billion to our market capitalization.
•
Performed a critical review of all support departments to ensure clear alignment to company strategic initiatives, consolidating related and dependent functions under a single leader to reduce redundancies and increase insights and increasing investment in emerging compliance areas.

•
Signed Chipotle’s first-ever development agreement to open restaurants in the Middle East, beginning in Dubai and Kuwait, and accelerate our international expansion efforts in partnership with leading international franchise retail operator Alshaya Group.

•
Received external recognition for excellence in business execution and for creating cultural equity for employees from the American Opportunity Index, Bloomberg (Gender Equality Index), Forbes (Best Brands for Social Impact), Fortune (500, America’s Most Innovative Companies, and World’s Most Admired Companies), Human Rights Campaign (Corporate Equality Index), Investor’s Business Daily (100 Best ESG Companies), JUST Capital (America’s Most Just Companies), Latino Leaders (Best Places to Work for Latinos), Newsweek (Excellence 1000 Index) and TIME (100 Most Influential Companies).

2024 Proxy Statement 63

Jack Hartung (IPF: 210%)
•	Supported Chipotle’s achievement of outstanding financial results, including increasing operating margin to 15.8% from 13.4% in 2022, and increasing EPS by 38.4% to $44.34.
•	Created vulnerability/impact matrix to increase capacity of critical ingredients and diversify suppliers and geographies of key ingredients; increased chicken capacity for the next 3 years.
•	Exceeded our food cost margin goals by 40 to 50 bps.
•	Refreshed strategic 10-year model to identify near term investments and additional growth levers in the future, to create sustained compelling shareholder value.
Curt Garner (IPF: 200%)
•
Delivered 40 Strategic Priority technology programs including re-platforming rewards, real-time comparable data and dashboards, supply chain Distribution Center visibility, Crew Support Portal and refunds reduction functionality, and over 400 digital features and enhancements.

•
Delivered 11% digital growth by launching “new personalization at scale” capabilities and utilizing insights to develop more meaningful CRM journeys that increase frequency, reduce defection and improve recovery.

•
Set new records for systems stability and uptime by developing robotic process automations that can detect when a restaurant system becomes unhealthy, diagnose the issue and apply a remedy without human intervention.

•	Developed working prototypes for several potential restaurant automation projects and led the Cultivate Next Fund through early-stage investments and collaborations with several new startup companies.
Chris Brandt (IPF: 200%)
•
Chipotle's marketing in 2023 featured breakthrough creative, top performing innovation, high return on ad spend, attention grabbing social, and successful sponsorships that generated over 35 billion PR impressions and 13.9 billion media impressions, helping drive sales through both higher transactions and increased check amounts.

•	Opened 271 new restaurants, of which 88% included a Chipotlane, which is an increase of 35 new restaurants compared to last year, and completed 443 site assessment requests.
•
Leveraged measurement tools and proprietary modeling for media campaign optimizations that delivered a return on ad spend of 6.5x, an increase from 5.5x in 2022, including double digit returns for digital, social and audio channels.

Scott Boatwright (IPF: 215%)
•	Built a strong field leadership pipeline with over 260 promotions to Certified Training Manager, of which more than 80 were later promoted to Field Leader.
•	Improved annualized turnover for salaried managers by more than 20% and reduced hourly turnover by 21% from the prior year.
•	Launched Project Square One, highlighting the three key components of delivering exceptional throughput: Scheduling, Food Prep and Core 4 Deployment; Implemented Field Leader throughput audits.
•	Improved the percentage of days at model and improved the percentage of days fully staffed across all markets.
Brand Purpose Modifier
The Brand Purpose modifier is aligned around the three pillars of our sustainability strategy and reporting – food & animals, people and environment. Each pillar has one metric with a quantitative target such that achievement against that target can result in an increase or decrease to overall AIP payout of 5%, for a total of 15% across the three pillars. For each metric, performance is evaluated on a quantitative basis as follows:
•	Achievement above the target range: +5% modifier
•	Achievement within the target range: 0% modifier
•	Achievement below the target range: -5% modifier
2024 Proxy Statement 64

The table below illustrates each of the metrics, target ranges, and results for 2023. Based on the level of achievement against these quantitative targets, the Brand Purpose modifier increased the 2023 AIP payout by +5%.
Pillar	Metric	Target (0% modifier)	Achievement	Modifier
Food & Animals	Increase pounds of local produce purchased	37.5 – 38.5 million pounds	>40 million pounds	+5%
People	Decrease relative turnover of diverse versus non-diverse U.S. based employees in Restaurant Support Center and Field Operations positions	Turnover of diverse employees within +/-4% of non-diverse employees	Diverse turnover 1.36% less than non-diverse turnover	+0%
Environment	Increase the number of restaurants that compost waste	1,235 – 1,265 restaurants composting by the end of 2023	1,247 restaurants composting	+0%
			Total Modifier:	+5%
Food Safety Modifier
In determining whether to apply a negative food safety modifier for the CEO and executive officers, the Committee considered the company’s strong performance on its 2023 food safety key performance indicators and enhanced food safety and quality assurance practices that were implemented during the year and decided to not apply the food safety modifier to decrease the AIP payout for any executive officer.
2023 Bonus Payouts
The 2023 AIP payout for each NEO is set forth below.
	Target 2023 AIP Payout		Actual 2023 AIP Payout(1)
Name	% of Base Salary	Dollar Value	CPF	IPF	Brand Purpose Modifier	Dollar Value	% of Target
Brian Niccol	200%	$2,600,000	215.0%	225.0%	5.0%	$5,785,000	223%
Jack Hartung	110%	$951,500	215.0%	210.0%	5.0%	$2,081,406	219%
Curt Garner	100%	$780,000	215.0%	200.0%	5.0%	$1,686,750	216%
Chris Brandt	90%	$652,500	215.0%	200.0%	5.0%	$1,411,031	216%
Scott Boatwright	90%	$585,000	215.0%	215.0%	5.0%	$1,287,000	220%
(1)
The food safety metric is only a negative modifier and can decrease payouts by as much as -20%. Based on our strong food safety performance in 2023, the Committee did not apply the negative modifier to reduce any payouts.

Under the 2023 AIP, all payouts to our executive officers that exceed 200% of target are paid in the form of RSUs that vest in two equal installments on the second and third anniversaries of the grant date, subject to the executive officer’s continued service through the applicable vesting date. As a result, the 2023 AIP was paid as follows:
	2023 AIP Payout
Executive Officer	Total Payout	Paid in Cash	Paid in RSUs(1)
Brian Niccol	$5,785,000	$5,200,000	$585,000
Jack Hartung	$2,081,406	$1,903,000	$178,406
Curt Garner	$1,686,750	$1,560,000	$126,750
Christopher Brandt	$1,411,031	$1,305,000	$106,031
Scott Boatwright	$1,287,000	$1,170,000	$117,000
(1)	RSUs were granted on February 9, 2024 and vest in two equal installments on the second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date.
2024 Proxy Statement 65

Fiscal 2023 Annual LTI Awards
Each year, the Committee reviews the LTI awards granted to our NEOs to evaluate whether they are properly aligned with the long-term growth of the company and shareholder interests. For 2023, the Committee maintained the same target LTI mix as the prior year of 60% PSUs, 20% SOSARs, and 20% individual choice between RSUs or SOSARs with an equivalent grant value. Most of the mix consists of PSUs and SOSARs because the Committee believes these vehicles are performance-based and reward management for delivering on key long-term financial performance goals and enhancing long-term shareholder value. Offering RSUs gives executive officers an opportunity to balance their overall LTI award with full value equity.
In February 2023, the Committee decided to provide a majority of the increase in target compensation for NEOs in the form of the annual LTI grant, in order to align with shareholder interests, enhance retention and long-term focus, and continue to drive industry leading performance. For 2023, the Committee increased the target grant value for each NEO to be competitive with current market levels, which market levels increased significantly from 2022. The table below reflects the 2023 target grant value for each NEO, split 60% in PSUs and 40% in SOSARs for Messrs. Niccol, Hartung and Garner, and split 60% PSUs, 20% SOSARs and 20% RSUs for Messrs. Brandt and Boatwright. Further details of these annual grants are provided below and are disclosed in the “Grants of Plan-Based Awards in 2023” table.
	Annual LTI Grant - Total Grant Value
NEO	2023	2022	% Change
Brian Niccol	$15,500,000	$13,500,000	14.8%
Jack Hartung	$5,500,000	$4,000,000	37.5%
Curt Garner	$5,000,000	$4,000,000	25.0%
Chris Brandt	$4,500,000	$3,700,000	21.6%
Scott Boatwright	$4,500,000	$3,700,000	21.6%
2023 PSU Awards
For the 2023 PSU awards, the Compensation, People and Culture Committee made one refinement from the 2022 PSU awards. The 2022 PSU awards had one performance metric consisting of 3-Year cumulative RCF dollars. For the 2023 PSU awards, the Committee approved two metrics: (i) 3-Year cumulative Base RCF dollars, weighted 90%, and (ii) total number of new restaurant openings (“NROs”), weighted 10%, both measured over the 3-year performance period of January 1, 2023 – December 31, 2025. The Committee determined that RCF Dollars continues to be the best measure for the 2023 PSU awards because it incentivizes the most important drivers of our business: top line growth at our existing restaurant base, restaurant level profitability and growing our restaurant base; however, the Committee decided to adjust the calculation of RCF dollars for 2023 to exclude cash flow dollars from restaurants open after January 1, 2023 to address the unpredictable timelines for NROs, because restaurant openings can be delayed (sometimes for months) due to forces outside our reasonable control (e.g., equipment unavailability, delays in municipal inspections and permits), which can result in swings in annual cash flow dollars generated by new restaurants. To ensure continued focus on long-term growth of our restaurant base, the Committee added the new second metric based on the number of total NROs during the three-year performance period.
The number of shares that can be earned under the PSU awards based on the two metrics is determined by multiplying the target number of shares subject to the award by the payout percentage and the weightings, as set forth in the table below:
3-Yr Cumulative Base RCF Dollars Metric (weight: 90%)		Total NROs Metric (weight: 10%)		Total Potential Payout
3-Yr Cumulative Base RCF Dollars(1)	Shares Earned as % of Target PSUs	Total NROs	Shares Earned as % of Target PSUs	Shares Earned as % of Target PSUs
$7,100	0%	730	0%	0%
$7,250	45%	765	5%	50%
$7,400 - $7,500	90% (Target)	800-830	10% (Target)	100%
$7,600	135%	855	15%	150%
$7,700	180%	880	20%	200%
$7,800	225%	905	25%	250%
$7,900	270%	930	30%	300%
(1)
Base RCF Dollars for the 2023 PSU award is measured as the company’s total revenue less restaurant operating costs (exclusive of depreciation and amortization) for all restaurants open as of January 1, 2023.

The payout range for the PSUs is 0% to 300%, and PSUs will only be earned if the 3-year cumulative Base RCF Dollars are greater than $7.1 billion (90% weight), which if achieved, would represent a significant expansion of restaurant level profitability
2024 Proxy Statement 66

from 2022 levels, and/or if more than 730 total NROs occur over the performance period (10% weight). The maximum payout under RCF Dollars metric is 270% and the maximum payout under total NROs metric is 30%. If the level of performance falls between the levels in the table, the payout percentage will be determined using linear interpolation. To help ensure that performance goals drive acceptable returns to shareholders, the 2023 PSUs contain a provision capping the payout at 100% of target if the company’s 3-year relative TSR is below the 25th percentile of the S&P 500 constituent companies.
2023 SOSARs
The NEOs received an annual grant of SOSARs on February 9, 2023. These SOSARs have an exercise price equal to the closing price on the grant date, vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to continued employment through the applicable vesting date, and have a 7-year term.
2023 RSUs
Messrs. Brandt and Boatwright received an annual grant of RSUs on February 9, 2023. These RSUs vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to continued employment through the applicable vesting date.
EARNOUT OF 2021-23 PSU Awards
In 2021, we granted PSUs to our executive officers that vested based on the company’s three-year CRS growth, measured from January 1, 2021 – December 31, 2023 and two-year average RCF margin, measured from January 1, 2022 – December 31, 2023. The number of shares that could be earned under the award was determined by multiplying the target number of shares subject to the award by the payout percentage, as set forth in the table below:
2 Year Average RCF Margin	3 Year CRS Growth
	7.0%	7.5%	8.0%	8.5%	9.0%	9.5%	10.0%	10.5%
23.0%	0%	25%	25%	50%	75%	100%	125%	150%
24.0%	25%	50%	75%	75%	100%	150%	175%	200%
25.0%	50%	75%	100%	100%	125%	175%	225%	275%
26.0%	75%	100%	125%	125%	175%	225%	275%	300%
27.0%	100%	125%	150%	175%	200%	250%	300%	300%
In February 2024, the Committee evaluated the Company’s RCF and CRS performance against the goals for the two performance metrics and certified payout for the 2021-2023 PSUs at 278% of target based on 11.6% three-year CRS growth and 25.1% two-year average RCF margin for the performance period.
Benefits and Perquisites
In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees as well as limited perquisites and other personal benefits that we believe are reasonable and supported by market practice, personal safety and convenience that enhances productivity.
Executive officers on occasion have used company-owned or chartered airplanes for personal trips. We generally require the executive officer to fully reimburse us for the incremental cost of personal trips, except where prohibited by applicable regulations; however, the Board has preapproved Mr. Niccol’s limited use of the company-owned airplanes for personal trips. The Lead Independent Director reviews Mr. Niccol’s personal use of the company-owned aircraft each quarter to assess whether it is consistent with the Board’s approval. Other NEOs also may use the company-owned aircraft for personal travel on occasion and with prior approval of our CEO. We believe that the perquisites we provide our executive officers are consistent with market practices and are reasonable and consistent with our compensation objectives.
We also administer a non-qualified deferred compensation plan that permits eligible management employees, including our executive officers, who earn compensation greater than the maximum compensation that can be considered with respect to the 401(k) Plan, as set by the Internal Revenue Code. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.
2024 Proxy Statement 67

OTHER COMPENSATION-RELATED POLICIES
Executive Stock Ownership Guidelines
Stock ownership guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with the interests of our long-term shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program. The Committee believes that the stock ownership guidelines for our NEOs are robust and in the case of the CEO and CFAO, the requirements are among the highest in our compensation peer group. The table below reflects our guidelines and compliance by our NEOs with the guidelines as of December 31, 2023.
Name	Ownership Requirement (multiple of base salary)	In Compliance
Brian Niccol	7 times	✓
Jack Hartung	4 times	✓
Curt Garner	3 times	✓
Chris Brandt	3 times	✓
Scott Boatwright	3 times	✓
Compliance with the stock ownership requirements is evaluated each year on the last trading day of the calendar year using the average closing price of Chipotle’s common stock over the 30 trading days ending on and including the last trading day of the calendar year. Executive officers have five years to achieve the requisite ownership; however, if an executive officer is not on track to meet the applicable ownership requirement by the end of the third year, he or she (i) cannot sell shares of common stock owned outright, if any, and (ii) must retain at least 50% of the shares received upon the vesting of a RSU, PSU or other full-value equity award, and/or the exercise of an option or SOSAR, measured after withholding of shares by the company for the exercise price. The guidelines are reviewed annually and may be adjusted by the Committee at any time. Shares underlying unvested restricted stock or RSUs count towards satisfaction of the guidelines, while shares underlying stock options and SOSARs (whether vested or unvested) and unearned performance shares and PSUs do not count. As of December 31, 2023, all of our NEOs satisfied, exceeded or were on track to meet these requirements within the requisite time period.
Stock ownership guidelines applicable to non-employee members of our Board are described on page 22.
Executive Compensation Recovery Policy
Chipotle’s Executive Compensation Recovery Policy requires the Board to pursue reimbursement of incentive-based compensation paid or awarded to an executive officer if the payment or award was predicated upon the achievement of certain financial results that subsequently were the subject of a restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. The clawback covers incentive-based compensation paid or awarded on or after October 2, 2023 and during the three fiscal years prior to the restatement. In addition, the Board may require forfeiture of an executive officer’s compensation, both cash and equity, if the executive officer engaged in egregious conduct substantially detrimental to the company. Our policy complies with and exceeds the New York Stock Exchange listing standards that became effective in 2023.
Prohibition on Hedging and Pledging
To further align the interests of our executive officers with the interests of our shareholders, we prohibit our directors, executive officers and certain employees who have access to material, nonpublic information, from hedging any shares of Chipotle common stock, holding shares of Chipotle common stock in a margin account or otherwise pledging shares of Chipotle common stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.
Equity Grant Practices
Our current and historical practice is to grant LTI awards to senior management during periods when our trading window for insiders is open. Our annual grant date, which generally includes the annual grant of LTI awards to the NEOs and other executive officers, usually occurs within one week after we publicly announce our financial results for the fourth quarter and full fiscal year. The Compensation, People and Culture Committee approves all LTI awards to executive officers and has delegated authority to our CEO, Chief Human Resources Officer and General Counsel to make grants of LTI awards, within specified parameters, to non-executive officer employees and to newly hired or newly promoted employees below the executive officer level, which also generally occur only during periods when our trading window for insiders is open.
2024 Proxy Statement 68

Severance Arrangements
In February 2024, the Compensation, People and Culture Committee approved the Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Severance Plan”). The Severance Plan provides severance benefits to our executive officers, including the NEOs, if their employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) (a “Qualifying Termination”).
An executive officer who experiences a Qualifying Termination would be eligible to receive (i) cash severance equal to the sum of their base salary plus target cash bonus under the AIP for the year in which the Qualifying Termination occurs multiplied by two, in the case of the CEO, or one and one-half, in the case of other executive officers, paid in equal installments over 24 months, for the CEO, and 18 months for other executive officers, plus (ii) a pro-rated portion of their annual bonus under the AIP for the year in which the Qualifying Termination occurs, based on the Company’s actual performance, plus (iii) the cash equivalent of the employer portion of the cost of the Company group health plans in which the executive officer was participating immediately prior to the Qualifying Termination for 24 months, with respect to the CEO, or for 18 months, with respect to other executive officers. In addition, each executive officer would vest in a pro-rata portion of their unvested equity awards, with the performance-based equity awards vesting based on the Company’s actual performance. Any SOSARs held by the executive officer would be exercisable for 12 months after the Qualifying Termination or if earlier, until the expiration date.
To be eligible for benefits under the Severance Plan, the executive officer must timely execute and not revoke a separation and general release agreement, in the form provided by the Company, which contains customary confidentiality, non-solicitation and non-disparagement restrictions.
An executive officer cannot receive benefits under the Severance Plan if they become eligible to receive benefits under the Chipotle Mexican Grill, Inc. Change in Control Severance Plan.
In February 2024 the Compensation, People and Culture Committee also approved a letter agreement with Brian Niccol providing that, if he is subject to a Qualifying Termination under the Severance Plan, he would receive an additional 12 months of pro-rated vesting credit for any equity awards held by him on the Qualifying Termination Date. See “Potential Payments Upon Termination or Change-In-Control – Severance Arrangements” for more details.
Change in Control Severance Plan
We have a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control, which is designed to help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). See “Potential Payments Upon Termination or Change-In-Control – Change in Control Severance Plan” for more details.
Compensation Program Risk Assessment
F.W. Cook, an independent executive compensation consulting firm retained by the Compensation, People and Culture Committee, conducted a risk assessment of our compensation programs in March 2024 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Chipotle. F.W. Cook’s assessment included a review of our pay and incentive plan structures, pay practices and policies and governance processes, the Compensation, People and Culture Committee’s oversight of such programs and available recoupment policies in place to help mitigate risk.
The risk assessment considered the following factors:
•
Our executive compensation program is designed to encourage behaviors aligned with the long-term interests of shareholders, with a significant portion of executive compensation awarded in the form of long-term equity incentives.

•
There is appropriate balance in the executive compensation program structure to mitigate compensation-related risk with fixed and variable pay; cash and equity; corporate and individual goals; formulas and discretion; and short-term and long-term measurement periods.

•
We have policies to mitigate compensation risk including stock ownership guidelines, insider trading prohibitions, discretion to reduce payments, forfeiture provisions, independent Compensation, People and Culture Committee oversight, and a compensation recovery and clawback policy.

•	Compensation, People and Culture Committee oversight extends to incentive plans below the executive officer level, where no potential material compensation-related risk was identified.
In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Compensation, People and Culture Committee also considers risks that may be inherent in such programs, policies and procedures. The Committee reviewed the assessment of the company’s 2023 compensation program and discussed the report with management and, based on its review, determined that any risks arising from the company’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.
2024 Proxy Statement 69

Compensation, People and Culture Committee Report
The Compensation, People and Culture Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Chipotle’s Annual Report on Form 10-K for filing with the SEC.
Compensation, People and Culture Committee.
Patricia Fili-Krushel, Chairperson
Gregg Engles
Laura Fuentes
2024 Proxy Statement 70

2023 COMPENSATION TABLES
2023 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian Niccol Chairman and Chief Executive Officer	2023	$ 1,292,308	$ 9,300,795	$6,200,364	$5,200,000	$ 479,961	$22,473,427
	2022	$1,250,000	$8,101,452	$5,400,343	$2,115,000	$319,359	$17,186,154
	2021	$1,250,000	$7,200,970	$4,800,102	$4,342,500	$287,008	$17,880,580
Jack Hartung Chief Financial and Administrative Officer	2023	$865,000	$ 3,300,593	$2,200,112	$1,903,000	$114,577	$8,383,282
	2022	$862,692	$2,400,138	$1,600,202	$894,410	$81,451	$5,838,893
	2021	$844,615	$2,100,961	$1,400,358	$1,598,000	$224,740	$6,168,673
Curt Garner Chief Customer and Technology Officer	2023	$775,385	$3,000,101	$2,000,384	$1,560,000	$90,644	$7,426,514
	2022	$746,154	$2,400,138	$1,600,202	$695,625	$78,086	$5,520,205
	2021	$717,308	$2,100,961	$1,400,358	$1,329,288	$156,797	$5,704,712
Chris Brandt Chief Brand Officer	2023	$720,384	$3,602,692	$900,328	$1,305,000	$96,374	$6,624,779
	2022	$691,923	$2,220,246	$1,480,345	$572,333	$78,055	$5,042,902
	2021	$671,154	$1,800,612	$1,200,025	$1,107,338	$120,131	$4,899,260
Scott Boatwright Chief Operating Officer	2023	$607,500	$3,602,692	$900,328	$1,170,000	$66,252	$6,346,772
	2022	$562,692	$2,220,246	$1,480,345	$465,278	$52,515	$4,781,076
	2021	$546,154	$1,950,047	$1,300,388	$902,275	$140,151	$4,839,015
(1)
Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of the 2023 annual grant of (i) performance share units (PSUs), based on the probable achievement as of the date of grant, and (ii) restricted stock units (RSU). See Note 8 to our audited consolidated financial statements for the year ended December 31, 2023, which are included in our Annual Report on Form 10-K filed with the SEC on February 8, 2024 for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The 2023 annual PSU awards will only pay out to the extent the two performance metrics (three-year cumulative restaurant cash flow (RCF) dollars and total number of new restaurant openings (NROs)) equal or exceed the predetermined threshold performance levels over the 2023 through 2025 performance period. The PSU awards reflect an assumed target outcome of the performance conditions and do not reflect the value that ultimately may be realized by the executive officer. The aggregate grant date fair value of the 2023 PSU awards, assuming maximum performance, is $27.9 million for Mr. Niccol, $9.9 million for Mr. Hartung, $9.0 million for Garner, and $8.1 million for Messrs. Brandt and Boatwright. For further details, see “Compensation Discussion and Analysis – 2023 Compensation Program.” For 2023, the annual grant to executive officers was in the form of 60% PSUs, 20% stock-only stock appreciation rights (SOSARs), and 20% individual choice between RSUs or SOSARs with an equivalent grant value. Messrs. Brandt and Boatwright elected to receive 20% of their 2023 grant in the form of RSUs; the other NEOs elected to receive 40% of their 2023 grant in the form of SOSARs rather than receive RSUs.

(2)
Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in 2023. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2023, as referenced in footnote (1), for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(3)
Amounts under “Non-Equity Incentive Plan Compensation” represent cash payouts earned under the annual incentive plan (AIP) for the relevant year. Under the 2023 AIP, payouts to our executive officers that exceed 200% of target are paid in the form of RSUs that vest in two equal installments on the second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date. For 2023, AIP payouts exceeded 200% and, as a result, each of the NEOs was granted RSUs with the following grant values in lieu of cash on the same date as the 2024 annual LTI grant: Mr. Niccol ($585,000), Mr. Hartung ($178,406), Mr. Garner ($126,750), Mr. Brandt ($106,031) and Mr. Boatwright ($117,000). Only the cash portion of the 2023 AIP payouts is included in the table above. For further discussion, see “Compensation Discussion and Analysis – Annual Incentive Plan (AIP).”

(4)	Amounts shown in the “All Other Compensation” column for 2023 consist of the following:
Name	Company Contributions to Retirement Plans(a)	Personal Aircraft Use(b)	Tax Payments(c)	Other(e)	Total
Brian Niccol	$231,000	$200,000	$763	$48,197	$479,961
Jack Hartung	$107,712	$0	$918	$5,947	$114,577
Curt Garner	$84,017	$0	$680	$5,947	$90,644
Chris Brandt	$82,151	$0	$759	$13,464	$96,374
Scott Boatwright	$59,598	$0	$698	$5,956	$66,252
(a)
Consists of matching contributions made by the company to Chipotle’s 401(k) Plan and the Supplemental Deferred Investment Plan for the benefit of the executive. The Supplemental Deferred Investment Plan is a nonqualified deferred compensation arrangement for employees who earn compensation greater than the maximum compensation that can be considered with respect to the 401(k) Plan, as set by the Internal Revenue Code. See “Nonqualified Deferred Compensation for 2023” for more details on this plan.

2024 Proxy Statement 71

(b)
Consists of the aggregate incremental costs of personal use by Mr. Niccol of company-owned aircraft, which use was approved by our Board. The aggregate incremental costs include costs billed by the applicable third-party or, for company-owned aircraft, the hourly operating cost of the aircraft, consisting of fuel costs, and other operating costs such as crew expenses, catering and landing fees.

(c)
Consists of the company’s reimbursement of taxes payable by the executive in connection with use of a meal card to receive a set amount of free Chipotle meals each month, which meal card is provided broadly to all the company’s corporate and field management employees. The meal card perquisite is not required to be included in the table above since it is available to a broad base of company employees, but the perquisite is taxable to all employees under Internal Revenue Service rules.

(e)	Includes costs of life insurance premiums and a gym allowance for all officers; financial and tax counseling services for Mr. Brandt; and home security costs for Mr. Niccol.
GRANTS OF PLAN-BASED AWARDS IN 2023
			Potential Future Payouts Under Non-Equity Incentive Plan Awards(2)			Potential Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian Niccol	AIP	—	$0	$2,600,000	$7,150,000
	PSUs(5)	2/9/23				0	5,788	17,364				$9,300,795
	SOSARs(6)	2/9/23								11,983	$1,606.91	$6,200,364
Jack Hartung	AIP	—	$0	$951,500	$2,616,625
	PSUs(5)	2/9/23				0	2,054	6,162				$3,300,593
	SOSARs(6)	2/9/23								4,252	$1,606.91	$2,200,112
Curt Garner	AIP	—	$0	$780,000	$2,145,000
	PSUs(5)	2/9/23				0	1,867	5,601				$3,000,101
	SOSARs(6)	2/9/23								3,866	$1,606.91	$2,000,384
Chris Brandt	AIP	—	$0	$652,500	$1,794,375
	PSUs(5)	2/9/23				0	1,681	5,043				$2,701,216
	SOSARs(6)	2/9/23								1,740	$1,606.91	$900,328
	RSUs(6)	2/9/23							561			$901,477
Scott Boatwright	AIP	—	$0	$585,000	$1,608,750
	PSUs(5)	2/9/23				0	1,681	5,043				$2,701,216
	SOSARs(6)	2/9/23								1,740	$1,606.91	$900,328
	RSUs(6)	2/9/23							561			$901,477
(1)	The Compensation, People and Culture Committee approved the 2023 annual grants on February 7, 2023, with a grant date of February 9, 2023.
(2)
The “Threshold” column reflects amounts that would be paid under the AIP if each executive officer achieved the plan goals at the minimum level required to receive any payout. The “Target” column reflects amounts that would be paid under the AIP if the performance goals under the AIP were each achieved at 100%. The “Maximum” column reflects amounts that would be paid under the AIP if the performance goals under the AIP were achieved at the maximum level. Amounts in each column assume that the Compensation, People and Culture Committee does not utilize the food safety modifier to decrease the payout to any NEO by up to -20%. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table above. See “Compensation Discussion and Analysis – 2023 Compensation Program – Annual Incentive Plan” for further information regarding the AIP.

(3)
All equity awards are shown in shares of common stock and were granted under the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan. See “Terms of 2023 Annual PSU Awards,” “Terms of 2023 Annual SOSAR Awards” and “Terms of 2023 Annual RSU Awards” below for a description of the vesting terms for the PSUs, SOSARs and RSUs granted during 2023.

(4)
See Note 8 to our audited consolidated financial statements for the year ended December 31, 2023, which are included in our Annual Report on Form 10-K filed with the SEC on February 8, 2024, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

(5)
PSUs will vest to the extent that the company’s three-year cumulative RCF dollars and total number of new restaurant openings over the 2023 through 2025 performance period equal or exceed the predetermined threshold performance level.

(6)	SOSAR and RSU awards vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to continued employment through the applicable vesting date.
2024 Proxy Statement 72

TERMS OF 2023 ANNUAL PSU AWARDS
Annual PSUs granted to the executive officers in 2023 will vest only if and to the extent that the company’s three-year cumulative base restaurant cash flow (RCF) dollars and total number of new restaurant openings (NROs) over the 2023 through 2025 performance period equal or exceed the predetermined threshold performance level. The payout range for the PSUs is 0% to 300%, and PSUs will only be earned if the 3-year cumulative RCF Dollars are greater than $7.1 billion (90% weight) and/or if more than 730 total NROs occur over the performance period (10% weight). If the cumulative RCF dollars and/or the total NROs fall between two stated performance levels in the performance goal table, the payout percentage will be determined using linear interpolation. Vesting and payout of each PSU is subject to the executive officer’s continued employment through the vesting date (except in the event of termination of employment due to death or disability), and each PSU may be paid out on an accelerated basis in the event of a change in control transaction and continued vesting (possibly on a pro-rata basis) upon retirement of the holder.
TERMS OF 2023 ANNUAL SOSAR AWARDS
A SOSAR represents the right to acquire a specific number of shares of common stock at a pre-set price, which has value when the market price of the common stock at the time of exercise exceeds the exercise price. The exercise price of the SOSARs is equal to the closing price of our common stock on the date of grant. SOSARs vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to the executive’s continued employment, and have a seven-year term. SOSARs may continue to vest upon the holder’s retirement and may vest on an accelerated basis in the event of termination of employment due to death or disability, a qualifying termination of employment following a change in control, and upon completion of certain change in control transactions in which the SOSARs are not replaced.
TERMS OF 2023 ANNUAL RSU AWARDS
RSUs vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to the executive’s continued employment, and will settle in shares of common stock on a one-for-one basis. The RSUs may continue to vest upon the holder’s retirement and may vest on an accelerated basis in the event of termination of employment due to death or disability, a qualifying termination of employment following a change in control, and upon completion of certain change in control transactions in which the RSUs are not replaced.
2024 Proxy Statement 73

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2023
	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Brian Niccol	3/5/2018	1,334	—	$400.20	3/5/2025	—	—	—	—
	2/8/2019	5,275	—	$582.77	2/8/2026	—	—	—	—
	2/6/2020	17,812	—	$857.00	2/6/2027	—	—	—	—
	2/4/2021	6,098	6,098	$1,479.55	2/4/2028	—	—	13,531	$30,944,856
	2/10/2022	—	11,940	$1,578.00	2/10/2029	—	—	5,134	$11,741,253
	2/9/2023	—	11,983	$1,606.91	2/9/2030	—	—	17,364	$39,710,773
Jack Hartung	2/8/2019	6,782	—	$582.77	2/8/2026	—	—	—	—
	2/6/2020	5,344	—	$857.00	2/6/2027	—	—	—	—
	2/4/2021	1,779	1,779	$1,479.55	2/4/2028	—	—	3,948	$9,028,918
	2/10/2022	—	3,538	$1,578.00	2/10/2029	—	—	1,521	$3,478,466
	2/9/2023	—	4,252	$1,606.91	2/9/2030	—	—	6,162	$14,092,248
Curt Garner	3/29/2018	5,384	—	$355.42	3/29/2025	—	—	—	—
	2/8/2019	6,782	—	$582.77	2/8/2026	—	—	—	—
	2/6/2020	5,344	—	$857.00	2/6/2027	—	—	—	—
	2/4/2021	1,779	1,779	$1,479.55	2/4/2028	—	—	3,948	$9,028,918
	2/10/2022	—	3,538	$1,578.00	2/10/2029	—	—	1,521	$3,478,466
	2/9/2023	—	3,866	$1,606.91	2/9/2030	—	—	5,601	$12,809,263
Chris Brandt	2/6/2020	4,453	—	$857.00	2/6/2027	—	—	—	—
	2/4/2021	1,525	1,524	$1,479.55	2/4/2028	—	—	3,384	$7,739,073
	2/10/2022	—	3,273	$1,578.00	2/10/2029	—	—	1,407	$3,217,753
	2/9/2023	—	1,740	$1,606.91	2/9/2030	561	$1,282,985	5,043	$11,533,139
Scott Boatwright	2/4/2021	1,652	1,652	$1,479.55	2/4/2028	—	—	3,665	$8,381,708
	2/10/2022	—	3,273	$1,578.00	2/10/2029	—	—	1,407	$3,217,753
	2/9/2023	—	1,740	$1,606.91	2/9/2030	561	$1,282,985	5,043	$11,533,139
(1)	SOSARs and RSUs vest ratably on the second and third anniversary of the grant date, subject to continued employment through the applicable vesting date.
(2)	Calculated based on the closing stock price of our common stock on December 29, 2023 of $2,286.96 per share.
(3)
Unless otherwise indicated, PSUs vest if and to the extent that the performance targets are met at the end of the three-year performance period, subject to continued employment. For the 2021 PSUs, which vested on February 15, 2024, the number of shares in the table reflect shares earned based on actual achievement of the performance objectives. For the 2022 PSUs, which are scheduled to vest on February 15, 2025, the number of shares in the table reflect payout at target achievement level since performance through the completed years of the performance period exceeded threshold levels. For the 2023 PSUs, which are scheduled to vest on February 15, 2026, the number of shares in the table reflect payout at maximum achievement level since performance through the completed years of the performance period exceeded target levels. Actual achievement of the performance objectives for the 2022 PSUs and 2023 PSUs may vary from the achievement reflected in the table based on company performance over the remainder of the performance period.

2024 Proxy Statement 74

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2023
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)
Brian Niccol	23,908	$37,043,365	16,535	$27,555,009
Jack Hartung	—	—	6,661	$11,196,218
Curt Garner	1,250	$2,190,945	6,661	$11,196,218
Chris Brandt	5,304	$6,854,765	6,066	$10,217,729
Scott Boatwright	2,449	$2,906,197	6,364	$10,707,796
(1)	Reflects the number of shares of Chipotle common stock acquired on exercise of SOSARs or the vesting of RSUs and PSUs.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the market value of common stock on the date of exercise and the exercise price of the SOSARs.
(3)	Equals the closing price the Chipotle’s common stock on the vesting date multiplied by the number of shares vested.
NONQUALIFIED DEFERRED COMPENSATION FOR 2023
The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees, including our executive officers, to make contributions to deferral accounts once the employee has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of payouts under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100% on the first 3% of compensation contributed and 50% on the next 2% of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution, fluctuate in value based on the investment choices selected by the participant (which consist of a variety of mutual funds and may be changed by the participant at any time) and are fully vested at all times following contribution.
Participants may elect to receive distribution of amounts credited to their accounts in either (i) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (ii) a lump sum or installment distribution following termination of the participant’s employment, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of a participant’s deferral account are subject to federal income tax as ordinary income in the year the distribution is made.
Amounts credited to participants’ deferral accounts are our unsecured general obligations to pay the value of the accounts to the participants at times determined under the plan.
The table below presents contributions by each executive officer to the Supplemental Deferred Investment Plan during 2023, our matching contributions, each executive officer’s earnings under and distributions from the Plan and the ending balances in the Plan on December 31, 2023.
Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions In Last FY ($)(2)	Aggregate Earnings In Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Brian Niccol	$170,365	$217,800	$217,909	$0	$1,332,314
Jack Hartung	$438,381	$94,512	$539,319	$0	$10,665,166
Curt Garner	$441,302	$70,817	$386,262	$0	$2,810,150
Chris Brandt	$200,912	$68,951	$178,894	$0	$1,043,394
Scott Boatwright	$121,500	$46,398	$96,807	$0	$842,268
(1)	These amounts are reported in the 2023 Summary Compensation Table in each executive’s “Salary” for 2023.
(2)	These amounts are reported in the 2023 Summary Compensation Table in each executive’s “All Other Compensation” for 2023.
(3)	These amounts are not reported as compensation in the 2023 Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.
(4)
These amounts include amounts previously reported in the Summary Compensation Table for years prior to 2023 as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” (excluding for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: Mr. Niccol ($1,662,168); Mr. Hartung ($7,587,705); Mr. Garner ($1,320,250); Mr. Brandt ($730,036); and Mr. Boatwright ($554,445).

2024 Proxy Statement 75

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Severance Arrangements
In February 2024, the Compensation, People and Culture Committee approved the Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Severance Plan”), which was effective immediately. The Severance Plan provides for severance benefits to the “executive officers” of the company, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, if the executive officer’s employment is terminated either by the company without “cause” (excluding termination by the company due to the executive officer’s death or disability) or due to a resignation by the executive officer for “good reason” (each as defined in the Severance Plan) that in each case does not entitle the executive officer to benefits under Chipotle’s Change in Control Severance Plan (a “Qualifying Termination”).
An executive officer who experiences a Qualifying Termination would be eligible to receive (i) cash severance equal to the sum of their base salary plus target cash bonus under the AIP for the year in which the Qualifying Termination occurs multiplied by two, in the case of the Chief Executive Officer, or one and one-half, in the case of other executive officers, paid in equal installments over 24 months, for the Chief Executive Officer, and 18 months for other executive officers, plus (ii) a pro-rated portion of their annual bonus under the AIP for the year in which the Qualifying Termination occurs, based on the company’s actual performance, plus (iii) the cash equivalent of the employer portion of the cost of the company group health plans in which the executive officer was participating immediately prior to the Qualifying Termination for 24 months, with respect to the Chief Executive Officer, or for 18 months, with respect to other executive officer. In addition, each executive officer would vest in a pro-rata portion of their unvested equity awards, with the performance-based equity awards vesting based on the extent of the company’s achievement of the applicable performance-based metrics. Any SOSARs held by the executive officer would be exercisable for 12 months after the Qualifying Termination or if earlier, until the expiration date. To be eligible for benefits under the Severance Plan, the executive officer must timely execute and not revoke a separation and general release agreement, in the form provided by the company, which contains customary confidentiality, non-solicitation and non-disparagement restrictions.
In February 2024, the Compensation, People and Culture Committee also approved a letter agreement with Brian Niccol, our Chairman and Chief Executive Officer, providing that if he is subject to a Qualifying Termination under the Severance Plan, he will receive an additional 12 months of pro-rated vesting credit for any equity awards held by him on the Qualifying Termination Date.
Change in Control Severance Plan
We maintain a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. The Board believes that the CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable if both a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). Under the plan, each named executive officer would be eligible to receive a (i) lump sum cash payment equal to two times his annual base salary plus target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, and (ii) cash amount equal to the employer portion of the cost of medical insurance coverage for two years after termination. In addition, all unvested LTI held by the named executive officer at the time of termination would vest in full, with PSUs vesting at the greater of (a) target or (b) actual performance, as determined based on the company’s performance through the date of the change in control. The plan does not provide for any tax gross ups and executives are entitled to the best after tax result of either having payments reduced so as not to trigger excise taxes or receiving full payments and paying excise taxes. As a condition to receipt of any benefits under the plan, the executive officer would be required to sign a release of claims against the company and be subject to customary restrictive covenants.
Equity Awards
The terms of some equity-based award agreements, including awards granted to our executive officers, provide for post-employment benefits in certain circumstances.
Performance Share Units. The award agreement for the annual PSU grant provides that if the holder’s employment terminates due to death or disability, the PSU will be settled, without proration, at the same time the PSUs are settled with respect to other PSU holders. If the holder’s employment terminates due to retirement (i) before the one-year anniversary of the grant date, the holder will vest in a pro rata portion of the PSU, or (ii) on or after the one-year anniversary of the grant date, the holder will vest in the PSU, without proration, in each case at the same time the PSUs are settled with respect to other PSU holders. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs, the PSUs will immediately vest at the greater of target or actual performance through the date the change in control is completed; provided that, in lieu of immediate vesting, the Compensation, People and Culture Committee may approve the replacement of the company’s PSUs with a comparable performance share unit issued by the company’s successor and the awards will vest if there is a qualifying termination of employment by the company’s successor without cause or by the executive officer for good reason.
Stock Appreciation Rights. The award agreement for the annual SOSAR grant provides that if the holder’s employment terminates due to death or disability, any unvested SOSARs as of the termination date will immediately vest and will remain exercisable until the third anniversary of the termination date. If the holder’s employment terminates due to retirement (i) before the one-year anniversary
2024 Proxy Statement 76

of the grant date, the holder will vest in a pro rata portion of the SOSAR over the remainder of the vesting period, or (ii) on or after the one-year anniversary of the grant date, the holder will continue to vest in the SOSAR over the remainder of the vesting period without proration, and in each case the SOSARs will be exercisable until the earlier of the third anniversary of the retirement date or the expiration date of the SOSAR. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation, People and Culture Committee is required to arrange for the substitution for any unvested SOSARs with the grant of a replacement award that provides the holder with substantially the same economic value and benefits and that vest on the earlier of the date the SOSARs would otherwise have vested under the terms of the original SOSAR agreement and the third anniversary of the grant date; provided that the SOSAR will vest if, during the two-year period following the change in control, the holder experiences a qualifying termination of employment by the company’s successor without cause or by the holder for good reason.
Restricted Stock Units. The award agreement for the annual RSU grant provides that if the holder’s employment terminates due to death or disability, any unvested RSUs as of the termination date will immediately vest. If the holder’s employment terminates due to retirement (i) before the one-year anniversary of the grant date, the holder will vest in a pro-rata portion of the RSU over the remainder of the vesting period, or (ii) on or after the one-year anniversary of the grant date, the holder will continue to vest in the RSU over the remainder of the vesting period without proration. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation, People and Culture Committee is required to arrange for the substitution for any unvested RSUs with the grant of a replacement award that provides the holder with substantially the same value and contains the same material terms and conditions of the original award agreement; provided that the RSU will vest if, during the two-year period following the change in control, the holder experiences a qualifying termination of employment by the company’s successor without cause or by the holder for good reason.
The following table presents the potential estimated payments to each named executive officer if he were terminated due to the indicated triggering event as of December 29, 2023, the last business day of the fiscal year. The table does not include amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:
•
each triggering event occurred on December 29, 2023, the last trading day of fiscal 2023, and the price of our common stock was $2,286.96 per share, the closing price of Chipotle common stock on December 29, 2023;

•	the executive earned a payout under the 2023 AIP equal to the actual payout amount for 2023, since he was employed by the company through the end of the year; and
•
with respect to equity awards, “Annual Equity Grants” reflect actual projected performance for PSUs as of December 31, 2023, which equal (i) for the 2021 PSUs, payout at 278%, which was the actual payout rate for that award; (ii) for the 2022 PSUs, payout at target since this is higher than actual projected payout; and (iii) for the 2023 PSUs, payout at 300%. For further discussion, see “Compensation Discussion and Analysis – 2023 Compensation Program – 2023 PSU Awards.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Officer	Termination Without Cause or by Executive for Good Reason(1)	Change in Control (Double Trigger)(2)	Retirement(3)	Death or Disability
Brian Niccol
Salary	$0	$2,600,000	$0	$0
Bonus	$0	$10,985,000	$0	$0
Equity Grants	$0	$103,932,797	$0	$98,062,171
Benefits	$0	$23,710	$0	$0
Jack Hartung
Salary	$0	$1,730,000	$0	$0
Bonus	$0	$3,984,406	$0	$0
Equity Grants	$0	$33,434,972	$29,834,499	$31,695,739
Benefits	$0	$15,738	$0	$0
Curt Garner
Salary	$0	$1,560,000	$0	$0
Bonus	$0	$3,246,750	$0	$0
Equity Grants	$0	$31,889,489	$0	$30,150,256
Benefits	$0	$23,710	$0	$0
2024 Proxy Statement 77

Officer	Termination Without Cause or by Executive for Good Reason(1)	Change in Control (Double Trigger)(2)	Retirement(3)	Death or Disability
Chris Brandt
Salary	$0	$1,450,000	$0	$0
Bonus	$0	$2,716,031	$0	$0
Equity Grants	$0	$28,123,955	$0	$26,515,078
Benefits	$0	$23,316	$0	$0
Scott Boatwright
Salary	$0	$1,300,000	$0	$0
Bonus	$0	$2,457,000	$0	$0
Equity Grants	$0	$28,869,436	$0	$27,260,559
Benefits	$0	$23,132	$0	$0
(1)
Chipotle adopted an Executive Officer Severance Plan in February 2024. Because the Plan was not in effect on December 31, 2023, potential payouts under the plan are not reflected in the table above. See “Potential Payments Upon Termination or Change-In-Control – Severance Arrangements” for details on the Plan.

(2)
Reflects amounts the executive may receive if both a change in control of Chipotle occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If a successor company does not grant the executive comparable equity awards in replacement of the outstanding Chipotle awards, the awards will vest upon a change in control.

(3)
Retirement is defined as the executive having achieved a combined age and years of service equal to at least 70. Mr. Hartung is the only NEO who is eligible for retirement treatment as of December 31, 2023.

CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly traded companies are required to disclose the ratio of their CEO’s annual total compensation to the median of the annual total compensation of all employees of the company other than the CEO. The rule requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions and make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. For example, Chipotle employs approximately 115,000 people around the world, and approximately 110,000 are hourly restaurant crew employees working in our nearly 3,400 restaurants.
We calculated our CEO to median employee pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations. We identified our median employee by using total 2023 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2023 and we annualized the compensation of all full- and part-time employees who joined Chipotle mid-year during 2023. The pay ratio disclosure rules permit companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Applying this de minimis exemption, we excluded 1,419 employees in Canada, 402 employees in the United Kingdom,156 employees in France and 45 employees in Germany from the calculations of our median employee. To arrive at a consistently applied compensation measure, we excluded from total 2023 compensation certain unusual or non-recurring items not available to all employees generally. This resulted in identification of a median employee with annual total compensation for 2023 of $16,595, which is the compensation for an hourly part-time employee who works roughly 24 hours per week at one of our restaurants in Florida and is calculated in accordance with the Summary Compensation Table rules. The compensation of our median employee is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.
Based on an annual total compensation of our median employee for 2023 of $16,595, and the annual total compensation of $22.47 million for Brian Niccol, our CEO, as reported in the 2023 Summary Compensation Table, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 1,354 to 1. One of the most significant factors that differentiates us from other restaurant companies is that we own all our restaurants (i.e., none of our restaurants are franchised), so all the over 110,000 persons working in our U.S.-based restaurants are employees included in our calculation. This impacts the comparability of our CEO pay ratio to the ratio of many other restaurant or retail companies that operate under a franchise model (and that do not employ all the hourly restaurant or retail crew employees).
2024 Proxy Statement 78

PAY VERSUS PERFORMANCE TABLE
As described in “Compensation Discussion and Analysis,” our Compensation, People and Culture Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of financial, operational and strategic goals that we believe enhance long-term shareholder value. The table below sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2020 through 2023:
					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (a)	Compensation Actually Paid to CEO (b)	Average Summary Compensation Table total for Non-CEO NEOs (c)	Average Compensation Actually Paid to Non-CEO NEOs (d)	CMG Total Shareholder Return (e)	Peer Group Total Shareholder Return (f)	Net Income ($millions) (g)	Company Selected Measure (CSM) - RCF Dollars ($millions) (h)
2023	$ 22,473,427	$ 95,261,876	$7,195,337	$ 28,967,744	$273	$ 141	$1,229	$2,586
2022	$17,186,153	($16,848,694)	$6,500,834	($6,223,351)	$166	$126	$899	$2,062
2021	$17,880,580	$66,215,877	$5,402,915	$22,935,919	$209	$139	$653	$1,707
2020	$38,035,868	$95,328,425	$14,751,175	$30,272,465	$166	$115	$356	$1,041
Column (a). Reflects compensation amounts reported in the Summary Compensation Table for our CEO, Brian Niccol, for the respective years shown.
Column (b). Reflects the respective amounts set forth in column (a) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (b) of the table above do not reflect the actual amount of compensation earned, realized, or received by the CEO during the applicable year, and a significant portion of the value is subject to forfeiture if the underlying vesting conditions with respect to the equity awards are not achieved. For information regarding the decisions made by our Compensation, People and Culture Committee regarding the CEO’s compensation for each fiscal year, see “Compensation Discussion and Analysis” and the tables and narrative explanations reporting pay for the fiscal years covered in the table above.
Year	Summary Compensation Table Total for CEO	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to CEO
2023	$22,473,427	$15,501,159	$52,191,463	$ 28,407,137	$7,691,008	$0	$ 95,261,876
2022	$17,186,153	$13,501,795	$7,812,978	($17,794,792)	($10,551,238)	$0	($16,848,694)
2021	$17,880,580	$12,001,072	$29,796,775	$29,160,321	$1,379,272	$0	$66,215,877
2020	$38,035,868	$33,223,032	$45,251,258	$54,892,816	($9,628,485)	$0	$95,328,425
Column (c). The following non-CEO NEOs are included in the average amounts for each year shown:
2023: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
2022: Jack Hartung, Curt Garner, Christopher Brandt, Scott Boatwright and Marissa Andrada
2021: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
2020: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
2024 Proxy Statement 79

Column (d). Reflects the respective amounts set forth in column (c) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned, realized, or received by the non-CEO NEOs during the applicable year, and a significant portion of the value is subject to forfeiture if the underlying vesting conditions with respect to the equity awards are not achieved. For information about the decisions made by our Compensation, People and Culture Committee regarding the non-CEO NEOs’ compensation for each fiscal year, see “Compensation Discussion and Analysis” and the related tables and narrative explanations reporting pay for the fiscal years covered in the table above.
Year	Average Summary Compensation Table Total for Non-CEO NEOs	Less: Average Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Average Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Average Change in Fair Value of Outstanding Unvested Stock and Option From Prior Years	Plus: Average Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Average Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Average Compensation Actually Paid to Non-CEO NEOs
2023	$7,195,337	$4,876,808	$16,111,788	$7,931,308	$2,606,119	$0	$ 28,967,744
2022	$6,500,834	$4,952,583	$2,987,539	($4,482,629)	($3,707,258)	$2,569,255	($6,223,351)
2021	$5,402,915	$3,313,428	$8,226,718	$10,490,185	$2,129,529	$0	$22,935,919
2020	$14,751,175	$13,147,324	$16,396,916	$13,279,493	($1,007,795)	$0	$30,272,465
Column (e). For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of Chipotle through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2019.
Column (f). For the relevant fiscal year, represents the cumulative TSR of the S&P 500 Restaurants Index (Peer Group TSR) through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2019 and dividends were reinvested.
Column (g). Reflects net income in Chipotle’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020.
Column (h). Company Selected Measure (“CSM”) is Restaurant Cash Flow Dollars (“RCF Dollars”), which is calculated as the Company’s total revenue less restaurant operating costs (exclusive of depreciation and amortization) for the applicable Company fiscal year.
PAY FOR PERFORMANCE ALIGNMENT
The following table identifies the four most important performance measures used by our Compensation, People and Culture Committee to link the compensation actually paid (“CAP”) to our CEO and other NEOs in 2023 to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in “Compensation Discussion and Analysis” above.
Most Important Performance Measures
Restaurant Cash Flow (RCF) Dollars Comparable Restaurant Sales (CRS) Growth RCF Margin % Site Assessment Requests (SARs)
The charts below reflect the relationship of CAP to our CEO and other NEOs in each of 2020, 2021, 2022 and 2023 to (1) TSR of both Chipotle (“CMG”) and the S&P 500 Restaurants Index, (2) CMG net income and (3) CMG RCF Dollars.
2024 Proxy Statement 80

CAP, as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions and projected performance modifiers, but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals for outstanding PSU grants. For a discussion of how our Compensation, People and Culture Committee assessed Chipotle’s performance and our NEOs pay each year, see “Compensation Discussion and Analysis” in this proxy statement and in our proxy statements for 2023, 2022, 2021 and 2020.

CAP vs. TSR 2020-23

Indexed Total Shareholder Return
Compensation Actually Paid ($ Mil.)
$275
$250
$225
$200
$175
$150
$125
$100
$75
$50
$25
$0
$100
$75
$50
$25
$0
-$25
$95.3
$30.3
$66.2
$22.9
-$16.8
-$6.2
$95.3
$29.0
$100
$166
$115
$209
$139
$166
$126
$273
$141
2019
2020
2021
2022
2023
CAP to CEO
Other NEOs
CMG TSR
Peer TSR

CAP vs. Net Income 2020-23

Annual Net Income ($ Mil.)
Compensation Actually Paid ($ Mil.)
$1,300
$1,050
$800
$550
$300
$50
-$200
$100
$75
$50
$25
$0
-$25
$95.3
$30.3
$66.2
$22.9
-$16.8
-$6.2
$95.3
$29.0
$356
$653
$899
$1,229
2020
2021
2022
2023
CAP to CEO
Other NEOs
Net Income

CAP vs. RCF $ 2020-23

Restaurant Cash Flow ($ Mil.)
Compensation Actually Paid ($ Mil.)
$2,800
$2,400
$2,000
$1,600
$1,200
$800
$400
$100
$75
$50
$25
$0
-$25
$95.3
$30.3
$66.2
$22.9
-$16.8
-$6.2
$95.3
$29.0
$1,041
$1,707
$2,062
$2,586
2020
2021
2022
2023
CAP to CEO
Other NEOs
RCF $

2024 Proxy Statement 81

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Registration Rights
Prior to our initial public offering in 2006, certain of our current shareholders, including Albert Baldocchi, a member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, Mr. Baldocchi is entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.
Director and Officer Indemnification
We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers and advancement of certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
OTHER BUSINESS AT THE MEETING
The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons designated on the accompanying form of proxy will vote on such matters in accordance with their judgment.
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2025 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2025 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 24, 2024, unless the date of our 2025 annual meeting is more than 30 days before or after June 6, 2025, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attn: Corporate Secretary.
Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws
Our proxy access bylaws permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy statement and form of proxy/voting instruction card, if the shareholder(s) comply with the proxy access provisions in our bylaws. For the 2025 annual meeting, notice of a proxy access nomination must be received at the address provided above no earlier than November 24, 2024, and no later than December 24, 2024.
Notice of Intent to Solicit Proxies
To comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than Chipotle’s nominees, for the 2025 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days before the anniversary of the previous year’s annual meeting, which would be April 7, 2025. Notice must be submitted to the Company in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws.
2024 Proxy Statement 82

Bylaw Requirements for Shareholder Submission of Nominations and Proposals
A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2025 annual meeting (other than a proposal submitted pursuant to SEC Rule 14a-8) must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our Corporate Secretary at the above address no earlier than the close of business on February 6, 2025, and no later than the close of business on March 8, 2025, unless the date of the 2025 annual meeting is more than 30 days before or 60 days after June 6, 2025. If the date of the 2025 annual meeting is more than 30 days before or 60 days after June 6, 2025 we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2025 annual meeting is made.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF ETHICS AND COMMITTEE CHARTERS
Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit & Risk Committee, the Compensation, People and Culture Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attn: Corporate Secretary.
DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES
Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have requested to receive separate copies of these materials. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by writing to Investor Relations, Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, or by email to ir@chipotle.com. We will promptly deliver a separate copy to you upon written or oral request.
MISCELLANEOUS
If you request physical delivery of these proxy materials, we will mail along with the proxy materials our Annual Report on Form 10-K for fiscal year 2023 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.
You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We would appreciate your prompt response.
Web links throughout this proxy statement are provided for convenience only, and the content on the referenced websites are not incorporated into and do not constitute a part of this proxy statement.
2024 Proxy Statement 83

APPENDIX A — GAAP to Non-GAAP Reconciliation
Chipotle Mexican Grill, Inc.
GAAP to Non-GAAP Reconciliation
Restaurant Level Operating Margin
(in thousands)
(unaudited)
	Year ended December 31, 2023	Percent of total revenue
Income from operations	$1,557,813	15.8%
Non-GAAP Adjustments:
General and administrative expenses	633,584	6.4
Depreciation and amortization	319,394	3.2
Pre-opening costs	36,931	0.4
Impairment, closure costs, and asset disposals	38,370	0.4
Total non-GAAP Adjustments	$1,028,279	10.4%
Restaurant level operating margin	$2,586,092	26.2%
2024 Proxy Statement A-1

APPENDIX B — PROPOSED AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF CHIPOTLE MEXICAN GRILL, INC.
Chipotle Mexican Grill, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby further certify as follows:
(1) The name of the Corporation is Chipotle Mexican Grill, Inc.
(2) The name under which the Corporation was originally incorporated was Chipotle Mexican Grill, Inc., and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 30, 1998.
(3) This Amended and Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation as theretofore amended or supplemented (the “Certificate of Incorporation”) and there is no discrepancy between the provisions of the Amended and Restated Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Amended and Restated Certificate of Incorporation.
(4) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the DGCL.
(5) The text of the Certificate of Incorporation hereby is integrated and restated to read in its entirety, as follows:
ARTICLE I — NAME
The name of the company is Chipotle Mexican Grill, Inc. (the “Corporation”).
ARTICLE II — AGENT
The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.
ARTICLE III — PURPOSE
The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).
ARTICLE IV — STOCK
Section 1. Authorized Stock. The Corporation shall have the authority to issue ~~eight hundred thirty million (830,000,000)~~ twelve billion one hundred million (12,100,000,000) shares of capital stock, consisting of ~~two hundred thirty million (230,000,000)~~ eleven billion five hundred million (11,500,000,000) shares of common stock with a par value of $0.01 per share (the “Common Stock”), and six hundred million (600,000,000) shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”). ~~The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.~~
Section 2. Common Stock.
(a) Voting – General. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:
(i) The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders; and
(ii) holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Bylaws of the Corporation (the “Bylaws”).
Section 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof prior to its issuance. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.
2024 Proxy Statement B-1

The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of shareholders.
ARTICLE V — BOARD OF DIRECTORS
Section 1. Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than three nor more than 20 directors (exclusive of directors referred to in the last paragraph of this Section 1), the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
Elections of directors at an annual or special meeting of shareholders shall be by written ballot.
Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article V of this Certificate of Incorporation and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.
Section 2. Vacancies. Any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.
Section 3. Removal. Any director or the entire Board may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than a majority of the voting power of the outstanding Common Stock.
Section 4. Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any of or all of the powers and duties of the Board of Directors to the full extent permitted by laws.
ARTICLE VI — LIABILITY OF DIRECTORS AND OFFICERS
Section 1.  Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Section 2. Indemnification and Insurance.
Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not
2024 Proxy Statement B-2

entitled to be indemnified under this Section or otherwise (an “undertaking”); and provided further that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board may deem advisable.
Non-Exclusivity of Rights; Accrued Rights. The right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.
Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
(d) Other Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee not within the provisions of paragraph (a) of this Section or to any agent of the Corporation, subject to such conditions as the Board of Directors may deem advisable.
(e) Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder as to all expense, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE VII — SECTION 203 OF THE DGCL
The Corporation expressly elects to be governed by Section 203 of the DGCL.
ARTICLE VIII — RESERVED

ARTICLE IX — CONSIDERATION OF OTHER CONSTITUENCIES
In addition to any other considerations which they may lawfully take into account in determining whether to take or to refrain from taking action on any matter and in discharging their duties under applicable law and this Certificate of Incorporation, the Board of Directors, its committees and each director may take into account the interests of customers, distributors, suppliers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon the communities in which the Corporation and its subsidiaries do business; provided, however, that this Article shall be deemed solely to grant discretionary authority only and shall not be deemed to provide to any constituency a right to be considered.
ARTICLE X — SHAREHOLDER ACTION
Subject to the rights of the holders of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken only upon the vote of the shareholders at an annual or special meeting duly called and may not be taken by written consent of the shareholders.
The Bylaws may establish procedures regulating the submission by shareholders of nominations and proposals for consideration at meetings of shareholders of the Corporation.
ARTICLE XI — AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the DGCL and all rights conferred upon shareholders are granted subject to this reservation. ~~Subject to any requirement of applicable law or any other provision of this Certificate of Incorporation and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Certificate of Incorporation.~~
2024 Proxy Statement B-3

ARTICLE XII — AMENDMENT OF BY-LAWS
The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board of Directors at which there is a quorum (as defined from time to time in the Certificate of Incorporation) or by written consent. The shareholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent therewith shall be adopted by the shareholders, unless such action is approved by the affirmative vote of the holders of not less than a majority of the voting power of the outstanding Common Stock.
The undersigned has executed this Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., effective as of the date of filing with the Secretary of State of the State of Delaware.
CHIPOTLE MEXICAN GRILL, INC.

By:	/s/ Roger Theodoredis
Name: Roger Theodoredis
Title: General Counsel, Chief Legal Officer
2024 Proxy Statement B-4

EXECUTIVE OFFICERS

Brian Niccol
Chairman and Chief Executive Officer

Jack Hartung
Chief Financial and Administrative Officer

Scott Boatwright
Chief Operating Officer

Chris Brandt
Chief Brand Officer

Curt Garner
Chief Customer and Technology Officer

Ilene Eskenazi
Chief Human Resources Officer

Laurie Schalow
Chief Corporate Affairs and Food Safety Officer

Roger Theodoredis
Chief Legal Officer and General Counsel

BOARD OF DIRECTORS

Albert Baldocchi
Director since 1997

Self-employed Financial Consultant and Strategic Advisor

Matthew Carey
Director since 2021

Executive Vice President of Customer Experience, The Home Depot, Inc.

Gregg Engles
Director since 2020

Founder and Managing Partner, Capitol Peak Partners LLC

Patricia Fili-Krushel
Director since 2019

Former CEO and Current Director, Coqual

Laura Fuentes
Director since 2023

Mauricio Gutierrez
Director since 2021

Former President and Chief Executive Officer, NRG Energy, Inc.

Robin Hickenlooper
Director since 2016

Senior Vice President of Corporate Development, Liberty Media Corporation

Scott Maw
Director since 2019

Retired Chief Financial Officer

Brian Niccol
Director since 2018

Chairman and Chief Executive Officer, Chipotle Mexican Grill

Mary Winston
Director since 2020

Founder and President, WinsCo Enterprises, Inc.

STOCK EXCHANGE LISTING

New York Stock Exchange (Symbol: CMG)

INDEPENDENT PUBLIC ACCOUNTING FIRM

Ernst & Young LLP

STOCK TRANSFER AGENT

By phone:
+1-855-598-5490

By mail:
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

Online:
www.shareowneronline.com

Shareholders may obtain copies of Chipotle's annual report on Form 10-K for the year ended December 31, 2023, including our audited financial statements (but excluding exhibits), as well as other reports we file with the SEC, at no cost, on the investor relations page of our website at ir.chipotle.com, or by writing to the Corporate Secretary, Chipotle Mexican Grill, Inc., 610 Newport Center Drive, Suite 1100, Newport Beach, CA 92660.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 5, 2024 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CMG2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 5, 2024 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V36932-P02443 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Ten Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Albert Baldocchi
02) Matthew Carey
03) Gregg Engles
04) Patricia Fili-Krushel
05) Laura Fuentes
06) Mauricio Gutierrez
07) Robin Hickenlooper
08) Scott Maw
09) Brian Niccol
10) Mary Winston

The Board of Directors recommends you vote FOR proposals 2 through 5.

The Board of Directors recommends you vote AGAINST proposals 6 through 9.

	For	Against	Abstain
6. Shareholder Proposal - Requesting an audit of safety practices.	☐	☐	☐
7. Shareholder Proposal - Requesting adoption of a non-interference policy.	☐	☐	☐
8. Shareholder Proposal - Requesting a report on adoption of automation.	☐	☐	☐
9. Shareholder Proposal - Requesting a report on harassment and discrimination statistics.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V36933-P02443

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
June 6, 2024

The shareholder(s), revoking all prior proxies, hereby appoint(s) Brian Niccol and Roger Theodoredis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Pacific Time, on June 6, 2024, via live webcast at www.virtualshareholdermeeting.com/CMG2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE